Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lead Arranger,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

SALEM MEDIA GROUP, INC.

as Parent and a Borrower, and

EACH OF THE PARENT’S SUBSIDIARIES THAT ARE SIGNATORIES HERETO,

as Borrowers

Dated as of May 19, 2017

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit J-1	Form of Joinder
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Real Property
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6	Litigation
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.26	Material Contracts
Schedule 4.27	FCC Licenses and Stations
Schedule 4.28	Sharing Arrangements
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, is entered into as of May 19, 2017 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), SALEM MEDIA GROUP, INC., a Delaware corporation (“Parent”), the Subsidiaries of Parent identified on the signature pages hereof as “Borrowers”, and those additional entities that hereafter become parties hereto as Borrowers in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit J-1 (together with Parent, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”).

The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:

“ABL Priority Collateral” means the “Revolving Priority Collateral” as defined in the Intercreditor Agreement.

“Acceptable Appraisal” means, with respect to an appraisal of Real Property, the most recent current appraisal of such property received by Agent (a) from an appraisal company engaged by and satisfactory to Agent, (b) the scope and methodology of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent, in each case, in Agent’s Permitted Discretion.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Account Party” has the meaning specified therefor in Section 2.11(h) of this Agreement.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Debt” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of this Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of this Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.10 of this Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Availability of Borrowers for the most recently completed quarter; provided, that for the period from the Closing Date through and including the last day of the first full quarter after the Closing Date, the Applicable Margin shall be set at the margin in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level III”:

Level	Average Availability	Applicable Margin for Base Rate Loans which are Revolving Loans (the “Base Rate Margin”)	Applicable Margin for LIBOR Rate Loans which are Revolving Loans (the “LIBOR Rate Margin”)

I	> 66.67% of the Maximum Revolver Amount	0.50 percentage points	1.50 percentage points

II	< 66.67% of the Maximum Revolver Amount and > 33.33% of the Maximum Revolver Amount	0.75 percentage points	1.75 percentage points

III	< 33.33% of the Maximum Revolver Amount	1.00 percentage points	2.00 percentage points

The Applicable Margin shall be re-determined as of the first day of each quarter.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed quarter as determined by Agent in its Permitted Discretion; provided, that for the period from the Closing Date through and including the last day of the first full quarter after the Closing Date, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled “Level II”:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage

I	> 50% of the Maximum Revolver Amount	0.250 percentage points

II	< 50% of the Maximum Revolver Amount	0.375 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each quarter by Agent.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.

“Authorized Person” means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of this Agreement (after giving effect to the then outstanding Revolver Usage).

“Average Availability” means, with respect to any period, the sum of the aggregate amount of Availability for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product

Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus  1⁄2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning specified therefor in the definition of “Applicable Margin”.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a)    85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)    the lesser of

(i)    the Real Property Subline Amount, and

(ii)     the product of 60% multiplied by the FMV of Eligible Real Property as such FMV is identified in the most recent Acceptable Appraisal of Real Property at such time, minus

(c)    the aggregate amount of Reserves, if any, established by Agent from time to time under Section 2.1(c) of this Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1 to this Agreement.

“Broadcast Licenses” means all FCC Licenses granted, assigned or issued to any Loan Party or its Subsidiaries to construct, own or operate the Stations, together with all extensions, additions and renewals thereto and thereof.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(iii) of this Agreement, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Loan Party or any of its Affiliates).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC.

“Change of Control” means that:

(a)    the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, that is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group or Permitted Holder shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the voting Equity Interests in Parent; provided that if such person is a group of investors which group includes one or more Permitted Holders, the shares of voting Equity Interests of such Person beneficially owned by the Permitted Holders that are part of such group shall not be counted for purposes of determining whether this clause (a) is triggered;

(b)    any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests;

(c)    during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors;

(d)    Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party; or

(e)    the occurrence of any “Change of Control” as defined in the Senior Secured Note Indenture.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications Laws” means the Communications Act of 1934, and any similar or successor federal statute, together with all published rules, regulations, policies, orders and decisions of the FCC promulgated thereunder.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of this Agreement.

“Consolidated Interest Charges” means, for any fiscal period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (and net of interest income, if any), (b) all interest paid or payable with respect to discontinued operations, and (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, in each case, of or by Parent and its Subsidiaries on a consolidated basis for the most recently completed fiscal period. Consolidated Interest Charges shall be calculated on a pro forma basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the fiscal period and prior to the date of determination in connection with any Permitted Disposition (other than any dispositions in the ordinary course of business) or Permitted Acquisition as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” means, at any date of determination with respect to any fiscal period, the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such fiscal period; provided that Consolidated Net Income shall exclude (a) extraordinary or non-recurring gains and extraordinary or non-recurring losses for such fiscal period; provided that without the approval of the Required Lenders non-recurring items may not be excluded to the extent such exclusion results in more than a $2,000,000 increase in Consolidated Net Income in any fiscal period, (b) the net income of any Subsidiary during such fiscal period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Governing Documents or any agreement, instrument or law applicable to such Subsidiary during such fiscal period, except that Parent’s equity in any net loss of any such Subsidiary for such fiscal period shall be included in determining Consolidated Net Income, (c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such fiscal period by Parent or any of its Subsidiaries upon any disposition (other than any dispositions in the ordinary course of business) by Parent or any of its Subsidiaries and (d) any income (or loss) for such fiscal period of any Person if such Person is not a Subsidiary, except that Parent’s equity in the net income of any such Person for such fiscal period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such fiscal period to Parent or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Parent as described in clause (b) of this definition).

“Consolidated Total Debt Ratio” has the meaning specified therefor in the Senior Secured Note Indenture as in effect on the date hereof.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Covenant Testing Period” means a period (a) commencing on the last day of the fiscal month of Parent most recently ended prior to a Covenant Trigger Event for which Borrowers are required to deliver to Agent monthly financial statements pursuant to Schedule 5.1 to this Agreement, and (b) continuing through and including the first day after such Covenant Trigger Event that Availability has equaled or exceeded the greater of (a) 15% of the Maximum Revolver Amount, and (b) $4,500,000 for 60 consecutive days.

“Covenant Trigger Event” means if at any time Availability is less than the greater of (a) 15% of the Maximum Revolver Amount, and (b) $4,500,000.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of a Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of a Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Parent or a Subsidiary in connection with a Permitted Disposition of the type described in clause (p) of the definition thereof, as determined in good faith by Parent, pursuant to a certificate setting forth the basis of such valuation executed by the chief financial officer of Parent and another officer of Parent, less the amount of cash received in connection with a subsequent sale of, or collection on, such Designated Non-cash Consideration.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the extent to which Dilution is in excess of 5%.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“EBITDA” means, with respect to any fiscal period and with respect to Parent determined, in each case, on a consolidated basis in accordance with GAAP, an amount equal to Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income (without duplication of any other adjustment to EBITDA): (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) stock-based compensation expenses which do not represent a cash item in such period or any future period, (v) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period (in each case of or by Parent and its Subsidiaries for such fiscal period; it being understood that to the extent such expenses result in a cash payment in a future period they shall reduce EBITDA in such future period to the extent of such cash payment), (vi) fees and expenses associated with the Transactions, (vii) fees and expenses incurred in connection with any merger, acquisition or joint venture or disposition, in each case permitted by the terms of this Agreement (not to exceed an aggregate for all such events of $1,000,000 million or higher amount approved by Agent, in its Permitted Discretion, in any fiscal period), (viii) fees, costs, charges, expenses and other amounts incurred (or required to be reimbursed) with respect to field examinations, audit, valuations or other actions of the Agent or any other member of the Lender Group under this Agreement or any other Loan Document, and (ix) the amount of “run-rate” cost savings, operating expense reductions, other operating improvements and expense reductions and synergies (collectively, the “Cost Savings”) projected by Borrowers in good faith and certified by an authorized officer of the Administrative Borrower in writing to be realized as a result of any merger, acquisition, joint venture, material disposition taken or to be taken by the Borrowers or any of their Subsidiaries and permitted hereunder, which Cost Savings shall be calculated on a pro forma basis as though such Cost Savings had been realized on the first day of such period, net of the amount of actual benefits realized from such actions during such period and not otherwise added back to EBITDA; provided that (A) an authorized officer of the Administrative Borrower shall have provided a reasonably detailed statement or schedule of such Cost Savings and shall have certified to Agent that (x) such Cost Savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and

(y) the benefits resulting from such actions are reasonably anticipated by the Borrowers to be realized within twelve (12) months of the date of consummation of such merger, acquisition, joint venture or material disposition and (B) the aggregate amount of Cost Savings added pursuant to this addback shall not exceed ten percent (10%) of EBITDA (calculated before the add-back for Costs Savings) in the aggregate for the relevant period, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits and (ii) all non-cash or non-operating items increasing Consolidated Net Income (in each case of or by Parent and its Subsidiaries for such fiscal period). For the purposes of calculating EBITDA for any period of twelve consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition or Permitted Disposition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition or Permitted Disposition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) or in such other manner acceptable to Agent as if any such Permitted Acquisition, Permitted Disposition or adjustment occurred on the first day of such Reference Period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:

(a)    Accounts that the Account Debtor has failed to pay within (i) 90 days of original invoice date, or (ii) 120 days of original invoice date; provided that no more than $2,000,000 of Accounts may be included within this clause (ii);

(b)    Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)    Accounts with selling terms of more than 30 days (or in the case of Accounts of Borrowers’ book distribution business, with selling terms of more than 120 days),

(d)    Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(e)    Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) with respect to which the payment terms are “C.O.D.”, cash on delivery or other similar terms,

(f)    Accounts that are not payable in Dollars,

(g)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and, if requested by Agent, is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(h)    Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any other Governmental Authority,

(i)    Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(j)    Accounts with respect to an Account Debtor whose Eligible Accounts owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(k)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(l)    Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(m)    Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(n)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(o)    Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(p)    Accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or (ii) that represent credit card sales, or

(q)    Accounts owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Agent in its Permitted Discretion.

“Eligible Real Property” means Real Property owned in fee by a Borrower that complies with each of the representations and warranties respecting Real Property made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed by (or on behalf of) Agent from time to time after the Closing Date. An item of Real Property shall not be included in Eligible Real Property if:

(a)    it is not identified on Schedule E-1 to the Agreement as of the Closing Date,

(b)    a Borrower does not have good, valid, and marketable fee title thereto,

(c)    it is not Real Property with respect to which Agent has received (i) mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent in amounts reasonably satisfactory to Agent (but in no event less than the FMV thereof) assuring Agent that the Mortgages on such Real Property are valid and enforceable first priority mortgage Liens on such Real Property free and clear of all defects and encumbrances except Permitted Liens, and otherwise in form and substance reasonably satisfactory to Agent, (ii) ALTA surveys in form and substance reasonably satisfactory to Agent, it being agreed that existing surveys provided to Agent prior to the Closing Date are satisfactory to Agent, (iii) phase-I environmental reports with respect to each parcel composing the Real Property (the environmental consultants retained for such reports, the scope of the reports, and the results thereof of which shall be reasonably satisfactory to Agent), and (iv) flood certifications (and, if applicable, acceptable flood insurance and FEMA form acknowledgements of insurance),

(d)    an Acceptable Appraisal of such item of Real Property has not been completed,

(e)    it is not Real Property Collateral subject to a valid and perfected first priority Agent’s Lien,

(f)    such Real Property is not subject to any leases or subleases other than those (i) that are in effect on the date hereof and extensions thereof (provided that with respect to the lease of premises to Noridian Healthcare Solutions, LLC, Agent shall have received, on or before the date that is fourteen (14) days after the Closing Date (or such later date as agreed to by Agent in its Permitted Discretion) a subordination and non-disturbance agreement in form reasonably satisfactory to Agent), or (ii) entered into after the date hereof that Agent has approved in its Permitted Discretion, or

(g)    it is subject to any Lien other than Permitted Liens of the type described in clauses (a), (b), (c), (g), or (k) of the definition thereof.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses and onto any assets, properties, or businesses of any Borrower or any Subsidiary of any Borrower, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on human health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, (excluding consequential damages) costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

“ESOP” means any employee benefit plan adopted and maintained by the Parent and any successor plan or other employee benefit plan created to issue participation interests in the common stock of the Parent to Parent employees, directors and consultants.

“ESOT” means the trust adopted and maintained by the Parent pursuant to the ESOP Documentation and any successor trust or other trust established in connection with the ESOP.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 8 of this Agreement.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting ABL Priority Collateral, any of the following:

(a)    any loss, destruction or damage of such property or asset;

(b)    any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(c)    any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(d)    any settlement in lieu of clause (b) or (c) above.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) any Subsidiary of a Loan Party to the extent that the burden or cost (including any potential tax liability) of obtaining a guarantee outweighs the benefit afforded thereby as reasonably determined by Borrowers and Agent, (c) [reserved], (d) any Foreign Subsidiary of a Loan Party that is a CFC, (e) any Domestic Subsidiary of a Loan Party that is a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC, or (f) any not-for-profit subsidiary or captive insurance subsidiary; provided that in no event shall any guarantor of the Senior Secured Note Indebtedness constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (ii) United States federal withholding taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

“Existing Credit Facility” means the credit facility evidenced by that certain Credit Agreement dated as of March 14, 2013 by and among Wells Fargo, as administrative agent, the lenders party thereto and Parent, as borrower.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCC” means the Federal Communications Commission or any Governmental Authority substituted therefor.

“FCC Licenses” means a License (but not including any application therefor) issued or granted by the FCC.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter” means that certain fee letter, dated as of even date with this Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Charges required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Consolidated Interest Charges) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period (including any required payments or prepayments from excess cash flow during such period), (c) all federal, state, and local income taxes required to be paid during such period, and (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period. For the purposes of calculating Fixed Charge Coverage Ratio for any Reference Period, if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, Fixed Charges and Unfinanced Capital Expenditures for such Reference Period shall be calculated after giving pro forma effect thereto or in such other manner acceptable to Agent as if any such Permitted Acquisition occurred on the first day of such Reference Period.

“FMV” means, as of any date of determination, the fair market value of Borrowers’ Eligible Real Property that is estimated to be recoverable in an orderly sale of such Eligible Real Property net of all associated costs and expenses of such sale, such value to be as specified in the most recent Acceptable Appraisal of Real Property.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each Person that guaranties all or a portion of the Obligations, including any Person that is a “Guarantor” under the Guaranty and Security Agreement, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means Wells Fargo or any of its Affiliates.

“Immaterial Subsidiary” means each Subsidiary of a Borrower that is not a Material Subsidiary.

“Increased Reporting Event” means if at any time Availability is less than the greater of (a) 15% of the Maximum Revolver Amount, and (b) $4,500,000.

“Increased Reporting Period” means the period commencing after the occurrence of an Increased Reporting Event and continuing until the date when no Increased Reporting Event has occurred for 60 consecutive days.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Loan Party and each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date with this Agreement, between Agent and Senior Secured Note Agent.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and Issuing Bank shall be a Lender.

“Joinder” means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.

“Joint Sales Agreement” means, with respect to a radio broadcast station, a joint sales agreement or other similar contractual arrangement pursuant to which a Person, other than the Person holding the FCC License of such radio broadcast station or an Affiliate of such person, obtains the right to (a) set the advertising rates for such radio broadcast station, or (b) conduct or manage the sale of advertising availabilities on such television broadcast station (whether all or a portion of such availabilities).

“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of this Agreement, (h) Agent’s and Lenders’ reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, provided, that, notwithstanding anything to the contrary set forth in this definition or elsewhere in the Loan Documents, the Loan Parties shall not be liable for the fees of more than one counsel to the Agent and one other counsel to the Lenders, and, if applicable, one local counsel in each jurisdiction to each of Agent and the other Lenders and one specialist counsel for each specialized area of law to each such person or group.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 103% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 103% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of this Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Sublimit” means $5,000,000.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to this Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of this Agreement.

“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” has the meaning specified therefor in the definition of “Applicable Margin”.

“License” means any authorization, permit, consent, special temporary authorization, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by or entered into with a Governmental Authority which permits or authorizes the acquisition, construction, ownership or operation of a radio broadcast station or any part thereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of this Agreement.

“Loan Documents” means this Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).

“Loan Party” means any Borrower or any Guarantor.

“Local Marketing Agreement” means, a local marketing agreement, time brokerage agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations, obtains the right to exhibit programming and sell advertising time on such radio broadcast station constituting 15% or more of the air time per week of a radio broadcast station licensed to another Person.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties and their Subsidiaries, taken as a whole, to perform their payment and other material obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), (b) each contract or agreement with a Material Third-Party Station involving aggregate consideration of $1,000,000 or more, and (c) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Material Subsidiary” means (a) each Borrower, and (b) each Subsidiary of a Loan Party that (i) owns at least 2.50% of the consolidated total assets of the Loan Parties and their Subsidiaries, (ii) generates at least 2.50% of the consolidated revenues of the Loan Parties and their Subsidiaries, (iii) is the owner of Equity Interests of any Subsidiary of a Loan Party that otherwise constitutes a Material Subsidiary, or (iv) any group comprising Subsidiaries of a Loan Party that each would not have been a Material Subsidiary under clauses (i), (ii), or (iii) but that, taken together, had revenues or total assets in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Loan Parties and their Subsidiaries.

“Material Third-Party Station” means a terrestrial radio station owned and operated by any Person, other than a Borrower and its Subsidiaries, that programs such station with programming supplied by a Borrower pursuant to a contract or agreement involving aggregate consideration of $1,000,000 or more.

“Maturity Date” means May 19, 2022.

“Maximum Revolver Amount” means $30,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Net Cash Proceeds” means, with respect to sales and dispositions, cash and Cash Equivalents that received, net of: (a) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale or disposition, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such a sale or disposition that are paid or required to be accrued as a liability under GAAP by such Person; (b) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such sale or disposition, (c) all payments made by such Person on any Indebtedness that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Indebtedness, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than Parent or any Subsidiary thereof) in connection with such a sale or disposition (other than in the case of Collateral, any Lien which does not rank prior to the Agent’s Liens); and (d) all contractually required distributions and other payments made to minority interest holders in Subsidiaries of such Person as a result of such transaction; provided, however, that: (i) in the event that any consideration for a sale or disposition (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such sale or disposition, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (ii) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Net Loss Proceeds” means the aggregate cash proceeds received by any Loan Party or any of its Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by any Permitted Lien on the asset or assets that were the subject of such Event of Loss (other than any Lien which does not rank prior to the Agent’s Liens), and any taxes paid or payable as a result thereof.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.

“Parent” has the meaning specified therefor in the preamble to this Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of this Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of this Agreement.

“Payment Conditions” shall mean, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:

(a)    no Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,

(b)    either

(i)    Availability, (x) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (1) 20% of the Maximum Revolver Amount, and (2) $6,000,000, or

(ii)    both (A) the Fixed Charge Coverage Ratio of the Loan Parties and their Subsidiaries is equal to or greater than 1.00:1.00 for the trailing 12 month period most recently ended for which financial statements are required to have been delivered to Agent pursuant to Schedule 5.1 to this Agreement (calculated on a pro forma basis as if such proposed payment is a Fixed Charge made on the last day of such 12 month period (it being understood that such proposed payment shall also be a Fixed Charge made on the last day of such 12 month period for purposes of calculating the Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment to fund a Specific Transaction)), and (B) Availability, (x) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (X) 15% of the Maximum Revolver Amount, and (Y) $4,500,000, and

(c)    Parent has delivered a certificate of an Authorized Person to Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to this Agreement.

“Permitted Acquisition” means any Acquisition so long as:

(a)    no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b)    no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c)    except with respect to any proposed Acquisition for a purchase price of $2,000,000 or less, Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including pro forma profit and loss statements and capital expenditure forecasts of the Parent and its Subsidiaries and the Person or assets to be acquired, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a month by month basis),

(d)    either

(i)    Availability, (A) at all times during the 30 consecutive days immediately preceding the date of such proposed Acquisition, calculated on a pro forma basis as if such proposed Acquisition was consummated, on the first day of such period, and (B) after giving effect to consummation of such proposed Acquisition, in each case, is not less than the greater of (x) 17.5% of the Maximum Revolver Amount, and (y) $5,250,000, or

(ii)    both (A) the Fixed Charge Coverage Ratio of the Loan Parties and their Subsidiaries is equal to or greater than 1.00:1.00 for the trailing 12 month period most recently ended for which financial statements are required to have been delivered to Agent pursuant to Schedule 5.1 to this Agreement (calculated on a pro forma basis as if the payment for the proposed Acquisition is a Fixed Charge made on the last day of such 12 month period (it being understood that such payment shall also be a Fixed Charge made on the last day of such 12 month period for purposes of calculating the Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed Acquisition)), and (B) Availability, (x) at all times during the 30 consecutive days immediately preceding the date of such proposed Acquisition, calculated on a pro forma basis as if such proposed Acquisition was consummated, on the first day of such period, and (y) after giving effect to consummation of such proposed Acquisition, in each case, is not less than the greater of (1) 12.5% of the Maximum Revolver Amount, and (2) $3,750,000,

(e)    Borrowers have provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition,

(f)    the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto,

(g)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States,

(h)    the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of this Agreement, as applicable, of this Agreement and, in the case of an acquisition of Equity Interests, the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and

(i)    all FCC Licenses being acquired in connection with such acquisition are being acquired by a wholly-owned Domestic Subsidiary of Parent.

“Permitted Business” means any business similar in nature to any business conducted by Parent and its Subsidiaries on the Closing Date and any business reasonably ancillary, incidental, complementary or related to the business conducted by Parent and its Subsidiaries on the Closing Date or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the Board of Directors of Parent.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries (other than Eligible Real Property except for (i) leases or subleases of Eligible Real Property that are in effect on the date hereof and extensions thereof, or (ii) leases or subleases of Eligible Real Property entered into after the date hereof that Agent has approved in its Permitted Discretion),

(b)    sales of Inventory to buyers in the ordinary course of business,

(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)    the granting of Permitted Liens,

(f)    the sale or discount, in each case without recourse, of accounts receivable (other than Eligible Accounts) arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)    any involuntary loss, damage or destruction of property,

(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)    the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business (other than Eligible Real Property except for (i) leases or subleases of Eligible Real Property that are in effect on the date hereof and extensions thereof, or (ii) leases or subleases of Eligible Real Property entered into after the date hereof that Agent has approved in its Permitted Discretion),

(j)    the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,

(k)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l)    the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(m)    the making of Permitted Investments,

(n)    transfers of assets (i) from any Loan Party or any of its Subsidiaries to a Loan Party, and (ii) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party that is not a Loan Party,

(o)    any exchange of assets (other than Accounts or Eligible Real Property) for assets related to a Permitted Business of a comparable or greater market value, as determined in good faith by Parent, which in the event of an exchange of assets with a fair market value in excess of (i) $5,000,000 shall be evidenced by a certificate of an Authorized Person of Parent, and (ii) $10,000,000 shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of Parent,

(p)    sales or other dispositions of assets not otherwise permitted in clauses (a) through (o) above (other than sales or other dispositions of Accounts or Eligible Real Property)), so long as (i) no Event of Default has occurred and is continuing or would immediately result therefrom, (ii) each such sale or disposition is in an arm’s-length transaction and the applicable Loan Party or its Subsidiary receives at least the fair market value of the assets so disposed, (iii) the consideration received by the applicable Loan Party or its Subsidiary consists of at least 75% cash and Cash Equivalents (subject to the last paragraph of this definition) and is paid at the time of the closing of such sale or disposition, and (iv) the Net Cash Proceeds therefrom are applied or reinvested as (and to the extent) required by Section 2.4(e)(iii);

provided, that if, as of any date of determination, sales or dispositions by the Loan Parties during the period of time from the first day of the month in which such date of determination occurs until such date of determination, either individually or in the aggregate, involve $2,500,000 or more of assets included in the Borrowing Base (based on the fair market value of the assets so disposed) (the “Threshold Amount”), then Borrowers shall have, prior to consummation of the sale or disposition that causes the assets included in the Borrowing that are disposed of during such period to exceed the Threshold Amount, delivered to Agent an updated Borrowing Base Certificate that reflects the removal of the applicable assets from the Borrowing Base.

For purposes of clause (p) above, each of the following shall be deemed to constitute cash and Cash Equivalents:

(i)    any liabilities, as shown on the most recent consolidated balance sheet of the Parent or any of Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Parent or such Subsidiary from further liability;

(ii)    any securities, notes or other obligations received by the Parent or any Subsidiary from such transferee that are converted by the Parent or such Subsidiary into cash within 365 days of their receipt to the extent of the cash received in that conversion; and

(iii)    any Designated Non-cash Consideration received by Parent or any Subsidiary in such Permitted Disposition having an aggregate fair market value (when taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii)), as determined in good faith by Parent, that does not exceed 2.0% of Total Assets at time of receipt of such Designated Non-cash Consideration being measured at the time it was received and without giving effect to subsequent changes in value.

“Permitted Holders” means (a) any of Stuart W. Epperson and Edward G. Atsinger III; (b) family members or the relatives of the Persons described in clause (a); (c) any trusts created for the benefit of the Persons described in clauses (a), (b) or (d) or any trust for the benefit of any such trust; or (d) in the event of the incompetence or death of any of the Persons described in clauses (a) and (b), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of Parent.

“Permitted Indebtedness” means:

(a)    Indebtedness in respect of the Obligations,

(b)    Indebtedness as of the Closing Date set forth on Schedule 4.14 to this Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)    Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f)    Acquired Debt incurred by a Subsidiary of Parent prior to the time that such Subsidiary was acquired by Parent and was not incurred in connection with, or in contemplation of, such acquisition in an aggregate amount not to exceed $5,000,000 at any time outstanding and any Refinancing Indebtedness in respect thereof,

(g)    Indebtedness arising from agreements of Parent or one of its Subsidiaries providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests otherwise permitted under the Loan Documents,

(h)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(i)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)    the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or such Subsidiary’s operations and not for speculative purposes,

(k)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(l)    unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $2,000,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,

(m)    Indebtedness composing Permitted Investments,

(n)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(o)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(p)    the Senior Secured Note Indebtedness in an aggregate principal amount outstanding as of any date of determination not to exceed the result of (i) $225,000,000, minus (ii) the aggregate amount of repayments of Senior Secured Notes on or prior to such date of determination and any Refinancing Indebtedness in respect of such Indebtedness,

(q)    Permitted Subordinated Indebtedness;

(r)    Indebtedness of Parent or any of its Subsidiaries not otherwise permitted pursuant to this definition in an aggregate principal amount not to exceed the greater of $15,000,000 and 2% of Total Assets at any time outstanding.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (c) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party so long as (i) the aggregate amount of all such loans (by type, not by the borrower) does not exceed $5,000,000 outstanding at any one time and (ii) the Payment Conditions are satisfied.

“Permitted Investments” means:

(a)    Investments in cash and Cash Equivalents,

(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)    advances made in connection with purchases of goods or services in the ordinary course of business,

(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to this Agreement,

(f)    guarantees permitted under the definition of Permitted Indebtedness,

(g)    Permitted Intercompany Advances,

(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)    deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)    (i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $2,000,000 at any one time,

(k)    Permitted Acquisitions,

(l)    Investments in the form of the acquisition of Equity Interests and capital contributions made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Parent),

(m)    Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clause (j) of the definition of Permitted Indebtedness,

(n)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o)    Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received for a Permitted Disposition as permitted pursuant to clause (p) of the definition of Permitted Dispositions;

(p)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, and

(q)    any Investments (other than Acquisitions) so long as the Payment Conditions are satisfied.

“Permitted Liens” means:

(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,

(d)    Liens set forth on Schedule P-2 to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)    the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)    purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)    Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance,

(i)    Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)    Liens on amounts deposited to secure Parent’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)    with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof and, with respect to any Eligible Real Property or other Real Property subject to a Mortgage, the exceptions set forth in the title insurance policy issued in favor of Agent,

(l)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)    Liens on the Collateral securing Indebtedness permitted pursuant to clause (p) of the definition of Permitted Indebtedness so long as such Liens are subject to the Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to Administrative Agent,

(r)    Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(s)    Liens assumed by any Loan Party or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Debt that is Permitted Indebtedness, and

(t)    other Liens securing Indebtedness, as measured by principal amount, which, when taken together with the principal amount of all other Indebtedness secured by Liens (excluding Liens permitted by clauses (a) through (s) above) at the time of determination, does not exceed the greater of $10,000,000 and 1.5% of Total Assets in the aggregate at any time outstanding.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of the greater of $10,000,000 and 1.5% of Total Assets in the aggregate.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of any Loan Party or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and (a) that is only guaranteed by the Loan Parties, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is 91 days after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in this Agreement, (d) shall be limited to cross-acceleration to designated “senior debt” (including the Obligations), (e) does not exceed $10,000,000 in the aggregate at any one time outstanding, and (f) the terms and conditions of the subordination are reasonably acceptable to Agent.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Projections” means Parent’s forecasted profit and loss statements and capital expenditure forecasts, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a)    with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b)    with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders, and

(c)    [reserved].

(d)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of this Agreement.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Real Property Collateral” means (a) the Real Property identified on Schedule R-1 to this Agreement, and (b) any Real Property hereafter acquired by any Loan Party or one of its Subsidiaries with a fair market value in excess of $2,000,000.

“Real Property Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to Eligible Real Property or the Maximum Revolver Amount, including based on the results of appraisals.

“Real Property Subline Amount” means $5,000,000; provided, that such amount shall be permanently reduced each month by $27,777.78, commencing on June 1, 2017, and on the first day of each month ending thereafter; provided further that such amount shall be reduced as set forth in Section 2.4(e)(iii).

“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including Reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” has the meaning set forth in the definition of EBITDA.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)    such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e)    if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and

(f)    if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Register” has the meaning set forth in Section 13.1(h) of this Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of this Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken in accordance with and to the extent required by Environmental Law to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Report” has the meaning specified therefor in Section 15.16 of this Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Reserves” means, as of any date of determination, Receivables Reserves, Real Property Reserves, Bank Product Reserves and those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.

“Restricted Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent or any of its Subsidiaries (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent or any of its Subsidiaries), or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent or any of its Subsidiaries, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolving Loan Exposure or Letter of Credit Exposure.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Secured Note Agent” means U.S. Bank National Association, in its capacity as collateral agent under the Senior Secured Note Documents.

“Senior Secured Note Documents” means the Senior Secured Note Indenture, the Senior Secured Notes, and the “Security Documents” (as that term is defined in the Senior Secured Note Indenture).

“Senior Secured Note Indebtedness” means Indebtedness evidenced by the Senior Secured Notes.

“Senior Secured Note Indenture” means the Indenture, dated as of May 19, 2017, among Parent, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, and Senior Secured Note Agent, governing the Senior Secured Notes.

“Senior Secured Notes” means the 6.75% Senior Secured Notes due 2024 issued by Parent pursuant to the Senior Secured Note Indenture.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Shared Services Agreement” means a shared services arrangement or other contractual arrangement pursuant to which a Person owning a radio broadcast station provides certain technical, business, management, administrative, back-office or other services in support of the business or operation of a second television broadcast station owned by another Person (who is not an Affiliate of the first Person).

“Sharing Arrangement” means any Shared Services Agreement, Joint Sales Agreement, or Local Marketing Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Event of Default” means any Event of Default described in any of Sections 8.1, 8.2 (but only with respect to clauses (a) through (e) and (h) of Schedule 5.2 to this Agreement, Sections 6 and 7 of this Agreement, and Section 7(k) of the Guaranty and Security Agreement), 8.4, 8.5 or 8.7 (but only with respect to representations in Sections 4.22 or in any Borrowing Base Certificate).

“Specified Transaction” means, any Investment, prepayment of Indebtedness or Restricted Payment (or declaration of any prepayment or Restricted Payment).

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Station” means, at any time and with respect to the radio broadcast stations of any Loan Party or its Subsidiaries (a) as set forth on Schedule 4.27 here, or (b) as acquired, directly or indirectly, by any Loan Party or its Subsidiaries thereof after the Closing Date pursuant to a transaction permitted under the Loan Documents; provided that any such radio broadcast station that ceases to be owned, directly or indirectly, by a Loan Party or its Subsidiaries pursuant to a transaction permitted under the Loan Documents shall, upon consummation of such transaction, cease to be a “Station” hereunder. This definition of “Station” may be used with respect to any single radio station meeting any of the preceding requirements or all such radio stations, as the context requires.

“Subject Holder” has the meaning specified therefor in Section 2.4(e)(v) of this Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, at any time, Revolving Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Revolving Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are two or more Revolving Lenders (who are not Affiliates of one another), “Supermajority Lenders” must include at least two Revolving Lenders (who are not Affiliates of one another or Defaulting Lenders).

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of this Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Total Assets” means the total assets of the Loan Parties on a consolidated basis, determined in accordance with GAAP, as of the last day of the most recently ended fiscal quarter of the Parent for which internal financial statements are available.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of this Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of this Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including reasonable attorneys’ fees and legal expenses of one counsel to the Agent and one other counsel to the Lenders, and, if applicable, one local counsel in each jurisdiction to each of Agent and the other Lenders and one specialist counsel for each specialized area of law to each such person or group), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.    LOANS AND TERMS OF PAYMENT.

2.1    Revolving Loans.

(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)    such Lender’s Revolver Commitment, or

(ii)    such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)    the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B)    the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(c)), less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time.

(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.

(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves against the Borrowing Base or the Maximum Revolver Amount. The amount of any Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Accounts and Eligible Real Property shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria. Upon establishment or increase in Reserves, Agent agrees to make itself available to discuss the Reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion. In no event shall such opportunity limit the right of Agent to establish or change such Reserve, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Reserve or such change no longer exists or has otherwise been adequately addressed by Borrowers.

2.2    Reserved.

2.3    Borrowing Procedures and Settlements.

(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal) and received by Agent no later than 11:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is one Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the Business Day that is three Business Days prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day. All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.

(b)    Making of Swing Loans. In the case of a Revolving Loan and so long as any of (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $7,500,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(c)    Making of Revolving Loans.

(i)    In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a)(i), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is (A) in the case of a Base Rate Loan, at least one Business Day prior to the requested Funding Date, or (B) in the case of a LIBOR Rate Loan, prior to 11:00 a.m. at least three Business Days prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)    Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d)    Protective Advances and Optional Overadvances.

(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (A) after the occurrence and during the continuance of an Event of Default, or (B) that any of the applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 10% of the Borrowing Base.

(ii)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Borrowing Base, and (B)

subject to Section 2.3(d)(iv) below, after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event if any Overadvance not otherwise made or permitted pursuant to this Section 2.3(d) remains outstanding for more than 60 days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Revolving Loans in an amount sufficient to eliminate all such Overadvances not otherwise made or permitted to this Section 2.3(d). The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i).

(iii)    Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or any Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments; provided that Agent may make Extraordinary Advances in excess of the foregoing limitations so long as such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments are for Agent’s sole and separate account and not for the account of any Lender. No Lender shall have an obligation to settle with Agent for such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments as provided in Section 2.3(e) (or Section 2.3(g), as applicable).

(e)    Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(i)    Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Loan Party’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)    In determining whether a Lender’s balance of the Revolving Loans, (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)    Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date,

payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv)    Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)    Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)    Defaulting Lenders.

(i)    Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii)    If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)    such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Pro Rata Share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;

(C)    if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)    to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)    to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F)    so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G)    Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d). Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(h)    Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4    Payments; Reductions of Commitments; Prepayments.

(a)    Payments by Borrowers.

(i)    Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)    Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)    Apportionment and Application.

(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii)    Subject to Section 2.4(b)(v), Section 2.4(d)(ii), and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents and to pay interest and principal on Extraordinary Advances that are held solely by Agent pursuant to the terms of Section 2.4(d)(iv), until paid in full,

(B)    second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,

(C)    third, to pay interest due in respect of all Protective Advances, until paid in full,

(D)    fourth, to pay the principal of all Protective Advances, until paid in full,

(E)    fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)    sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

(G)    seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,

(H)    eighth, to pay the principal of all Swing Loans, until paid in full,

(I)    ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full,

(J)    tenth, ratably

i.    ratably, to pay the principal of all Revolving Loans until paid in full,

ii.    to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

iii.    ratably, to (y) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(K)    eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(L)    twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M)    thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)    For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c)    Reduction of Commitments.

(i)    Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $2,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $2,000,000), shall be made by providing not less than ten Business Days prior written notice to Agent, and shall be irrevocable. The Revolver Commitments, once reduced, may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the Revolver Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.

(ii)    Reserved.

(d)    Optional Prepayments.

(i)    Revolving Loans. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(ii)    Reserved.

(e)    Mandatory Prepayments.

(i)    Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the lesser of (x) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(c), or (y) the Maximum Revolver Amount, then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

(ii)    Reserved.

(iii)    Dispositions and Events of Loss. Within three Business Days of the date of receipt by any Loan Party or any of its Subsidiaries of (x) the Net Cash Proceeds of any sale or other voluntary disposition of ABL Priority Collateral of any Loan Party or any of its Subsidiaries, or (y) the Net Loss Proceeds of any Event of Loss (but excluding Net Cash Proceeds or Net Loss Proceeds from sales or dispositions which qualify as Permitted Dispositions under clauses (b), (c), (f), (l), (m) or (n) of the definition of Permitted Dispositions or other Permitted Dispositions that do not include ABL Priority Collateral), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds or Net Loss Proceeds received in respect of ABL Priority Collateral by such Person in connection with such sales or other dispositions; provided, that so long as (A) no Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent written notice promptly following such sale or other disposition or Event of Loss of Borrowers’ intention to apply (I) with respect to any Net Cash Proceeds, to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or its Subsidiaries, or (II) with respect to any Net Loss Proceeds, to the rebuilding, repair, replacement or construction of improvements to the property affected by the Event of Loss or to the cost of purchase or construction of other assets useful in the business useful in the business of such Loan Party or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) such Loan Party or its Subsidiary, as applicable, completes such rebuilding, repair, replacement or construction within 365 days after the initial receipt of such monies, then the Loan Party or such Loan Party’s Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies as specified in the notice described in clause (B) above unless and to the extent that such applicable period shall have expired without such rebuilding, repair, replacement or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii). In the event of a voluntary or involuntary sale or disposition of any Eligible Real Property (including as a result of an Event of Loss) and as a result thereof a mandatory prepayment is required pursuant to this Section 2.4(e)(iii), unless such disposition is an Event of Loss and the Net Loss Proceeds are applied to rebuild or repaid the Eligible Real Property, the Real Property Subline Amount shall be reduced by the Net Cash Proceeds or Net Loss Proceeds of the Eligible Real Property sold or disposed. Nothing contained in this Section 2.4(e)(iii) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(f)    Application of Payments.

(i)    Each prepayment pursuant to Section 2.4(e)(i) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 103% of the then outstanding Letter of Credit Usage, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

(ii)    Each prepayment pursuant to Section 2.4(e)(iii) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 103% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

2.5    Promise to Pay; Promissory Notes.

(a)    Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred, or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)    Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i)    if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii)    otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)    Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the times the average amount of the Letter of Credit Usage during the immediately preceding month.

(c)    Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the direction of Agent or the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), (A) all Loans and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder, and (B) the Letter of Credit Fee shall be increased to two percentage points above the per annum rate otherwise applicable hereunder.

(d)    Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each month, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each month, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first Business Day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, all other Lender Group Expenses, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8    Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10    Fees

(a)    Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)    Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the Average Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c)    Field Examination and Other Fees. Subject to Section 5.7(c), Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Agent, and (ii) the fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.

2.11    Letters of Credit.

(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.

(b)    Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)    the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii)    the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars.

(d)    Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)    any Letter of Credit or any pre-advice of its issuance;

(ii)    any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)    any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)    the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)    any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x)    Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi)    any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;

(xii)    any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including without limitation the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or

(xiii)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)    The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by

Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h)    Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i)    Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)    any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)    Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)    Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)    the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi)    Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;

(vii)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(viii)    the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)    Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)    payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)    honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)    Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank equal to 0.250% per annum times the average amount of the Letter of Credit Usage during the immediately preceding month, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l)    If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii)    there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m)    Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(n)    If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(o)    Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p)    Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q)    In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(r)    The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s)    At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

2.12    LIBOR Option.

(a)    Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of Agent or the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b)    LIBOR Election.

(i)    Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least three Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)    Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iii)    Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than five LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $250,000.

(c)    Conversion; Prepayment. Borrowers may convert LIBOR Rate Loans to Base Rate Loans or prepay LIBOR Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)    Special Provisions Applicable to LIBOR Rate.

(i)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)    In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13    Capital Requirements.

(a)    If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)    If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14    Reserved.

2.15    Joint and Several Liability of Borrowers.

(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)    The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)    Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)    The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)    Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i)    Each of the Borrowers hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, the Borrowers shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Borrower’s right to proceed against any other Loan Party. In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each of the Borrowers hereby waives until such time as the Obligations have been paid in full:

(i)    all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Borrowers by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii)    all rights and defenses that the Borrowers may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A)

Agent, the other members of the Lender Group, and the Bank Product Providers may collect from the Borrowers without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Agent, on behalf of the Lender Group, forecloses on any Real Property Collateral pledged by any Loan Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender Group may collect from the Loan Parties even if, by foreclosing on the Real Property Collateral, Agent or the other members of the Lender Group have destroyed or impaired any right the Borrowers may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the Borrowers may have because the Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and

(iii)    all rights and defenses arising out of an election of remedies by Agent, the other members of the Lender Group, and the Bank Product Providers, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the Borrowers’ rights of subrogation and reimbursement against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.

3.    CONDITIONS; TERM OF AGREEMENT.

3.1    Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)    the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3    Maturity. The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.4    Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5    Early Termination by Borrowers. Borrowers have the option, at any time upon ten Business Days prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

3.6    Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 to this Agreement (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

4.    REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each of Parent and each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1    Due Organization and Qualification; Subsidiaries.

(a)    Each Loan Party and each of its Subsidiaries (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)    Set forth on Schedule 4.1(b) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.

(c)    Set forth on Schedule 4.1(c) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Loan Party. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)    Except as set forth on Schedule 4.1(d) to this Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2    Due Authorization; No Conflict.

(a)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3    Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, (ii) certain filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date; (iii) the filing of certain Loan Documents with the FCC after the Closing Date, and (iv) the prior approval of the FCC, as may be required for the Lenders to exercise certain of their rights with respect to the Broadcast Licenses and the Stations, as applicable.

4.4    Binding Obligations; Perfected Liens.

(a)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)    Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, the filing of the Trademark Security Agreement and the recordation of the Mortgages to the extent required hereby, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, the interests of lessors under Capital Leases, and, solely with respect to non-ABL Priority Collateral, the Liens securing the Senior Secured Notes.

4.5    Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6    Litigation.

(a)    There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)    Schedule 4.6(b) to this Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $2,500,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower, threatened against a Loan Party or any of its Subsidiaries.

4.7    Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or

(b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8    No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2016, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9    Solvency.

(a)    Each Loan Party is Solvent.

(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10    Employee Benefits. No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

4.11    Environmental Condition. Except as set forth on Schedule 4.11 to this Agreement and except as could not reasonably be expected to result in a Material Adverse Effect, (a) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, (b) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received written notice that an Environmental Lien has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability.

4.12    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on February 22, 2017 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

4.14    Indebtedness. Set forth on Schedule 4.14 to this Agreement is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date (other than unsecured Permitted Indebtedness outstanding immediately prior to the Closing Date with respect to any one transaction or a series of related transactions in an amount not to exceed $250,000; provided, that all such Permitted Indebtedness, in the aggregate, shall not exceed $2,000,000) that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the date set forth therein.

4.15    Payment of Taxes. Except as otherwise permitted under Section 5.5, all Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Borrower knows of any proposed Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16    Margin Stock. Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Neither any Loan Party nor any of its Subsidiaries expects to acquire any Margin Stock.

4.17    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation (other than the Communications Laws)which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

4.19    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20    Parent as a Holding Company. Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents and the Senior Secured Note Documents), own any material assets (other than the Equity Interests of other Borrowers) or engage in any operations or business (other than the ownership of other Borrowers and their Subsidiaries); provided that the foregoing shall not restrict Parent from participating in tax, accounting and other administrative matters as a member or parent of the consolidated group or providing indemnification or paying reasonable fees and expenses to officers and directors.

4.21    Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.22    Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Borrower’s business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.23    Senior Secured Note Documents. Borrowers have delivered to Agent a complete and correct copy of the Senior Secured Note Documents, including all schedules and exhibits thereto, executed on the Closing Date. The execution, delivery and performance of each of the Senior Secured Note Documents has been duly authorized by all necessary action on the part of each Borrower who is a party thereto. Each Senior Secured Note Document is the legal, valid and binding obligation of each Borrower who is a party thereto, enforceable against each such Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

4.24    Immaterial Subsidiaries. No Immaterial Subsidiary (a) owns any assets (other than assets of a de minimis nature), (b) has any liabilities (other than liabilities of a de minimis nature), or (c) engages in any business activity.

4.25    Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.26    Material Contracts. Set forth on Schedule 4.26 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Parent provided the Compliance Certificate pursuant to Section 5.1; provided, that Borrowers may amend Schedule 4.26 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that Parent provides the Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.27    FCC Licenses.

(a)    Each of the Loan Parties and its Subsidiaries holds such validly issued Broadcast Licenses, or agreements with the licensee of a Station to provide programming to the Station, necessary to conduct their respective businesses as currently conducted, and each such Broadcast License is in full force and effect. As of the Closing Date, the Stations, together with their respective Broadcast Licenses, are identified on Schedule 4.27, and each such Broadcast License has the expiration date set forth on Schedule 4.27.

(b)    No Borrower has knowledge of any condition imposed by the FCC as part of any Broadcast License which is neither set forth on the face thereof as issued by the FCC nor contained in the Communications Laws applicable generally to stations of the type, nature, class, or location of the Station in question. Except as otherwise set forth on Schedule 4.27, each Station has been and is being operated in all material respects in accordance with the terms and conditions of the Broadcast Licenses applicable to it and the Communications Laws. Except as set forth on Schedule 4.27, no event has occurred with respect to such Broadcast Licenses, which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation of any of the Broadcast Licenses, other than the expiration of such Broadcast Licenses in accordance with their terms and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Except as otherwise set forth on Schedule 4.27, as of the Closing Date, no proceedings are pending or, to the knowledge any Borrower, are threatened which may result in the revocation, modification, non-renewal or suspension of any applicable Broadcast License, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any Station, other than (i) any proceedings which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (ii) proceedings affecting the radio broadcasting industry in general.

(d)    All reports, applications, and other documents required to be filed by any of the Loan Parties and its Subsidiaries with the FCC with respect to the Stations have been timely filed, and all such reports, applications and documents are true, correct, and complete in all respects. No Borrower has knowledge of any matters which, could reasonably be expected to result in the suspension or revocation of or the refusal to renew any Broadcast License or the imposition on any of the Loan Parties or its Subsidiaries of any material fines or forfeitures by the FCC, or which could reasonably be expected to result in the revocation, rescission, reversal, or material adverse modification of the authorization of any Broadcast License.

(e)    There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to any Station or its operations. Each of the Loan Parties and its Subsidiaries each have paid all fees required to be paid pursuant to the Communications Laws.

4.28    Sharing Arrangements. All Sharing Arrangements entered into between any Loan Party or any of its Subsidiaries and any other Person that are effective on the Closing Date are listed on Schedule 4.28, and full and complete copies thereof have been delivered or made available to the Administrative Agent.

5.    AFFIRMATIVE COVENANTS.

Each of Parent and each other Borrower covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:

5.1    Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2    Reporting. Borrowers (a) will deliver to Agent each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses (including FCC Licenses), accreditations, authorizations, or other approvals material to their businesses.

5.4    Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5    Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, other than Taxes not in excess of $500,000 outstanding at any time and other than to the extent that the validity of such Tax is the subject of a Permitted Protest.

5.6    Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, at Borrowers’ expense, maintain insurance respecting each of each Loan Party’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, each insurance company identified on any insurance certificate delivered to Agent on the Closing Date is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender’s loss payable and additional insured endorsements in favor of Agent and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $500,000 covered by the casualty or business interruption insurance of any Loan Party or its Subsidiaries. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral (but subject to the rights of the holders of the Senior Secured Notes in respect of Collateral that does not constitute ABL Priority Collateral), to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7    Inspection.

(a)    Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours, at Borrowers’ expense in accordance with the provisions of the Fee Letter, subject to the limitations set forth below in Section 5.7(c).

(b)    Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct field examinations, appraisals or valuations at such reasonable times and intervals as Agent may designate, at Borrowers’ expense in accordance with the provisions of the Fee Letter, subject to the limitations set forth below in Section 5.7(c). So long as no Default or Event of Default has occurred and is continuing, Agent agrees to provide Borrowers with a copy of the report for any such valuation upon request by Borrowers so long as (i) such report exists, (ii) the third person employed by Agent to perform such valuation consents to such disclosure, and (iii) Borrowers execute and deliver to Agent a non-reliance letter reasonably satisfactory to Agent.

(c)    So long as no Event of Default shall have occurred and be continuing during a calendar year, Borrowers shall not be obligated to reimburse Agent for more than one field examination and one appraisal of each Real Property subject to a first priority perfected Lien in favor of Agent in such calendar year (increasing to two field examinations if an Increased Reporting Event has occurred during such calendar year), in each case, except for field examinations conducted in connection with a proposed Permitted Acquisition, whether or not consummated. Borrowers shall only be obligated to reimburse Agent for other appraisals of Real Property and valuations of other assets during the continuance of an Event of Default.

5.8    Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to,

(a)    comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(b)    comply in all material respects with all terms and conditions of all Broadcast Licenses and use their commercially reasonable efforts to keep in full force and effect all of the Broadcast Licenses, except to the extent such failure could not reasonably be expected to have a Material Adverse Effect.

5.9    Environmental. Each Loan Party will, and will cause each of its Subsidiaries to,

(a)    Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)    Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)    Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)    Promptly, but in any event within five Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority under Environmental Law and against a Loan Party or its Subsidiaries.

5.10    Disclosure Updates. Each Loan Party will, promptly and in no event later than ten Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11    Formation of Subsidiaries.

(a)    Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Closing Date, or at any time when any direct or indirect Subsidiary of a Loan Party that previously was an Immaterial Subsidiary becomes a Material Subsidiary, within ten days of such event (or such later date as permitted by Agent in its sole discretion) (i) unless such Subsidiary is an Excluded Subsidiary, cause such new Subsidiary (A) if such Subsidiary is a Domestic Subsidiary and Administrative Borrower requests, subject to the consent of Agent, that such Domestic Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, and (B) to provide to Agent a joinder to the Guaranty and Security Agreement, in each case, together with such other security agreements (including Mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value of greater than $2,000,000), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (in each case, subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary, but excluding any assets of the type expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement), (ii) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, subject to the rights, if any, of the holders of the Senior Secured Notes and in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Loan Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (iii) provide to Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a Mortgage).

(b)    Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12    Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement), to create and perfect Liens in favor of Agent in any Real Property acquired by any other Loan Party with a fair market value in excess of $2,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed 5 Business Days following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of each Subsidiary of Parent and its Subsidiaries (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement). If the Senior Secured Note Agent receives any additional guaranty, letter of credit, or any other credit enhancement after the Closing Date, the Loan Parties shall cause the same to be granted to Agent and/or the other members of the Lender Group (as the case may be), subject to the terms of the Intercreditor Agreement.

5.13    Lender Meetings. Parent will, within 90 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and their Subsidiaries and the projections presented for the current fiscal year of Parent.

5.14    Location of Chief Executive Office. Each Loan Party will not, and will cause each of its Subsidiaries to not, change their respective chief executive offices from the locations identified on Schedule 7 to the Guaranty and Security Agreement unless the Administrative Borrower has given Agent 10 days’ (or such shorter period of time permitted by the Agent in its sole discretion) prior notice thereof and has delivered all additional financing statements reasonably requested by the Agent to maintain the security interests contemplated hereby. Each Loan Party will, and will cause each of its Subsidiaries to, use their commercially reasonable efforts for a period of sixty (60) days (or such longer period as Agent and Borrowers may agree) after the date hereof to obtain Collateral Access Agreements for each of the locations identified on Schedule 7 to the Guaranty and Security Agreement to the extent constituting an office at which material books and records are located and (b) within sixty (60) days (or such longer period as Agent and Borrowers may agree) after the acquisition of, or execution and delivery of a lease with respect to leased office locations acquired after the Closing Date at which material books and records are located, a Collateral Access Agreement from the lessors thereof. For the avoidance of doubt, it is agreed and understood that in no event shall a Default or Event of Default occur as a result of the failure to deliver any such Collateral Access Agreement so long as the Loan Parties have used commercially reasonable efforts in accordance with the foregoing.

5.15    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

6.    NEGATIVE COVENANTS.

Each of Parent and each other Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

6.1    Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2    Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens; provided further, that any such Liens on ABL Priority Collateral permitted under this Section 6.2 shall be junior to the Liens on the ABL Priority Collateral securing the Obligations and shall be subject to the Intercreditor Agreement or other intercreditor arrangement acceptable to the Agent.

6.3    Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)    Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i)

any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (ii) any merger between Subsidiaries of any Loan Party that are not Loan Parties,

(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving,

(c)    suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4, or

(d)    change its classification/status for U.S. federal income tax purposes.

6.4    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets.

6.5    Nature of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to, engage in any business other than the Permitted Business or acquire any properties or assets that are not reasonably related to the conduct of the Permitted Business.

6.6    Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Permitted Intercompany Advances to the extent provided in the Intercompany Subordination Agreement, (D) so long as no Event of Default has occurred and is continuing, other Indebtedness in an aggregate amount not to exceed $500,000 in any one fiscal year or $2,500,000 in the aggregate during the term of the Agreement, or (E) any Indebtedness so long as the Payment Conditions are satisfied, or

(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b)    Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders,

(ii)    the Senior Secured Note Documents to the extent that such amendment, modification or change (A) would make any of the covenants or defaults or events of default set forth in the Senior Secured Note Documents more restrictive as to Parent or any of its Subsidiaries than the covenants and defaults or events of default set forth in the Senior Secured Note Documents, in each case, as in effect on Closing Date, (B) would change to earlier dates any dates upon which payments of principal or interest are due thereon, (C) would change the redemption, mandatory prepayment, or defeasance provisions thereof, (D) would restrict any Loan Party from making payments of the Obligations that would otherwise be permitted under the Senior Secured Note Documents as in effect on the date hereof, or (E) would increase the cash pay portion of any interest rate by more than 3.00 percentage points per annum or add any recurring fees,

(iii)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or

(iv)    any Material Contract except to the extent that such amendment, modification, or change could not reasonably be expected to have a Material Adverse Effect.

6.7    Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law,

(a)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Loan Parties shall be permitted to consummate the purchase, redemption, retirement or other acquisition for value of Equity Interests in Parent held by employees, officers or directors or by former employees, officers or directors of Parent or any of its Subsidiaries (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition of such Equity Interests does not exceed $3,000,000 in any calendar year; provided that any unused amounts in any calendar year may be carried forward to one or more future periods; provided, further, that the aggregate amount of repurchases made pursuant to this clause (a) may not exceed $5,000,000 in any calendar year,

(b)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent held by such Persons; provided, that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent,

(c)    direct or indirect wholly-owned Subsidiaries of Parent may make dividends and distributions to the Loan Party that is the direct owner of the equity of such wholly-owned Subsidiary,

(d)    so long as no Event of Default would result therefrom, issuances of Qualified Equity Interests by Parent to the ESOT in satisfaction of any employer contribution obligation under the ESOP;

(e)    Parent may pay quarterly dividends to the holders of its Equity Interests in an amount not to exceed $2,000,000 in any fiscal quarter, so long as, after giving pro forma effect thereto, the Consolidated Total Debt Ratio would be less than or equal to 6.00 to 1.00, or

(f)    any Restricted Payments so long as the Payment Conditions are satisfied.

6.8    Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9    Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10    Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by such Loan Party or its Subsidiaries in excess of $3,500,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)    any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(c)    the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(d)    (i) transactions solely among the Loan Parties, and (ii) transactions solely among Subsidiaries of Loan Parties that are not Loan Parties,

(e)    transactions permitted by Section 6.3, Section 6.7, or Section 6.9,

(f)    agreements for the non-exclusive licensing of intellectual property, or distribution of products, in each case, among the Loan Parties and their Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of intellectual property from any Loan Party or any of its Subsidiaries to any Loan Party, and

(g)    so long as no Event of Default would result therefrom, the issuance of Qualified Equity Interests by Parent and contributions to the capital of Parent.

6.11    Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, Senior Secured Note Documents and the transactions contemplated hereby and thereby, in each case, as set forth in the final settlement and closing statement that is attached to the letter of direction executed and delivered by Borrowers to Agent, and (b) thereafter, not in violation of the terms hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or, to Borrowers’ knowledge, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.12    Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent, each Loan Party will not, and will not permit any of its Subsidiaries to, issue or sell any of its Equity Interests.

6.13    Parent as Holding Company. Parent will not incur any liabilities (other than liabilities arising under the Loan Documents and the Senior Secured Note Documents), own or acquire any assets (other than the Equity Interests of other Borrowers) or engage itself in any operations or business, except in connection with its ownership of other Borrowers and its rights and obligations under the Loan Documents and the Senior Secured Note Documents; provided that the foregoing shall not restrict Parent from participating in tax, accounting and other administrative matters as a member or parent of the consolidated group or providing indemnification or paying reasonable fees and expenses to officers and directors.

6.14    Immaterial Subsidiaries. Each Loan Party will not permit any Immaterial Subsidiary to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity.

6.15    Agency Relationships. Each Loan Party will not, and will not permit any of its Subsidiaries to, enter into any, or renew any existing or expired, contract, agreement or order with any Account Debtor, that contains any term that (x) establishes that a Loan Party is (i) holding any payment made by such Account Debtor in trust, or similar language, by such Loan Party, for payment to any other Person or (ii) collecting any payment from such Account Debtor as agent for such Account Debtor for payment to any other Person or (y) creates or establishes an agency or agency-like relationship between such Account Debtor and a Loan Party or a Loan Party and another Person.

7.    FINANCIAL COVENANT. Each of Parent and each other Borrower covenants and agrees that, upon the occurrence and during the continuance of a Covenant Trigger Period, Borrowers will maintain a Fixed Charge Coverage Ratio, calculated for each 12 month period ending on the first day of any Covenant Testing Period and the last day of each fiscal month occurring until the end of any Covenant Testing Period (including the last day thereof), in each case of at least 1.00 to 1.00.

8.    EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1    Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of five Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2    Covenants. If any Loan Party or any of its Subsidiaries:

(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, or 5.14 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(b)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of fifteen days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3    Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $10,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 60 consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4    Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5    Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6    Default Under Other Agreements. If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to the Senior Secured Indebtedness or a Loan Party’s or any of its Subsidiaries’ other Indebtedness involving an aggregate amount of $10,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $10,000,000 or more;

8.7    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8    Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;

8.9    Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, (except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority (with respect to the ABL Priority Collateral) or second priority (with respect to assets that do not constitute ABL Priority Collateral) Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $250,000, or (c) as the result of an action or failure to act on the part of Agent;

8.10    Loan Documents. The validity or enforceability of any material provision of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11    Change of Control. A Change of Control shall occur, whether directly or indirectly.

8.12    Material Cessation of Broadcasting. The over-the-air broadcast operations at any Station shall be interrupted at any time for more than 48 hours, whether or not consecutive, during any period of 14 consecutive days, and such interruption could reasonably be expected to have a Material Adverse Effect.

8.13    Termination of Material Licenses. Any (a) material License (including any Broadcast License) shall be revoked or cancelled or expired by its terms and not be renewed, or shall be modified, in each case in a manner which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) any administrative law judge or other representative of the FCC shall have issued an initial decision in any renewal or revocation proceeding to the effect that a Broadcast License should be revoked or not be renewed, or (c) any other proceeding shall have been instituted by the FCC or shall have been commenced before any court, the FCC or any other regulatory body that could reasonably be expected to result in (i) cancellation, termination, rescission, revocation, suspension, material impairment, or denial of renewal of a material License, (ii) a modification of a material License in a material adverse respect or a renewal thereof on terms that materially and adversely affect the economic or commercial value or usefulness thereof, or (iii) a forfeiture (within the meaning of 47 C.F.R. § 1.80 of the FCC’s regulations) or other materially adverse effect on or with respect to a material License that would reasonably be expected to have a Material Adverse Effect.

8.14    Material Distribution. Any Material Contracts with any Material Third-Party Stations shall be terminated or cancelled without renewal where such terminations or cancellations could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.    RIGHTS AND REMEDIES.

9.1    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)    by written notice to Borrowers, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)    by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Parent and the other Borrowers.

9.2    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.3    Reserved.

10.    WAIVERS; INDEMNIFICATION.

10.1    Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2    The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

10.3    Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, the Issuing Bank, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses

(including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.    NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	SALEM MEDIA GROUP, INC.
4880 Santa Rosa Road
Camarillo, CA 93012
Attn: Evan Masyr, Chief Financial Officer Christopher J. Henderson, General Counsel
Fax No. (805) 384-4505

with copies to:	K&L GATES LLP
1 Park Plaza, 12th Floor
Irvine, CA 92612
Attn: David C. Lee, Esq.
Fax No.: (949) 623-4508

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404 Attn: Loan Portfolio Manager Fax No.: (310) 453-7442

with copies to:	PAUL HASTINGS LLP 695 Town Center Drive Seventeenth Floor Costa Mesa, CA 92626 Attn: Katherine E. Bell, Esq. Fax No.: (714) 668-6338

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR

THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT AND EACH OTHER BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND EACH OTHER BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH OF PARENT AND EACH OTHER BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)    EACH OF PARENT AND EACH OTHER BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT,

OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)    IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)    WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)    THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)    UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE

ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)    THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)    THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)    THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1    Assignments and Participations.

(a)    (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)    Borrowers; provided, that no consent of Borrowers shall be required (1) if a Specified Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within five Business Days after having received written notice thereof; and

(B)    Agent, Swing Lender, and Issuing Bank.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    no assignment may be made to a natural person,

(B)    no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)    the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(F)    unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)    Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)    Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of a portion of each Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of each Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of each Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j)    Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.    AMENDMENTS; WAIVERS.

14.1    Amendments and Waivers.

(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Parent or any other Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)    increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),

(iv)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)    amend, modify, or eliminate Section 3.1,

(vi)    amend, modify, or eliminate Section 15.11,

(vii)    other than as permitted by Section 15.11, release or contractually subordinated Agent’s Lien in and to any of the Collateral,

(viii)    amend, modify, or eliminate the definitions of “Required Lenders”, “Supermajority Lenders” or “Pro Rata Share”,

(ix)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(x)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii), or

(xi)    amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of a Loan Party;

(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii)    any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c)    No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts and Eligible Real Property) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount;

(d)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;

(e)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and

(f)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2    Replacement of Certain Lenders.

(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and the other Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.    AGENT; THE LENDER GROUP.

15.1    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.

If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6    Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8    Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9    Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11    Collateral Matters.

(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property.

(b)    Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12    Restrictions on Actions by Lenders; Sharing of Payments.

(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon the Loan Parties’ and their Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d)    agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18    Reserved.

16.    WITHHOLDING TAXES.

16.1    Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Taxes or an Indemnified Tax is so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent’s demand. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

16.2    Exemptions.

(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers one of the following before receiving its first payment under this Agreement:

(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or

(v)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(e)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA or an intergovernmental agreement after the date of this Agreement.

16.3    Reductions.

(a)    If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such

Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4    Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

17.    GENERAL PROVISIONS.

17.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, each other Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or any other Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5    Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to thfor the be applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8    Revival and Reinstatement of Obligations; Certain Waivers.

(a)    If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

(b)    Reserved.

17.9    Confidentiality.

(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)    Each Loan Party agrees that Agent may make Borrower Materials available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11    Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13    Parent_as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and

Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), (c) to enter into Bank Product Provider Agreements on behalf of Borrowers and their Subsidiaries, and (d) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT AND A BORROWER:	SALEM MEDIA GROUP, INC., a Delaware corporation

	By:	/s/ Evan D. Masyr
	Name:	Evan D. Masyr
	Title:	Chief Financial Officer

BORROWERS:	AIR HOT, INC.
BISON MEDIA, INC.
CARON BROADCASTING, INC.
COMMON GROUND BROADCASTING, INC.
INSPIRATION MEDIA, INC.
NEW INSPIRATION BROADCASTING COMPANY, INC.
NI ACQUISITION CORP.
PENNSYLVANIA MEDIA ASSOCIATES, INC.
REACH SATELLITE NETWORK, INC.
SALEM CONSUMER PRODUCTS, INC.
SALEM COMMUNICATIONS HOLDING CORPORATION
SALEM MEDIA OF COLORADO, INC.
SALEM MEDIA OF HAWAII, INC.
SALEM MEDIA OF KENTUCKY, INC.
SALEM MEDIA OF OHIO, INC.
SALEM MEDIA OF OREGON, INC.
SALEM MEDIA OF TEXAS, INC.
SALEM MEDIA OF VIRGINIA, INC.
SALEM MEDIA REPRESENTATIVES, INC.
SALEM PUBLISHING, INC.
SALEM RADIO NETWORK INCORPORATED
SALEM RADIO PROPERTIES, INC.
SCA LICENSE CORPORATION
SOUTH TEXAS BROADCASTING, INC.
SRN NEWS NETWORK, INC.
SRN STORE, INC.

	By:	/s/ Evan D. Masyr
	Name:	Evan D. Masyr
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BORROWERS:	INSPIRATION MEDIA OF TEXAS, LLC
	BY:	SCA LICENSE CORPORATION,
its Managing Member

SALEM MEDIA OF ILLINOIS, LLC
	BY:	SCA LICENSE CORPORATION,
its Managing Member

SALEM MEDIA OF MASSACHUSETTS, LLC
	BY:	SCA LICENSE CORPORATION,
its Managing Member

SALEM MEDIA OF NEW YORK, LLC
	BY:	SCA LICENSE CORPORATION,
its Managing Member

SALEM RADIO OPERATIONS, LLC
	BY:	SCA LICENSE CORPORATION,
its Managing Member

SALEM SATELLITE MEDIA, LLC
	BY:	SCA LICENSE CORPORATION,
its Managing Member

SALEM WEB NETWORK, LLC
	BY:	SCA LICENSE CORPORATION,
its Managing Member

SCA-PALO ALTO, LLC
	BY:	SCA LICENSE CORPORATION,
its Managing Member

	By:	/s/ Evan D. Masyr
	Name:	Evan D. Masyr
	Title:	Chief Financial Officer

EAGLE PRODUCTS, LLC
	BY:	CARON BROADCASTING, INC.,
its Managing Member

	By:	/s/ Evan D. Masyr
	Name:	Evan D. Masyr
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

AGENT AND LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a Lender

	By:	/s/ Nicholas Ply
	Name:	Nicholas Ply
Its Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                      between                      (“Assignor”) and                      (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.    In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Term Loan and the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

3.    The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is not a natural person, a Loan Party, or an Affiliate of a Loan Party; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender[; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].

4.    Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent.

The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent and Borrowers, and (d) the date specified in Annex I.

5.    As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of the Credit Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6.    Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.    This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.    THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR], as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By
Name:
Title:

ACCEPTED THIS DAY OF

WELLS FARGO BANK, NATIONAL
ASSOCIATION, a national banking
association, as Agent, as Swing Lender and as Issuing Bank

By
Name:
Title:

[[ ], [as Swing Lender] [and] [as Issuing Bank]

By
Name:
Title:]

[SALEM MEDIA GROUP, INC., a Delaware corporation, as Administrative Borrower

By
Name:
Title:][1]

[1]	Include to the extent required by Section 13.1(a)(i)(A).

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: SALEM MEDIA GROUP, INC., a Delaware corporation (“Parent”), and its Subsidiaries from time to time party to the Credit Agreement

2.	Name and Date of Credit Agreement:

Credit Agreement dated as of May 19, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Parent, as parent, Borrowers, the lenders party thereto as “Lenders”, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers.

3.	Date of Assignment Agreement:

4.	Amounts:

	a.	Assigned Amount of Revolver Commitment	$

	b.	Assigned Amount of Revolving Loans	$

5.	Settlement Date:

6.	Purchase Price		$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

Summary Page Borrowing Base Certificate
Date
Name

A/R As of:

The undersigned, Salem Media Group, Inc. (“Parent”), pursuant to that certain Credit Agreement dated as of May 19, 2017 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit Agreement”), entered into among Parent, the Subsidiaries of Parent identified on the signature pages of thereof as “Borrowers”, those additional entities that thereafter become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (together with Parent, each a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders signatory thereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as thadministrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items, are true and correct.

Accounts Receivable and Real Estate

Accounts Receivable Balance per Aging Report Assigned To Wells Fargo Capital Finance
Less Ineligibles (detailed on page 2)
Eligible Accounts Receivable

Accounts Receivable Availability before Sublimit(s)

Net Available Accounts Receivable after Sublimit(s)

Appraised FMV of Real Estate

Net Available Real Estate after Sublimit

Summary & Other Assets

Reserves

Total Reserves Calculated before the Credit Line	—

Total Collateral Availability	—
Suppressed Availability	—
Availability before Reserves Total Credit Line 30,000,000.00	—

Reserves

Total Reserves Calculated after the Credit Line	—

Total Availability after Reserves before Loan Balance and LCs	—

Letter of Credit Balance As of:	—
Loan Ledger Balance As of:	—

Net Availability	—

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of the Borrowers that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

Authorized Signer

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Parent’s letterhead]

To:	Wells Fargo Bank, National Association

2450 Colorado Avenue, Suite 3000 West

Santa Monica, California 90404

Attn: Loan Portfolio Manager

Re:	Compliance Certificate dated , 20

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of May 19, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among SALEM MEDIA GROUP, INC., a Delaware corporation (“Parent”), the Subsidiaries of Parent identified on the signature pages thereof as “Borrowers”, and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender” and, collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity “Agent”). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Parent hereby certifies as of the date hereof that:

1.    The financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Parent, Borrowers and their Subsidiaries as of the date set forth therein.

2.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Parent and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.    Except as set forth on Schedule 3 attached hereto, the representations and warranties of each of Parent and each Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5.    As set forth on Schedule 4 attached hereto is a written report of all new Patents, Trademarks or Copyrights that are registered or the subject of pending applications for registrations, and of all Intellectual Property Licenses that are material to the conduct of each Loan Parties’ business, in each case, which were acquired, registered, or for which applications for registration were filed by any Loan Party and any statement of use or amendment to allege use with respect to intent-to-use trademark applications, in each case since the date the last Compliance Certificate was delivered.

6.    [As of the date hereof, Borrowers and their Subsidiaries are in compliance with the applicable covenant contained in Section 7 of the Credit Agreement.]1

7.    [Set forth on Schedule 5 are the calculations of EBITDA and Fixed Charge Coverage Ratio for the accounting period covered by the attached financial information.]2

[Signature page follows.]

[1]	Paragraphs 6 should not be included in a Compliance Certificate unless a Covenant Testing Period is in effect. “Covenant Testing Period” means a period (a) commencing on the last day of the fiscal month of Parent most recently ended prior to a Covenant Trigger Event for which Borrowers are required to deliver to Agent monthly financial statements pursuant to Schedule 5.1 to this Agreement, and (b) continuing through and including the first day after such Covenant Trigger Event that Availability has equaled or exceeded the greater of (a) 15% of the Maximum Revolver Amount, and (b) $4,500,000 for 60 consecutive days.
[2]	Paragraph 7 only needs to be included in a Compliance Certificate delivered at the end of a fiscal quarter or if a Covenant Testing Period is in effect.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this      day of             , 20    .

SALEM MEDIA GROUP, INC., a Delaware corporation, as Parent

By:
Name:
Title:

[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Intellectual Property

SCHEDULE 5

Financial Covenant3

I. EBITDA

(a) Consolidated Net Income	$

(b) (i) Consolidated Interest Charges	$

(ii) federal, state, local, and foreign income tax expense (iii) depreciation and amortization expense	$

(iv) stock-based compensation expenses which do not represent a cash item	$

(v) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period	$

(vi) fees and expenses associated with the Transactions	$

(vii) fees and expenses incurred in connection with any merger, acquisition or joint venture or disposition	$

(viii) fees, costs, charges, expenses and other amounts incurred (or required to be reimbursed) with respect to field examinations, audit, valuations or other actions of the Agent or any other member of the Lender Group	$

(ix) the amount of “run-rate” cost savings, operating expense reductions, other operating improvements and expense reductions and synergies (collectively, the “Cost Savings”) projected by Borrowers in good faith and certified by an authorized officer of the Administrative Borrower in writing to be realized as a result of any merger, acquisition, joint venture, material disposition taken or to be taken by the Borrowers or any of their Subsidiaries and permitted hereunder, which Cost Savings shall be calculated on a pro forma basis as though such Cost Savings had been realized on the first day of such period, net of the amount of actual benefits realized from such actions during such period and not otherwise added back to EBITDA;	$

[3]	The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.

(c) federal, state, local and foreign income tax credits (d) all non-cash or non-operating items increasing Consolidated Net Income	$

(e) EBITDA (Sum of (a) and (b)(i) through (ix) minus (c) and (d))	$

II. Minimum Fixed Charge Coverage Ratio

(a) EBITDA (from (e) above)	$

(b) unfinanced Capital Expenditures	$

(c) (a) – (b) (d)	$

(i) Consolidated Interest Charges required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Consolidated Interest Charges) during such period	$

(ii) scheduled principal payments in respect of Indebtedness that are required to be paid during such period (including any required payments or prepayments from excess cash flow during such period)	$

(iii) all federal, state, and local income taxes required to be paid during such period	$

(iv) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests)	$

(e) Sum of (d)(i) through (iv)	$

Ratio of (c) to (e)	to 1

Minimum Required	1 to 1

EXHIBIT J-1

[FORM OF] JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), is entered into as of         ,      20    , by and among                     , a                     (“New Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of May 19, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the lenders identified on the signature pages thereto (each of such lenders, together with its successor and permitted assigns, a “Lender”), Agent, SALEM MEDIA GROUP, INC., a Delaware corporation (“Parent”), and the Subsidiaries of Parent identified on the signature pages thereto as “Borrowers” (together with New Borrower, Parent and those additional Persons that are joined as a party to the Credit Agreement by executing the form of Joinder attached thereto as Exhibit J-1, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the Lender Group has agreed to make or issue Loans, Letters of Credit and other certain financial accommodations thereunder;

WHEREAS, initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement;

WHEREAS, pursuant to that certain Intercompany Subordination Agreement, dated as of even date with the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Intercompany Subordination Agreement”), by and among Parent, each of Parent’s Subsidiaries listed on the signature pages thereto as an obligor (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Obligor”, and individually and collectively, jointly and severally, as “Obligors”) and Agent, each Obligor has agreed to the subordination of indebtedness of each other Obligor owed to such Obligor on the terms set forth therein;

WHEREAS, pursuant to that certain Fee Letter, dated as of even date with the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to the, the “Fee Letter”), by and among Borrowers and Agent, each Borrower has agreed to pay certain fees to Agent on the terms set forth therein;

WHEREAS, New Borrower is required to become a party to the Credit Agreement by, among other things, executing and delivering this Agreement to Agent; and

WHEREAS, New Borrower has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, New Borrower, by virtue of the financial accommodations available to New Borrower from time to time pursuant to the terms and conditions of the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follow:

1.    Joinder of New Borrower to the Credit Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a party to the Credit Agreement as a “Borrower” and shall be bound by all of the terms, conditions, covenants, agreements and obligations set forth in the Credit Agreement, (b) accepts joint and several liability for the Obligations pursuant to the terms of the Loan Documents, and (c) confirms that, after giving effect to the supplement to the Schedules to the Credit Agreement provided for in Section 2 below, the representations and warranties contained in Section 4 of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the context thereof) as they relate to New Borrower as of the date this Agreement. New Borrower hereby agrees that each reference to a “Borrower” or the “Borrowers” in the Credit Agreement and the other Loan Documents shall include New Borrower. New Borrower acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and that it has read and understands the terms thereof.

2.    Updated Schedules. Attached as Exhibit A hereto are supplements to the information contained in each of [Schedules     ] to the Credit Agreement revised, which supplements include all information required to be provided therein with respect to New Borrower. From and after the date hereof, all references in any Loan Document to any such Schedule to the Credit Agreement shall mean such Schedule, as amended by Exhibit A attached hereto; provided, that any use of the term “as of the date hereof” or any term of similar import, in any provision of the Credit Agreement relating to New Borrower or any of the information amended by such Schedule hereby, shall be deemed to refer to the date of this Agreement.

3.    Joinder of New Borrower to the Intercompany Subordination Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be an Obligor under the Intercompany Subordination Agreement as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth in the Intercompany Subordination Agreement. New Borrower hereby agrees that each reference to an “Obligor” or the “Obligors” in the Intercompany Subordination Agreement shall include New Borrower. New Borrower acknowledges that it has received a copy of the Intercompany Subordination Agreement and that it has read and understands the terms thereof.

4.    Joinder of New Borrower to the Fee Letter. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a “Borrower” party to the Fee Letter as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth in the Fee Letter applicable to Borrowers. New Borrower hereby agrees that each reference to “Borrower” or “Borrowers” in the Fee Letter shall include New Borrower. New Borrower acknowledges that it has received a copy of the Fee Letter and that it has read and understands the terms thereof.

5.    Representations and Warranties of New Borrower. New Borrower hereby represents and warrants to Agent for the benefit of the Lender Group and the Bank Product Providers as follows and on each date as of the date hereof and on each date on which the representations and warranties of the Borrowers are remade pursuant to Section 3.2 of the Credit Agreement:

(a)    It (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Loan Documents to which it is made a party and to carry out the transactions contemplated hereby and thereby.

(b)    The execution, delivery, and performance by it of this Agreement and any other Loan Document to which New Borrower is made a party (i) have been duly authorized by all necessary action on the part of New Borrower and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to New Borrower or its Subsidiaries, the Governing Documents of New Borrower or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on New Borrower or its Subsidiaries, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of New Borrower or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of New Borrower, other than Permitted Liens, (D) require any approval of New Borrower’s interestholders or any approval or consent of any Person under any material agreement of New Borrower, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, or (E) require any registration with, consent, or approval of, or notice to or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, (ii) certain filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the date of this Agreement, (iii) the filing of certain Loan Documents with the FCC after the date of this Agreement, and (iv) the prior approval of the FCC, as may be required for the Lenders to exercise certain of their rights with respect to the FCC Licenses and the Stations, as applicable.

(c)    This Agreement and each Loan Document to which New Borrower is a party is the legally valid and binding obligation of New Borrower, enforceable against New Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d)    after giving effect to the supplement to the Schedules to the Credit Agreement provided for in Section 2 above, Joinder No.      and the Pledged Interest Addendum, each other representation and warranty applicable to New Borrower as a Borrower under the Loan Documents is true, correct and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

6.    Additional Requirements. Concurrent with the execution and delivery of this Agreement, Agent shall have received the following, each in form and substance satisfactory to Agent:

(a)    a Joinder No.      to the Guaranty and Security Agreement, dated as of the date hereof, by and among New Borrower and Agent (“Joinder No.     ”), together with copies of the original Equity Interest certificates, if any, representing all of the Equity Interests of the Subsidiaries of New Borrower required to be pledged under the Guaranty and Security Agreement and any original promissory notes of New Borrower, accompanied by copies of the undated Equity Interest powers/transfer forms executed in blank, and the same shall be in full force and effect;

(b)    a Pledged Interests Addendum by                    , a                     , dated as of the date hereof, with respect to the pledge of Equity Interest of New Borrower, owned by                     ,together with copies of the original stock certificates, if any, representing all of the Equity Interests of New Borrower held by                     , accompanied by copies of the undated stock powers executed in blank and other proper instruments of transfer, and the same shall be in full force and effect;

(c)    appropriate financing statement to be filed in the office of the                     Secretary of State against New Borrower to perfect the Agent’s Liens in and to the Collateral of New Borrower;

(d)    a certificate from the Secretary of New Borrower, dated as of the date hereof, (i) attesting to the resolutions of New Borrower’s [Board of Directors][Managers] authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which New Borrower is or will become a party, (ii) authorizing officers of New Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of New Borrower;

(e)    a certificate of status with respect to New Borrower, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of New Borrower, which certificate shall indicate that New Borrower is in good standing in such jurisdiction;

(f)    certificates of status with respect to New Borrower, dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of New Borrower) in which the failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that New Borrower is in good standing in such jurisdictions;

(g)    copies of New Borrower’s Governing Documents, as amended, modified or supplemented to the date hereof, certified by the Secretary of New Borrower; and

(h)    evidence that New Borrower has been added to the Loan Parties’ existing insurance policies required by Section 5.6 of the Credit Agreement;

(i)    a customary opinion of counsel regarding such matters as to New Borrower as Agent or its counsel may reasonably request, and which is otherwise in form and substance reasonably satisfactory to Agent (it being understood that such opinion shall be limited to this Agreement, and the documents executed or delivered in connection herewith (including the financing statement filed against New Borrower); and

(j)    such other agreements, instruments, approvals or other documents requested by Agent prior to the date hereof in order to create, perfect and establish the first priority of, or otherwise protect, any Lien purported to be covered by any Loan Document or otherwise to effect the intent that New Borrower shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that, to the extent set forth in the Credit Agreement and the Guaranty and Security Agreement, all property and assets of New Borrower shall become Collateral for the Obligations.

Notwithstanding anything herein to the contrary, prior to the Discharge of Notes Obligations (as defined in the Intercreditor Agreement), the requirements of this Agreement to deliver stock certificates and stock powers to Agent shall be deemed satisfied by delivery of such original stock certificates and stock powers to Senior Secured Note Agent (as bailee for Agent as provided in the Intercreditor Agreement).

7.    Further Assurances. At any time upon the reasonable request of Agent, New Borrower shall promptly execute and deliver to Agent such Additional Documents as Agent shall reasonably request pursuant to the Credit Agreement and the other Loan Documents, in each case in form and substance reasonably satisfactory to Agent.

8.    Notices. Notices to New Borrower shall be given in the manner set forth for Borrowers in Section 11 of the Credit Agreement.

9.    Choice of Law and Venue; Jury Trial Waiver; Judicial Reference. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

10.    Binding Effect. This Agreement shall be binding upon New Borrower, and the other Loan Parties and shall inure to the benefit of the Agent and the Lenders, together with their respective successors and permitted assigns.

11.    Effect on Loan Documents.

(a)    Except as contemplated to be supplemented by this Agreement, Joinder No.      and the Pledged Interests Addendum, the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. Except as expressly contemplated hereby, this Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of any other term or condition of the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

(b)    Each reference in the Credit Agreement and the other Loan Documents to “Borrower”, “Obligor” or words of like import referring to a Borrower or an Obligor shall include and refer to New Borrower and (b) each reference in the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement or any other Loan Document to this “Agreement”, “hereunder”, “herein”, “hereof”, “thereunder”, “therein”, “thereof”, or words of like import referring to the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement or any other Loan Document shall mean and refer to such agreement as supplemented by this Agreement, Joinder No.      and the Pledged Interests Addendum.

12.    Miscellaneous

(a)    This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(b)    Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c)    Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d)    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or New Borrower, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(e)    The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(f)    This Agreement shall be subject to the rules of construction set forth in Section 1.4 of the Credit Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, New Borrower and Agent have caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

NEW BORROWER:	, a

By:
Name:
Title:

[SIGNATURE PAGE TO JOINDER AGREEMENT]

AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:
Name:
Title:

[SIGNATURE PAGE TO JOINDER AGREEMENT]

Exhibit A

SCHEDULE 4.1(b)

CAPITALIZATION OF BORROWERS

SCHEDULE 4.1(c)

CAPITALIZATION OF BORROWERS’ SUBSIDIARIES

EXHIBIT L-1

FORM OF LIBOR NOTICE

Wells Fargo Bank, National Association, as Agent

under the below referenced Credit Agreement

2450 Colorado Avenue, Suite 3000 West

Santa Monica, California 90404

Attn: Loan Portfolio Manager

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of May 19, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among SALEM MEDIA GROUP, INC., a Delaware corporation (“Parent”), the Subsidiaries of Parent identified on the signature pages thereof as “Borrowers”, and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender” and, collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity “Agent”). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents Borrowers’ request to elect the LIBOR Option with respect to outstanding Revolving Loans in the amount of $         (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

The LIBOR Rate Advance will have an Interest Period of [1, 2, 3, 6] month(s) commencing on                     .

Administrative Borrower represents and warrants that (i) as of the date hereof, the representations and warranties of each of Parent and each Borrower contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date)), (ii) each of the covenants and agreements

Wells Fargo Bank, National Association, as Agent

contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

[signature pages follow]

Dated:

SALEM MEDIA GROUP, INC., a Delaware corporation, as Administrative Borrower

By
Name:
Title:

[SIGNATURE PAGE TO LIBOR NOTICE]

EXHIBIT P-1

[FORM OF] PERFECTION CERTIFICATE

Reference is hereby made to (a) that certain Credit Agreement, dated as of May 19, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Salem Media Group, Inc., a Delaware corporation (“Parent”), each of the Parent’s corporate subsidiaries identified on Exhibit A attached hereto (the “Corporate Subsidiaries”), each of the Parent’s limited liability company subsidiaries identified on Exhibit B attached hereto (the “LLC Subsidiaries”), Eagle Products, LLC, a Delaware limited liability company (“Eagle”), and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (together with Parent, the Corporate Subsidiaries, the LLC Subsidiaries and Eagle, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender” and, collectively, the “Lenders”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns “Administrative Agent”) and as lead arranger, (b) that certain Indenture, dated as of May 19, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Indenture”), by and among Parent, each of the Parent’s subsidiaries that are signatories thereto, as “Guarantors”, and U.S. Bank National Association as “Trustee”, (c) that certain Guaranty and Security Agreement dated as of May 19, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”) by and among Parent, Borrowers and the Subsidiaries of Borrowers party thereto (each, a “Grantor” and collectively, the “Grantors”), and Administrative Agent, and (d) that certain Security Agreement dated as of May 19, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Notes Security Agreement”) by and among Parent, Borrowers and the Subsidiaries of Borrowers party thereto and U.S. Bank National Association as “Collateral Agent” (together with the Administrative Agent, the “Agents”) (together with the Guaranty and Security Agreement, the “Security Agreements”).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. As used herein, the term “Loan Parties” shall mean the “Loan Parties” as that term is defined in the Credit Agreement and “Code” shall mean the “Code” as that term is defined in the Security Agreements.

The undersigned, the Chief Financial Officer of the Parent, the Corporate Subsidiaries, Carbon Broadcasting, Inc., an Ohio corporation, in its capacity as Manager of Eagle (the “Eagle Manager”) and SCA License Corporation, a Delaware corporation, in its capacity as Manager of the LLC Subsidiaries (the “LLC Manager”), hereby certifies in my capacity as Chief Financial Officer and not in my individual capacity to Agents and each of the other members of the Lender Group and the Bank Product Providers as follows as of May 19, 2017:

1.    Names.

(a)    The exact legal name of each Loan Party, as such name appears in its certified certificate of incorporation, articles of incorporation, certificate of formation, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Loan Party. Each Loan Party has qualified to do business in the states listed on Schedule 1(a).

(b)    Set forth in Schedule 1(b) hereto is a list of any other legal names each Loan Party has had in the past five years, together with the date of the relevant name change.

(c)    Set forth in Schedule 1(c) is a list of all other names used by each Loan Party in connection with any business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Service, in each case, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

2.    Chief Executive Offices. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.

3.    Real Property.

(a)    Attached hereto as Schedule 3(a) is a list of all (i) Real Property (as defined in the Security Agreements) of each Loan Party, (ii) filing offices for any mortgages to encumber the Real Property pursuant to the Loan Documents, (iii) common names, addresses and uses of each parcel of Real Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described on Schedule 3(a) attached hereto: (A) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 3(a) and (B) no Loan Party has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated by the Loan Documents. The legal descriptions of real property to be encumbered by a mortgage pursuant to the Loan Documents shall be attached to the recorded mortgage thereof.

(b)    Schedule 3(b) sets forth all third parties (“Bailees”) with possession of any Collateral (including inventory and equipment) of the Loan Parties, including the name and address of such Bailee, a description of the inventory and equipment in such Bailee’s possession and the location of such inventory and equipment (if none please so state).

4.    Extraordinary Transactions. Except for those purchases, mergers, acquisitions, consolidations, and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

5.    Stock Ownership and Other Equity Interests. Attached hereto as Schedule 5(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and its Subsidiaries and the record and beneficial owners of such Equity Interests. Also set forth on Schedule 5(a) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Attached hereto as Schedule 5(b) is a true and correct organizational chart of Parent, Borrowers and their Subsidiaries.

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6.    Instruments and Chattel Paper. Attached hereto as Schedule 6 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of Indebtedness held by each Loan Party as of the date hereof having an aggregate value or face amount in excess of $1,000,000, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries.

7.    Intellectual Property.

(a)    Schedule 7(a) provides a complete and correct list of all registered Copyrights (as defined in the Security Agreements) owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party. Schedule 7(a) provides a complete and correct list of all Patents (as defined in the Security Agreements) owned by any Loan Party and all applications for Patents owned by any Loan Party. Schedule 7(a) provides a complete and correct list of all registered Trademarks (as defined in the Security Agreements) owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party.

(b)    Schedule 7(b) provides a complete and correct list of all Intellectual Property Licenses (as defined in the Security Agreements) entered into by any Loan Party pursuant to which (i) any Loan Party has provided any license or other rights in Intellectual Property (as defined in the Security Agreements) owned or controlled by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) or (ii) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party;

8.    Commercial Tort Claims. Attached hereto as Schedule 8 is a true and correct list of all commercial tort claims that exceed $1,000,000 held by each Loan Party, including a brief description thereof.

9.    Deposit Accounts and Securities Accounts. Attached hereto as Schedule 9 is a true and complete list of all Deposit Accounts and Securities Accounts (each as defined in the Security Agreements) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

10.    Letter-of-Credit Rights. Attached hereto as Schedule 10 is a true and correct list of all letters of credit issued in favor of any Loan Party, as beneficiary thereunder, having an aggregate value or face amount in excess of $1,000,000.

11.    Other Assets: A Loan Party owns the following kinds of assets:

Aircraft:	Yes ☐ No ☒

Vessels, boats or ships:	Yes ☐ No ☒

Railroad rolling stock:	Yes ☐ No ☒

Motor Vehicles or other similar titled collateral:	Yes ☒ No ☐

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If the answer is yes to any of these other types of assets, please describe on Schedule 11.

12.    Special Grantors. Except as specifically identified on Schedule 12, none of the Loan Parties is a: (i) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (ii) a trust, (iii) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended, (iv) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof or (v) located (within the meaning of Section 9-307) in the Commonwealth and Puerto Rico. Each Loan Party identified on Schedule 12 may be a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC) and the jurisdictions for filing listed next to such Loan Party’s name on Schedule 12 are the jurisdictions for “transmitting utility” filings that would be required to be made with respect to such Loan Party if it were a transmitting utility in order to perfect Agent’s security interest in the fixtures of such Loan Party by fixture filing.

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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this      day of             , 20    .

PARENT:	SALEM MEDIA GROUP, INC., a Delaware corporation

	By:	/s/ Evan D. Masyr
	Name:	Evan D. Masyr
	Title:	Chief Financial Officer

BORROWERS:

AIR HOT, INC.

BISON MEDIA, INC.

CARON BROADCASTING, INC.

COMMON GROUND BROADCASTING, INC.

INSPIRATION MEDIA, INC.

NEW INSPIRATION BROADCASTING COMPANY, INC.

NI ACQUISITION CORP.

PENNSYLVANIA MEDIA ASSOCIATES, INC.

REACH SATELLITE NETWORK, INC.

SALEM CONSUMER PRODUCTS, INC.

SALEM COMMUNICATIONS HOLDING CORPORATION

SALEM MEDIA OF COLORADO, INC.

SALEM MEDIA OF HAWAII, INC.

SALEM MEDIA OF KENTUCKY, INC.

SALEM MEDIA OF OHIO, INC.

SALEM MEDIA OF OREGON, INC.

SALEM MEDIA OF TEXAS, INC.

SALEM MEDIA OF VIRGINIA, INC.

SALEM MEDIA REPRESENTATIVES, INC.

SALEM PUBLISHING, INC.

SALEM RADIO NETWORK INCORPORATED

SALEM RADIO PROPERTIES, INC.

SCA LICENSE CORPORATION

SOUTH TEXAS BROADCASTING, INC.

SRN NEWS NETWORK, INC.

SRN STORE, INC.

	By:	/s/ Evan D. Masyr
	Name:	Evan D. Masyr
	Title:	Chief Financial Officer

[SIGNATURE PAGES CONTINUE]

BORROWERS:

INSPIRATION MEDIA OF TEXAS, LLC

SALEM MEDIA OF ILLINOIS, LLC

SALEM MEDIA OF MASSACHUSETTS, LLC

SALEM MEDIA OF NEW YORK, LLC

SALEM RADIO OPERATIONS, LLC

SALEM SATELLITE MEDIA, LLC

SALEM WEB NETWORK, LLC

SCA-PALO ALTO, LLC

	BY:	SCA LICENSE CORPORATION, ITS MANAGER

	By:	/s/ Evan D. Masyr
	Name:	Evan D. Masyr
	Title:	Chief Financial Officer

EAGLE PRODUCTS, LLC
	BY:	CARON BROADCASTING, INC.,
ITS MANAGER

	By:	/s/ Evan D. Masyr
	Name:	Evan D. Masyr
	Title:	Chief Financial Officer

EXHIBIT A

CORPORATE SUBSIDIARIES

AIR HOT, INC.

BISON MEDIA, INC.

CARON BROADCASTING, INC.

COMMON GROUND BROADCASTING, INC.

INSPIRATION MEDIA, INC.

NEW INSPIRATION BROADCASTING COMPANY, INC.

NI ACQUISITION CORP.

PENNSYLVANIA MEDIA ASSOCIATES, INC.

REACH SATELLITE NETWORK, INC.

SALEM CONSUMER PRODUCTS, INC.

SALEM COMMUNICATIONS HOLDING CORPORATION

SALEM MEDIA OF COLORADO, INC.

SALEM MEDIA OF HAWAII, INC.

SALEM MEDIA OF KENTUCKY, INC.

SALEM MEDIA OF OHIO, INC.

SALEM MEDIA OF OREGON, INC.

SALEM MEDIA OF TEXAS, INC.

SALEM MEDIA OF VIRGINIA, INC.

SALEM MEDIA REPRESENTATIVES, INC.

SALEM PUBLISHING, INC.

SALEM RADIO NETWORK INCORPORATED

SALEM RADIO PROPERTIES, INC.

SCA LICENSE CORPORATION

SOUTH TEXAS BROADCASTING, INC.

SRN NEWS NETWORK, INC.

SRN STORE, INC.

EXHIBIT B

LLC SUBSIDIARIES

INSPIRATION MEDIA OF TEXAS, LLC

SALEM MEDIA OF ILLINOIS, LLC

SALEM MEDIA OF MASSACHUSETTS, LLC

SALEM MEDIA OF NEW YORK, LLC

SALEM RADIO OPERATIONS, LLC

SALEM SATELLITE MEDIA, LLC

SALEM WEB NETWORK, LLC

SCA-PALO ALTO, LLC

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Formation	States Where Qualified to do Business*[1]
Salem Media Group, Inc.	Corporation	Yes	2351582	77-0121400	DE	CA*, IN, WA

Air Hot, Inc.	Corporation	Yes	4632228	80-0316086	DE	CA, CO, MN, NJ, NY, TX, VA*

Bison Media, Inc.	Corporation	Yes	19961049899	77-0434654	CO	TX*, WA

Caron Broadcasting, Inc.	Corporation	Yes	968648	77-0439370	OH	AZ, CA, DC, FL, KY, MI, MD, MO, NC, OR, SC*, TN, VA, WA

Common Ground Broadcasting, Inc.	Corporation	Yes	209090-81	93-1079989	OR	AZ*, FL, MN, OH, WA

Eagle Products, LLC	Limited Liability Company	Yes	5456971	32-0427053	DE	D.C.*, WA

Inspiration Media, Inc.	Corporation	Yes	2-378992-8	77-0132974	WA	TX

Inspiration Media of Texas, LLC	Limited Liability Company	Yes	07085781-22	75-2615876	TX

New Inspiration Broadcasting Company, Inc.	Corporation	Yes	C0854634	95-3356921	CA	UT, WA

1 “*”    Jurisdictions in which failure to be duly qualified or licensed would constitute a Material Adverse Effect.

NI Acquisition Corp.	Corporation	Yes	C2032267	77-0472233	CA

Pennsylvania Media Associates, Inc.	Corporation	Yes	1546025	94-3134636	PA	FL, GA, MA*, MI, NE KY

Reach Satellite Network, Inc.	Corporation	Yes	0248743	62-1499223	TN	VA

Salem Consumer Products, Inc.	Corporation	Yes	4384090	26-0592055	DE	CA*, VA

Salem Communications Holding Corporation	Corporation	Yes	3231850	52-2253737	DE	AZ, CA*, FL, IN, KY, MD, NC, NV, OK, OR, TN, VA, WA

Salem Media of Massachusetts, LLC	Limited Liability Company	Yes	4468736	26-1524392	DE	IL*, KY, MA, MN, OH

Salem Media of Colorado, Inc.	Corporation	Yes	19931082450	84-1239646	CO

Salem Media of Hawaii, Inc.	Corporation	Yes	3039118	91-1973005	DE	HI*

Salem Media of Illinois, LLC	Limited Liability Company	Yes	3333936	52-2295222	DE	FL, IL*, NE, TX

Salem Media of Kentucky, Inc.	Corporation	Yes	0473858	61-1346985	KY

Salem Media of New York, LLC	Limited Liability Company	Yes	3333898	52-2293254	DE	NJ, NY*, OR

Salem Media of Ohio, Inc.	Corporation	Yes	579033	95-3690954	OH

Salem Media of Oregon, Inc.	Corporation	Yes	033167-83	77-0114986	OR

Salem Media of Texas, Inc.	Corporation	Yes	01319897-00	77-0379125	TX

Salem Media of Virginia, Inc.	Corporation	Yes	0488450-8	54-1927897	VA	D.C., MD

Salem Media Representatives, Inc.	Corporation	Yes	01195013-00	77-0281576	TX	AL, AZ, CA, GA, IL, MI, MN, MO, NC, NE, NJ, NY, SC, WA

Salem Publishing, Inc.	Corporation	Yes	0222737	95-3394730	TN	CA, CO, FL, GA, IL, KY, NC, SC, TX

Salem Radio Network Incorporated	Corporation	Yes	2290095	77-0305542	DE	CA, CO, KY, LA, MO, MS, NC, NY, OH, TN, TX*, VA, WA

Salem Radio Operations, LLC	Limited Liability Company	Yes	3356549	77-0581097	DE

Salem Radio Properties, Inc.	Corporation	Yes	3058511	52-2194731	DE	AZ, CA, CO, FL, GA, HI, IA, IL, IN, KY, MD, NE, OH, PA, SC, TX*, VA, WA

Salem Satellite Media, LLC	Limited Liability Company	Yes	3399935	52-2324849	DE	VA*

Salem Web Network, LLC	Limited Liability Company	Yes	2988989	52-2141739	DE	AL, AZ, CA, CO, FL, GA, IL, IN, MA, MD, MI, MO, NH, NJ, NY, NV, NC, OH, OK, PA, SC, TN*, TX, VA*, WA, WI, WV

SCA License Corporation	Corporation	Yes	3258707	52-2255733	DE	CA*, CO, FL, IL, KY, MA, MN, NJ, NY, OH, VA

SCA-Palo Alto, LLC	Limited Liability Company	Yes	3543669	36-4502016	DE	CA*

South Texas Broadcasting, Inc.	Corporation	Yes	0132756600	77-0388924	TX	AR, FL, GA*, MN, NC, NY, VA

SRN News Network, Inc.	Corporation	Yes	0139401300	77-0426090	TX	D.C., VA

SRN Store, Inc.	Corporation	Yes	801830764	46-3434092	TX

Schedule 1(b)

Prior Names

Loan Party/Subsidiary	Prior Name	Date of Change
Salem Media Group, Inc.	Salem Communications Corporation	2/19/2015
Salem Media of Massachusetts, LLC	Salem Media Group, LLC	10/28/2015

Schedule 1(c)

Changes in Corporate Identity; Other Names

Loan Party/Subsidiary	Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years
Salem Media of Massachusetts, LLC	Salem Media Group, LLC	Name Change	10/28/2015	DE	None
Salem Media Group, Inc.	Salem Communications Corporation	Name Change	2/19/2015	DE	None

Schedule 2

Chief Executive Offices

Loan Party/Subsidiary	Address	County	State
Salem Media Group, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Air Hot, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Bison Media, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Caron Broadcasting, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Common Ground Broadcasting, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Eagle Products, LLC	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Inspiration Media, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Inspiration Media of Texas, LLC	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

New Inspiration Broadcasting Company, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

NI Acquisition Corp.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Pennsylvania Media Associates, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Reach Satellite Network, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Consumer Products, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Communications Holding Corporation	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Media of Massachusetts, LLC	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Media of Colorado, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Media of Hawaii, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Media of Illinois, LLC	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Media of Kentucky, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Media of New York, LLC	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Media of Ohio, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Media of Oregon, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Media of Texas, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Media of Virginia, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Media Representatives, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Publishing, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Radio Network Incorporated	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Radio Operations, LLC	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Radio Properties, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Satellite Media, LLC	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Salem Web Network, LLC	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

SCA License Corporation	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

SCA-Palo Alto, LLC	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

South Texas Broadcasting, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

SRN News Network, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

SRN Store, Inc.	4880 Santa Rosa Road, Camarillo, CA 93012	Ventura	CA

Schedule 3(a)

Real Property

I.	Owned Real Property

Loan Party	Common Name and Address	Purpose/Use	Improvements Located on Real Property	To be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/ Right of First Refusal
Salem Radio Properties, Inc.	4880 Santa Rosa Road, Camarillo, CA Ventura County, CA	Office	Office	Yes	Ventura County Clerk’s Office	No

Salem Radio Properties, Inc.	70 Salem Turnpike, Saugus, MA Essex County, MA	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	3700 Hazel Ave. (aka 3700 Dix), Lincoln Park, MI Wayne County, MI	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	3201 Mt Troy Rd/Lot & Block 117-P-30, Reserve Township, Pittsburgh, PA Allegheny County, PA	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Loan Party	Common Name and Address	Purpose/Use	Improvements Located on Real Property	To be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/ Right of First Refusal
Salem Radio Properties, Inc.	3366 Pleasant Valley Road, Seven Hills, OH Cuyahoga County, OH	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	9446 Broadview Road, Broadview Heights (Cleveland), OH Cuyahoga County, OH	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	1377 Salt Springs Road, Warren, OH Trumbull County, OH	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	4623 Corydon Pike, New Albany, IN Floyd County, IN	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	3505 & 3509 Hamburg Pike, Jeffersonville, IN Clark County, IN	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Loan Party	Common Name and Address	Purpose/Use	Improvements Located on Real Property	To be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/ Right of First Refusal
Salem Radio Properties, Inc.	3000 Colfax Rd (aka 6500 29th Griffith, & 6600 W 29th) Griffith & Gary, IN Lake County, IN	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	2355 Ballard Road (aka 711 Forest Edge Lane) Des Plaines, IN Cook County, IL	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	South of 167th Street, Lockport, IL Will County, IL	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	8214 Old Pond Creek Road, Pegram, TN Davidson County, TN	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	322 Radio Tower Ln (aka Porterfield Rd), Readyville, TN Cannon County, TN	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Loan Party	Common Name and Address	Purpose/Use	Improvements Located on Real Property	To be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/ Right of First Refusal
Salem Radio Properties, Inc.	14775 Downing Street, Dover, FL Hillsborough County, FL	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	5211 W. Laurel Street, Tampa, FL Hillsborough County, FL	Office	Office	No		No

Salem Radio Properties, Inc.	.9 miles N of Fre 54 and Meadow Brook Dr., Odessa, FL Pasco County, FL	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	1000 Harbor Lake Dr., Industrial Park, Safety Harbor, FL Pinnellas Park, FL	Land Only	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	1000 Harbor Lake Dr., Industrial Park, Safety Harbor, FL Pinnellas Park, FL	Building Only	Transmitter Building, Antenna and Equipment	No	N/A	No

Loan Party	Common Name and Address	Purpose/Use	Improvements Located on Real Property	To be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/ Right of First Refusal
Salem Radio Properties, Inc.	9549 Fruitville Rd. (aka 2200 Dog Kennel Rd), Sarasota, FL Sarasota County, FL	Land Only	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	2000 Cheshire Bridge Road, Atlanta, Edgewood GA Fulton County, GA	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	1188 Lake View, Altamonte Springs, FL Seminole County, FL	Office	Office	No	N/A	No

Salem Radio Properties, Inc.	1770 Sheeler Ave., Apopka, FL Orange County, FL	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	1550 E. 58th Avenue (at N. Franklin Street), Commerce City, CO Adams County, CO	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Loan Party	Common Name and Address	Purpose/Use	Improvements Located on Real Property	To be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/ Right of First Refusal
Salem Radio Properties, Inc.	4580 Airport Road, Colorado Springs, CO El Paso County, CO	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	1600 Longstreet Drive, Riverview Industrial Park (Lot 8,9,10), Lewisville, TX Denton County, TX	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	Industrial Center Road near 111410 and Perrin-Beitel Road, San Antonio, TX Bexar County, TX	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	755 Show Case (aka S. Orange Show Rd) San Bernardino, CA San Bernardino County, CA	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	1154-1160 N. King Street, Honolulu (Oahu) HI Honolulu County, HI	Office	Office	Yes	State of Hawaii Bureau of Conveyances	No

Loan Party	Common Name and Address	Purpose/Use	Improvements Located on Real Property	To be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/ Right of First Refusal
Salem Radio Properties, Inc.	5700 South 36th St. (W of Gifford Rd, S of Rt 92/275), Council Bluffs, IA Pottawattamie County, IA	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	4650 El Reposo Dr. (aka 4970 Wawona St) Los Angeles, CA Los Angeles County, CA	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	642 Parrish Lane, McEwen, TN Humphreys County, TN	Undeveloped Land	Transmitter Land	No	N/A	No

Salem Radio Properties, Inc.	3116 St. Augustine Road, Dallas, TX Dallas County, TX	Undeveloped Land	Transmitter Land	No	N/A	No

Salem Radio Properties, Inc.	1621 Piney Grove Road (aka 4180 Timber Trace Rd), Loganville, GA Walton County, GA	Transmitter	Transmitter Building, Antenna and Equipment	Yes	Walton County Clerk of the Superior Court - Real Estate Division	No

Loan Party	Common Name and Address	Purpose/Use	Improvements Located on Real Property	To be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/ Right of First Refusal
Salem Radio Properties, Inc.	Piney Grove Rd & Bullock Trail, Loganville, GA Walton County, GA	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	Minnis Rd & Farm to Market 902, Collinsville, TX Grayson County, TX	Transmitter	Transmitter Building, Antenna and Equipment	Yes	Grayson County Clerk’s Office	No

Salem Radio Properties, Inc.	5701 Bruton Road, Dallas, TX Dallas County, TX	Land	Transmitter building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	10426 Cemetery Road (aka 10426 196th Street SW), Vashon Island, WA King County, WA	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	Muth Valley Rd, Lakeside, CA San Diego County, CA	Undeveloped Land	Transmitter Land	No	N/A	No

Loan Party	Common Name and Address	Purpose/Use	Improvements Located on Real Property	To be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/ Right of First Refusal
Salem Radio Properties, Inc.	Buffalo Lane & County Rd #58 (18200 S 180th Springfield) Springfield, NE Sarpy County, NE	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	6424Hartman Ave. @ 64th St., Omaha, NE Douglas County, NE	Transmitter	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	6611 Country Road, McKinney, TX Collin County, TX	Land	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	Vacant Land (Longden Ave East of Myrtle Ave), Covina, CA Los Angeles County, CA	Undeveloped Land	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	9490 Braun Road, San Antonio, TX Bexar County, TX	Land	Transmitter Building, Antenna and Equipment	No	N/A	No

Loan Party	Common Name and Address	Purpose/Use	Improvements Located on Real Property	To be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/ Right of First Refusal
Salem Radio Properties, Inc.	6400 N. Beltline Road, Irving, TX Dallas County, TX	Office	Office	Yes	Dallas County Clerk - Recording Division	No

Salem Radio Properties, Inc.	6839 W. Farmer Road, Phoenix, AZ Maricopa County, AZ	Land	Transmitter, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	11430 Gandy Blvd., St. Petersburg, FL Pinellas County, FL	Land	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	350 NE 71st Street, Miami, FL Miami-Dade, FL	Land	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	4297 Sanders Road, Powder Springs, GA Cobb County, GA	Land	Transmitter Building, Antenna and Equipment	No	N/A	No

Loan Party	Common Name and Address	Purpose/Use	Improvements Located on Real Property	To be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/ Right of First Refusal
Salem Radio Properties, Inc.	546 Schlueter Germaine Road, Belleville, IL St. Clair County, IL	Land	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	917 Lilac Drive, North, Golden Valley, MN Hennepion, MN	Land	Transmitter Building, Antenna and Equipment	No	N/A	No

Salem Radio Properties, Inc.	889 Agnew Road, Baldwin, PA Allegheny County, PA	Land	Transmitter Building, Antenna and Equipment	No	N/A	No

II.	Leases

ENTITY	LEASED PREMISES ADDRESS	LANDLORD
Salem Media Group, Inc.	162 Aviador Place, Camarillo, CA 93012	MKL Properties
Salem Radio Network Incorporated	1820 Eastlake Avenue, 1st Floor, Seattle, WA 98102	Bonneville Int’l Corp
Salem Radio Properties, Inc.	23830 Pacific Highway South, Kent, WA 98032	Mulvaney Group
Salem Communications Holding Corporation	3100 John Hinkle Place, Bloomington, IN 47408	Gallagher Property Mgt
Salem Media of Virginia, Inc.	1735 N Lynn Street, 5th Floor, Arlington, VA 22909	TMG International Place
Pennsylvania Media Associates, Inc.	500 Victory Road in Marina Bay, Quincy, MA 02171	500 Victory Road Limited
Salem Media of New York, LLC	111 Broadway, New York, NY 10006	Clear Channel Communications
Pennsylvania Media Associates, Inc.	875 Greentree Rd, Pittsburgh, PA 15220	PWC Pitt, LLC
New Inspiration Broadcasting Company, Inc.	One Fremont Pl, 39650 Liberty St, Fremont, CA 94538	Shapell Properties
Salem Media of Ohio, Inc.	8101 North High Street, Columbus, OH 43235	PNL Ohio LLC
Caron Broadcasting, Inc.	12250 Weber Hill Road, St. Louis, MO 63127	Weber Hill Investments
Reach Satellite Network, Inc.	312 South Church Street, Murfreesboro, TN 37130	Leonard Anderson
Caron Broadcasting, Inc.	1990 Main Street, Office #703, Sarasota, FL 34236	HQ Global dba Regus
South Texas Broadcasting, Inc.	2970 Peachtree NW , Atlanta, GA 30305	TSO Buckhead Centre
Bison Media, Inc.	7150 Campus Drive, Colorado Springs, CO 80920	SW 7150 Campus Dr
South Texas Broadcasting, Inc.	6161 Savoy Drive, Houston, TX 770376	ARI, Inc
Salem Media of Illinois, LLC	1916 Gulfway Drive / Hwy 124, Winnie, TX 77665	Winnie Wash & Storage
New Inspiration Broadcasting Company, Inc.	500 E Esplanade Drive, Oxnard, CA 93036	Duesenberg Investment Co
South Texas Broadcasting, Inc.	415 North McKinley St., Little Rock, AR 72205	Plaza West Properties
Salem Media of Illinois, LLC	11717 Burt Street, Omaha, NE 68154	11717 LLC
Salem Media of Oregon, Inc.	6400 SE Lake Road, Milwaukie, OR 97222 (Portland)	Cruise 224, LLC
New Inspiration Broadcasting Company, Inc.	9255 Towne Centre Drive, San Diego, CA 92121	dba La Jolla Centre II LLC
Salem Media of Kentucky, Inc.	9960 Corporate Campus Dr.,Louisville, KY 40223	Fenley Portfolio Trust
Inspiration Media, Inc.	705 Union Station Bldg, Seattle, WA 98104	705 Union Station
New Inspiration Broadcasting Company, Inc.	1425/1435 River Park Drive, Sacramento, CA 95815	Point West Corp. Plaza
New Inspiration Broadcasting Company, Inc.	625 The City Drive , Orange, CA 92868	BRE CA Office Owner LLC
South Texas Broadcasting, Inc.	2301 Lucien Way, Maitland, FL 32751	CRP-Colonnades, LLC
New Inspiration Broadcasting Company, Inc.	701 N Brand Boulevard, Glendale, CA 91203	California Credit Union
Salem Web Network, LLC	111 Virginia St., Richmond, VA 23219	JPMCC

Caron Broadcasting, Inc.	300 New Jersey Avenue, NW Washington, DC 20001	Jones Day
Salem Media Representatives, Inc.	14 Penn Plaza, 225 W 34th St, Manhattan, NY 10001	14 So. Williamsport Holdings
Pennsylvania Media Associates, Inc.	Lots 35 & 36 Pearl Lake, Magnolia Drive, Orlando, FL 32810	Sandra Parks & Kenneth Brown
Caron Broadcasting, Inc.	5757 Blue Lagoon Dr, Blue Lagoon, Miami, FL 33126	Ivy Blue Lagoon Property LLC
Caron Broadcasting, Inc.	2 Radio Plaza, Ferndale, MI 48220	Greater Boston Radio
Common Ground Broadcasting, Inc.	4 Summit Park Dr., Independence OH 44131-2583	Summit Cleveland Realty
Salem Media of Illinois, LLC	25 Northwest Point, Elk Grove, IL 60007	NWP Acquisition LLC
Caron Broadcasting, Inc.	494 Old Nashville Highway, Lavergne, TN 37086	Harley Faulkner
Salem Media of Massachussetts, LLC	1860 Mellwood Ave, Louisville, KY 40206	1860 Mellwood, LLC
Salem Media of New York, LLC	110 Commerce Way, Hackensack, NJ 07601	Industrialand Associates
Pennsylvania Media Associates, Inc.	4068 Mystic Valley Parkway, Medford, MA 02155	Fellsway Associates
Salem Radio Properties, Inc.	2355 Ballard Road, Des Plaines, IL 60641	Gillick Realtors
Pennsylvania Media Associates, Inc.	75 Concord Avenue, Lexington, MA 02421	American Tower
Pennsylvania Media Associates, Inc.	Meyers Road, Oak Park, MI 48237-3209	American Tower
Pennsylvania Media Associates, Inc.	115 Longwood Hills Road, Longwood, FL 32750	American Tower
Salem Media of Colorado, Inc.	190 Mine Lane, Boulder, CO 80302	American Tower
Caron Broadcasting, Inc.	150 SW 27th Avenue, SW Miami, FL 33135	American Tower
Salem Media of Massachussetts, LLC	26501 Renaissance Parkway, Cleveland, OH 44128	American Tower
Salem Media of Kentucky, Inc.	2308 Brunswick Avenue, St. Louis Park, MN 55416	CTD Properties
Salem Media of Kentucky, Inc.	2308 Brunswick Avenue, St. Louis Park, MN 55416	CTD Properties WWTC
Caron Broadcasting, Inc.	1360, LLC - Virginia Key, Miami-Dade County,	CBS Radio Stations Inc
Pennsylvania Media Associates, Inc.	20931 Meyers Road, Oak Park, MI 48237	Richland Towers
Salem Media of Ohio, Inc.	776 Twin Rivers Drive, Columbus, OH 43215	WBNS-TV
Caron Broadcasting, Inc.	Abbey Road, North Royalton, Ohio 44133	Oschek Family Radio Tower Trust
Salem Media of Ohio, Inc.	950 Stimmel Road, Columbus, OH 43223	Sinclair Communications
Salem Radio Properties, Inc.	26700 S.W. 8th Street, Miami, FL 33194	National Park Services
South Texas Broadcasting, Inc.	2034 Lenox Road, Atlanta, GA 30324	JW Broadcasting
South Texas Broadcasting, Inc.	2034 Lenox Road, Atlanta, GA 30324	JW Broadcasting
South Texas Broadcasting, Inc.	Johnson Road, Alpharetta, GA 30004	SBA Infranstructure, LLC
Common Ground Broadcasting, Inc.	1400 Davis Street, Ferry Road, East Carondelet, Il 62240	Atsinger Family Trust
Caron Broadcasting, Inc.	5820 Cane Ridge Road, Antioch, TN 37013	SBA Towers, Inc.
Common Ground Broadcasting, Inc.	2110 Cliff Road, Eagan, MN 55122-3522	SBC
Common Ground Broadcasting, Inc.	2110 Cliff Road, Eagan, MN 55122-3522	SBC

Pennsylvania Media Associates, Inc.	117 Ridge Park, Lafayette Hill, PA 19444	SBC
Inspiration Media, Inc.	10108 Madison Ave NE, Winslow WA 98110	SBC
Inspiration Media, Inc.	10108 Madison Ave NE, Winslow WA 98110	SBC
Common Ground Broadcasting, Inc.	7401 W. Camelback Road, Phoenix, AZ 85033	SBC
New Inspiration Broadcasting Company, Inc.	1701 Athens Ave, Lincoln, CA 95648	SBC
New Inspiration Broadcasting Company, Inc.	3636 Enterprise Ave., Hayward, CA 94545	SBC
Caron Broadcasting, Inc.	992 Inland Center Drive, San Bernardino, CA 92408	SBC
Pennsylvania Media Associates, Inc.	405 Ring Road, Altamonte Springs, FL	SBC
Salem Media of Colorado, Inc.	Brighton Rd., S of Bromley Lane, Brighton, CO 80601	SBC
Salem Media of Texas, Inc.	7025 E US Hwy 87, China Grove, TX 78220 (Day Site)	SBC
Salem Media of Texas, Inc.	7025 E US Hwy 87, China Grove, TX 78220 (Nite Site)	SBC
Common Ground Broadcasting, Inc.	7401 W. Camelback Road, Phoenix, AZ 85033	SBC
South Texas Broadcasting, Inc.	14919 Welcome Lane Houston, TX, 77014	SBC
South Texas Broadcasting, Inc.	4100 County Road, #833, Alvin, TX 77511	Atsinger Trust/Epperson
Pennsylvania Media Associates, Inc.	00 Salt Marsh, Quincy, MA	Atsinger Family Trust
Inspiration Media of Texas, LLC	1450 Cedar W. Belt Line Road, Cedar Hill, TX 75104	Sonsinger Broadcasting
New Inspiration Broadcasting Company, Inc.	3951 Canyon De Oro Drive, Encinitas, CA 92024	Atsinger Family Trust
Salem Media of Virginia, Inc.	5217 N 19th Road, Arlington, VA 22207	Greater Washington Ed
South Texas Broadcasting, Inc.	322 1st Street Avenue N, Suite 500, Minneapolis, MN 55401	DP Property Acquisition, LLC
Salem Publishing, Inc.	895 State Farm Road, Oak Summit Office Park, Boone, NC 28607	Asheco
Salem Radio Network Incorporated	4658 Barranca Parkway, Irvine, CA 92604	The Irvine Company
Pennsylvania Media Associates, Inc.	5109 Carder Road, Orlando, FL 32810	Pinnacle Towers, LLC
New Inspiration Broadcasting Company, Inc.	9588 Chantry Hill Road, Placer (Newcastle) , CA 95658	Cox Radio Inc
Salem Media of Colorado, Inc.	3131 South Vaughn Way, Aurora, CO 80014	CCP I and II LLC
Bison Media, Inc.	6169 Transmitter Lane, Colorado Springs, CO 80920	Cheyenne Propagation Co.
Bison Media, Inc.	6169 Transmitter Lane, Colorado Springs, CO 80920	Cheyenne Propagation Co.
Inspiration Media of Texas, LLC	1310 W Beltline Road, Cedar Hill, TX 75104 -	American Tower
Bison Media, Inc.	5800, Dallas County Texas.	Mortenson Broadcasting
Bison Media, Inc.	4605 W. Baker Road, Baytown, TX 77522	Crown Castle Towers
Inspiration Media of Texas, LLC	4930 Military Parkway, Dallas, TX 75227	MBC of Texas-KKGR

Salem Media of Illinois, LLC	Hwy 90 near FM 1009, Devers, TX 77538-7052	Spectrasite/American Tower
South Texas Broadcasting, Inc.	Crystal Mountain West, Little Rock, AR 72223	Cumulus Radio Corp
Salem Media of Texas, Inc.	9601 McAllister Freeway, San Antonio, TX 78216	RBL McAll I & II, LP
Common Ground Broadcasting, Inc.	3701 Pinnacle Peak Road, Phoenix, AZ 85050	Sierra National Corp
Salem Media of Oregon, Inc.	9700 SE Eastview Drive, Portland, OR 97086	KPHP Radio
New Inspiration Broadcasting Company, Inc.	13019 Glory Lane, Rancho Cordova, CA 95742	John James Tracy Trust
New Inspiration Broadcasting Company, Inc.	5008 Jefferson Blvd, West Sacramento, CA 95691	Willowslough Properties
Caron Broadcasting, Inc.	1479 Sanborn Road, Yuba City, CA 95993	Results Radio, LLC
Caron Broadcasting, Inc.	21065 County Road 13 (west end Rd 13, Bald Mt), Capay CA	Bald Mountain Comm
New Inspiration Broadcasting Company, Inc.	Gibraltar Peak - 5km NE of Santa Barbara, CA	Community Radio, Inc.
New Inspiration Broadcasting Company, Inc.	11865 Moreno Avenue, Lakeside, CA 92040	Family Stations Inc
Salem Media of Virginia, Inc.	5601 River Road, Bethesda, MD 20816	Kenwood Golf&Country
Salem Media of Virginia, Inc.	7351 Hunton Street, Warrenton, VA 20187	Radio Companion
Caron Broadcasting, Inc.	1430 Wade Hampton Blvd., Greenville, SC 29614	Bob Jones University
Salem Media of Hawaii, Inc.	45 Ahui Street, Kaka’ ako Makai Honolulu, Oahu, HI 96813	Office of Hawaiian Affairs
Salem Media of Hawaii, Inc.	Palehua, Oahu, HI, Ala Moana Hotel	Ala Moana Property
Pennsylvania Media Associates, Inc.	5800 N 72nd Street, Omaha NE 68134	Gray Television Group, Inc.
SCA-Palo Alto, LLC	1790 Rutgers St. Palo Alto, CA 94303	San Franciso Water
New Inspiration Broadcasting Company, Inc.	3600 Linda Vista Drive, Glendale, CA 91206	Richland Towers
New Inspiration Broadcasting Company, Inc.	Fox Television tower on Mt. Wilson	Community Television KCET
Salem Web Network, LLC	6060 Central, Suite 440 Dallas, TX 75206	AP-Prescott Twin Sixties
Salem Radio Network Incorporated	404/402 BNA Drive, Nashville, TN 37217	CCP Property Owner
Salem Media of Virginia, Inc.	219 East Davis Street, Suite 220, Culpepper, VA 22701	Praise Communications
New Inspiration Broadcasting Company, Inc.	9588 Chantry Hill Road, Placer (Newcastle), CA 95658	Pinnacle Towers, LLC
Salem Media of Illinois, LLC	4605 West Baker Road, Harris TX 77520	Pinnacle Towers, LLC
Inspiration Media, Inc.	2042 E Marc Ave., Tacoma WA 98422	Port of Tacoma
New Inspiration Broadcasting Company, Inc.	6501 173rd Ave, SE, Isaaquah, WA 98027	Ratelco
Salem Radio Properties, Inc.	1290 Casitas Vistas Road, Ojai, CA 93001	Rancho Casitas
Salem Media of Oregon, Inc.	4700 Council Crest Dr., Portland, OR 97239	Stonehenge Tower LLC
Salem Media of Oregon, Inc.	4700 Council Crest Dr., Portland, OR 97239	Stonehenge Tower LLC
Caron Broadcasting, Inc.	4700 Council Crest Dr., Portland, OR 97239	Stonehenge Tower LLC
New Inspiration Broadcasting Company, Inc.	4200 E. Townsend, Orange, CA 92867	Vertical Bridge
Salem Media of Virginia, Inc.	8800 Brookville Road, Silver Spring, MD 20910	Vertical Bridge
Salem Media of Ohio, Inc.	825 Greenfield Drive, Columbus, OH 43223	Vertical Bridge
South Texas Broadcasting, Inc.	3111 W Parkwood Avenue, Friendswood, TX 77546	VB-S1 Assets, LLC

Schedule 3(a)

Real Property (cont.)

Required Consents; Loan Party Held Landlord/ Grantor Interests

I. Landlord’s / Tenant’s Consent Required

None.

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Loan Party holds Landlord’s / Grantor’s Interest

•	Salem Radio Properties, Inc. holds Landlord’s Interest at the following locations:

Site Address	Site Name	Tenant Name
10426 Cemetery Road, Vashon, WA	KGNW-AM	Clear Channel

18200 S 180th Street, Sarpy, NE	KGBI-FM	NRG Media, LLC

Tower A - 199 Ft., Palehua, HI	KAIM-FM	Trinity Broadcasting Network

1290 Casitas Vistas, Road, Ojai, CA	KDAR-FM	Cumulus

1290 Casitas Vistas, Road, Ojai, CA	KDAR-FM	Entravision

1621 Piney Grove, Loganville, GA	WFSH-FM	Walton County

1621 Piney Grove, Loganville, GA	WFSH-FM	Cumulus

8 Tower Road, Greenville, SC	WGTK-Paris Mountain	Asheville Media Group

9 Tower Road, Greenville, SC	WGTK-Paris Mountain	Communications Service Center

9 Tower Road, Greenville, SC	WGTK-Paris Mountain	USA Mobility

9 Tower Road, Greenville, SC	WGTK-Paris Mountain	LoJack Corporation

9 Tower Road, Greenville, SC	WGTK-Paris Mountain	Communications Service Center

9 Tower Road, Greenville, SC	WGTK-Paris Mountain	US Postal Service

9 Tower Road, Greenville, SC	WGTK-Paris Mountain	Homeland Security-US Customs

9 Tower Road, Greenville, SC	WGTK-Paris Mountain	Asmore Brothers

9 Tower Road, Greenville, SC	WGTK-Paris Mountain	IRS

9 Tower Road, Greenville, SC	WGTK-Paris Mountain	Drug Enforcement Agency

9 Tower Road, Greenville, SC	WGTK-Paris Mountain	Ashmore Brothers

9 Tower Road, Greenville, SC	WGTK-Paris Mountain	Global Vision

10 Tower Road, Greenville, SC	WGTK-Paris Mountain	Calvary Chapel of Twin Falls

11 Tower Road, Greenville, SC	WGTK-Paris Mountain	Total Communications, Inc.

12 Tower Road, Greenville, SC	WGTK-Paris Mountain	Greenville County

4623 Corydon Pike, New Albany, IN	WFIA-AM	iHeart Media

Tower A-199, Palehua Ridge, HI	KAIM-FM	One Love Outreach

Tower A-199, Palehua Ridge, HI	KAIM-FM	Hawaii-Three Media (Hochman)

Tower A-199, Palehua Ridge, HI	KAIM-FM	Calvary Chapel of Honolulu

Tower A-199, Palehua Ridge, HI	KAIM-FM	Ohana Broadcasting

Tower A-199, Palehua Ridge, HI	KAIM-FM	Univision/HI TV

6839 W Farmer Road, Phoenix, AZ	KXXT	Gutierrez-Palmemberg, Inc

407 Minnis Road, & Farm 902, Grayson County, TX	KWRD-FM-Ethel Tower	Radio One

407 Minnis Road, & Farm 902, Grayson County, TX	KWRD-FM-Ethel Tower	ABC Radio Disney

Agnew Road, Baldwin Boro, Lot:00075 Blk:0058J	WPGP-AM	iHeart

3201 Mt. Troy Road, Reserve Township	WPIT-AM	T-Mobile

4880 Santa Rosa Road, Camarillo, CA	Corporate Head.	Noridian Solutions

4880 Santa Rosa Road, Camarillo, CA	Corporate Head.	Robert Brown

4880 Santa Rosa Road, Camarillo, CA	Corporate Head.	Eric Halvorson

4880 Santa Rosa Road, Camarillo, CA	Corporate Head.	George Nasser

4880 Santa Rosa Road, Camarillo, CA	Corporate Head.	Media & Public Affairs Strategy

4880 Santa Rosa Road, Camarillo, CA	Corporate Head.	Peter Chang

Schedule 3(b)

Bailees

None.

Schedule 4

Transactions Other Than in the Ordinary Course of Business

None.

Schedule 5(a)

(a) Equity Interests of Loan Parties and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
Air Hot, Inc.	Salem Media Group, Inc. f/k/a Salem Communications Corporation	2	1,000	100%
Bison Media, Inc.	Salem Communications Holding Corporation	3	1,000	100%
Caron Broadcasting, Inc.	Salem Communications Holding Corporation	2	1,000	100%
Common Ground Broadcasting, Inc.	Salem Communications Holding Corporation	003	1,000	100%
Inspiration Media, Inc.	Salem Communications Holding Corporation	2	100	100%
Inspiration Media of Texas, LLC	Salem Radio Operations, LLC and SCA License Corporation	N/A	Membership Interests	100%
Eagle Products, LLC	Caron Broadcasting, Inc.	N/A	Membership Interests	100%

New Inspiration Broadcasting Company, Inc.	Salem Communications Holding Corporation	4	30,600	100%
NI Acquisition Corp.	Salem Communications Holding Corporation	3	1,000	100%
Pennsylvania Media Associates, Inc.	Salem Communications Holding Corporation	2	1,000	100%
Reach Satellite Network, Inc.	Salem Communications Holding Corporation	22	100	100%
Salem Communications Holding Corporation	Salem Communications Corporation	1	1,000	100%
Salem Consumer Products, Inc.	Salem Communications Holding Corporation	2	1,000	100%
Salem Media of Massachusetts, LLC	SCA License Corporation	N/A	Membership Interests	100%
Salem Media of Colorado, Inc.	Salem Communications Holding Corporation	2	1,000	100%
Salem Media of Hawaii, Inc.	Salem Communications Holding Corporation	2	1,000	100%

Salem Media of Illinois, LLC	Salem Radio Operations, LLC and SCA License Corporation	N/A	Membership Interests	100%
Salem Media of Kentucky, Inc.	Salem Communications Holding Corporation	2	1,000	100%
Salem Media of New York, LLC	Salem Radio Operations, LLC and SCA License Corporation	N/A	Membership Interests	100%
Salem Media of Ohio, Inc.	Salem Communications Holding Corporation	7	100	100%
Salem Media of Oregon, Inc.	Salem Communications Holding Corporation	4	100	100%
Salem Media of Texas, Inc.	Salem Communications Holding Corporation	2	1,000	100%
	New Inspiration Broadcasting Company, Inc.	6
			850
Salem Media of Virginia, Inc.	Salem Communications Holding Corporation	4	150	100%
Salem Media Representatives, Inc.	Salem Communications Holding Corporation	2	1,000	100%
Salem Publishing, Inc.	Salem Communications Corporation	8	1,000	100%

Salem Radio Network Incorporated	Salem Communications Holding Corporation	6	200	100%
Salem Radio Operations, LLC	SCA License Corporation	N/A	Membership Interests	100%
Salem Radio Properties, Inc.	Salem Communications Holding Corporation	2	1,000	100%
Salem Satellite Media, LLC	SCA License Corporation	N/A	Membership Interests	100%
Salem Web Network, LLC	SCA License Corporation	N/A	Membership Interests	100%
SCA License Corporation	Salem Communications Holding Corporation	3	1,000	100%
SCA-Palo Alto, LLC	SCA License Corporation	N/A	Membership Interests	100%
South Texas Broadcasting, Inc.	Salem Communications Holding Corporation	2	1,000	100%
SRN News Network, Inc.	Salem Communications Holding Corporation	2	1,000	100%
SRN Store, Inc.	Salem Radio Network Incorporated	2	1,000	100%

Schedule 5(b)

Organizational Chart

See attached.

Schedule 6

None.

Schedule 7(a)

Copyrights, Patents and Trademarks

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER
Salem Communications Holding Corporation	The Bill Bennett Show, Episodes 1-29, 31,32, 39-42; 2/1/07 - 3/30/07	SRu000879938
Salem Communications Holding Corporation	Bill Bennett’s “Morning in America”, Episodes 108-172, 7/1/07 - 9/30/07	SRu000876228
Salem Communications Holding Corporation	Bill Bennett’s “Morning in America”, Episodes 173-238, 10/1/07 - 12/31/07	SRu000876231
Salem Communications Holding Corporation	Bill Bennett’s “Morning in America”, Episodes 239-303, 1/1/08 - 3/31/08	SRu000876229
Salem Communications Holding Corporation	Bill Bennett’s “Morning in America”, Episodes 304-368, 4/1/08 - 6/30/08	SRu000876232
Salem Communications Holding Corporation	The Dennis Prager Show, Episodes 087-152, 6/1/07 - 8/31/07	SRu000876226
Salem Communications Holding Corporation	The Dennis Prager Show, Episodes 153-217, 9/1/07 - 11/30/07	SRu000876225
Salem Communications Holding Corporation	The Dennis Prager Show, Episodes 218-282, 12/1/07 - 2/29/08	SRu000876223
Salem Communications Holding Corporation	The Dennis Prager Show, Episodes 283-347, 3/1/08 - 5/31/08	SRu000876214
Salem Communications Holding Corporation	The Dennis Prager Show : no. 1-20	SRu000664152
Salem Communications Holding Corporation	The Hugh Hewitt Show, Episodes 173-238, 10/1/07 - 12/31/07	SRu000876202
Salem Communications Holding Corporation	The Hugh Hewitt Show, Episodes 108-172, 7/1/07 - 9/30/07	SRu000876227
Salem Communications Holding Corporation	The Hugh Hewitt Show, Episodes 239-303, 1/1/08 - 3/31/08	SRu000876203
Salem Communications Holding Corporation	The Hugh Hewitt Show, Episodes 304-368, 4/1/08 - 6/30/08	SRu000876233
Salem Communications Holding Corporation	The Hugh Hewitt Show, Episodes 043-107, 4/2/07 - 6/29/07	SRu000889343
Salem Communications Holding Corporation	The Hugh Hewitt Show, Episodes 1-33, 38-42, 2/1/07 -3/30/07	SRu000882947
Salem Communications Holding Corporation	Janet Parshall’s America : 130-195	SRu000876205
Salem Communications Holding Corporation	Janet Parshall’s America : 196-261	SRu000876206
Salem Communications Holding Corporation	Janet Parshall’s America : 262-325	SRu000876207

Salem Communications Holding Corporation	Janet Parshall’s America, Episodes 1-27, 31-63; 2/1/07 - 4/30/07	SRu000879936
Salem Communications Holding Corporation	The Michael Medved Show : 021-086	SRu001037379
Salem Communications Holding Corporation	The Michael Medved Show : 087-152	SRu000876235
Salem Communications Holding Corporation	The Michael Medved Show : 153-217	SRu000876238
Salem Communications Holding Corporation	The Michael Medved Show : 218-282	SRu000876234
Salem Communications Holding Corporation	The Michael Medved Show : 283-347	SRu000876237
Salem Communications Holding Corporation	The Michael Medved Show : no. 1-20	SRu000664151
Salem Communications Holding Corporation	The Mike Gallagher Show : 130-195	SRu000876215
Salem Communications Holding Corporation	The Mike Gallagher Show : 196-261	SRu000876218
Salem Communications Holding Corporation	The Mike Gallagher Show : 262-325	SRu000876221
Salem Communications Holding Corporation	The Mike Gallagher Show, Episodes 1-63, 2/1/07 - 4/30/07	SRu000882952
Salem Radio Network, Inc.	The Dennis Prager show : 9/19/2005 through 9/23/2005 episodes / Dennis Prager	SR0000378812
Salem Publishing, Inc.	Audio Adrenaline : the unbiased, unabridged & unbelievable story of Audio Adrenaline / by Shari MacDonald.	TX0005296474
Salem Publishing, Inc.	Avalon / by Merrill Farnsworth.	TX0005133008
Salem Publishing, Inc.	CCM lifelines : newsboys / by Lucas W. Hendrickson.	TX0005249670
Salem Publishing, Inc.	CCM lifelines : the 100 greatest albums in Christian music / Thom Granger, editor.	TX0005292804
Salem Publishing, Inc.	Jaci Velasquez / by Linda Warren.	TX0005296475
Salem Publishing, Inc.	Steven Curtis Chapman / By Melissa Riddle.	TX0005136607

Applications: None.

OTHER COPYRIGHTS

Registrations: None.

Applications: None.

Schedule 7(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES PATENTS:

Registrations: None.

Applications: None.

OTHER PATENTS:

Registrations: None.

Applications: None.

Schedule 7(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK
Air Hot, Inc.	3205952	HOT AIR
Caron Broadcasting, Inc.	2736979	CROSSWALK.COM
Caron Broadcasting, Inc.	2805120	CROSSWALK
New Inspiration Broadcasting Company, Inc.	2569476	THE FISH
New Inspiration Broadcasting Company, Inc.	2616697	THE FISH 95.9 FM (Design)
Salem Communications Holding Corporation	4793162	REGNERY
Salem Communications Holding Corporation	4793163	LITTLE PATRIOT PRESS
Salem Communications Holding Corporation	4675160	RADIO LUZ
Salem Communications Holding Corporation	4667592	THE ANSWER
Salem Communications Holding Corporation	4599766	TODAY’S CHRISTIAN MUSIC
Salem Communications Holding Corporation	4477818	SOLID GOSPEL
Salem Communications Holding Corporation	4470854	THE WORD IN PRAISE
Salem Communications Holding Corporation	4192191	BULL MARKET ALERT
Salem Communications Holding Corporation	4252619	THE ALPHA INVESTOR LETTER
Salem Communications Holding Corporation	4121884	TEACON
Salem Communications Holding Corporation	4643211	FAMILY TALK
Salem Communications Holding Corporation	4188879	REDSTATE
Salem Communications Holding Corporation	4017393	FAMILY EVENTS
Salem Communications Holding Corporation	4011756	THE GLOBAL GURU
Salem Communications Holding Corporation	4095506	ETF TRADER
Salem Communications Holding Corporation	4098079	MAKING MONEY ALERT

Salem Communications Holding Corporation	4098082	HIGH MONTHLY INCOME
Salem Communications Holding Corporation	4098083	HEDGE FUND TRADER
Salem Communications Holding Corporation	4098084	HIGH-INCOME ALERT
Salem Communications Holding Corporation	4104215	TURNAROUND TRADER
Salem Communications Holding Corporation	3933015	DAILY EVENTS
Salem Communications Holding Corporation	3316971	WNTP
Salem Communications Holding Corporation	3316951	KLFE
Salem Communications Holding Corporation	3316950	KCRO
Salem Communications Holding Corporation	3316953	WORL
Salem Communications Holding Corporation	3316913	KLUP
Salem Communications Holding Corporation	3316905	WYLL
Salem Communications Holding Corporation	3316906	KSLR
Salem Communications Holding Corporation	3316882	WFHM
Salem Communications Holding Corporation	3316869	KKNT
Salem Communications Holding Corporation	3316870	KYCR
Salem Communications Holding Corporation	3316862	WWTC
Salem Communications Holding Corporation	3316389	KBIQ
Salem Communications Holding Corporation	3293430	KGFT
Salem Communications Holding Corporation	3293372	WGKA
Salem Communications Holding Corporation	3293352	KSKY
Salem Communications Holding Corporation	3293330	WEZE
Salem Communications Holding Corporation	3292877	WAVA
Salem Communications Holding Corporation	3292876	WFIL
Salem Communications Holding Corporation	3292824	KPRZ
Salem Communications Holding Corporation	3397026	KRLA
Salem Communications Holding Corporation	3397015	KCBQ

Salem Communications Holding Corporation	3397001	KKLA
Salem Communications Holding Corporation	3396999	KGU
Salem Communications Holding Corporation	3396987	KKFS
Salem Communications Holding Corporation	3396982	KFAX
Salem Communications Holding Corporation	3396984	KFIS
Salem Communications Holding Corporation	3396955	KFSH
Salem Communications Holding Corporation	3291058	STARFISH
Salem Communications Holding Corporation	3188777	SERMONSEARCH
Salem Communications Holding Corporation	3164206	POLITICALLY INCORRECT GUIDE
Salem Communications Holding Corporation	2856493	DOUG FABIAN’S SUCCESSFUL INVESTING
Salem Communications Holding Corporation	3382286	CELEBRATE FREEDOM
Salem Communications Holding Corporation	2583356	S
Salem Communications Holding Corporation	2726199	FORECASTS & STRATEGIES
Salem Communications Holding Corporation	2351187	CONSERVATIVE LEADERSHIP SERIES
Salem Communications Holding Corporation	2527818	LIFELINE PRESS
Salem Communications Holding Corporation	2252408	CONSERVATIVE BOOK CLUB
Salem Communications Holding Corporation	1956285	AND RIGHTLY SO
Salem Communications Holding Corporation	1908426	THE NATIONAL CONSERVATIVE WEEKLY
Salem Communications Holding Corporation	1902669	HUMAN EVENTS
Salem Communications Holding Corporation	1996372	SALEM COMMUNICATIONS CORPORATION
Salem Communications Holding Corporation	1198671	FORECASTS & STRATEGIES
Salem Web Network, LLC	4022953	GOD TUBE
Salem Publishing, Inc.	1604548	THE SINGING NEWS MAGAZINE THE PRINTED VOICE OF GOSPEL MUSIC
Salem Radio Network Incorporated	1968784	SALEM RADIO NETWORK
Salem Radio Network Incorporated	1935920	SRN
Salem Web Network, LLC	4604746	REPRAY

Salem Web Network, LLC	4706370	TWITCHY
Salem Web Network, LLC	4356547	GODTUBE
Salem Web Network, LLC	4762271	TOWNHALL.COM
Salem Web Network, LLC	4022953	GODTUBE (Design)
Salem Web Network, LLC	3134729	TOWNHALL.COM (Design)

Applications: None.

OTHER TRADEMARKS:

Registrations: None.

Applications: None.

Schedule 7(b)

Intellectual Property Licenses

None.

Schedule 8

Commercial Tort Claims

None.

Schedule 9

Deposit Accounts and Securities Accounts

Owner	Type of Account	Bank	Account Numbers
Salem Media Group Inc.	Concentration Account	Wells Fargo Bank	[ ]
Salem Media Group Inc.	AP Account	Wells Fargo Bank	[ ]
Salem Media Group Inc.	Depository	Wells Fargo Bank	[ ]
Salem Media Group Inc.	AP Account	Wells Fargo Bank	[ ]
Salem Media Group Inc.	AP Account	Wells Fargo Bank	[ ]
Salem Media Group Inc.	Payroll Account	Wells Fargo Bank	[ ]
Salem Media Group Inc.	Payroll Account	Wells Fargo Bank	[ ]
Salem Media Group Inc.	Depository	Wells Fargo Bank	[ ]
Salem Media Group Inc.	Bank Account	Wells Fargo Bank	[ ]
Salem Communications Holding Corp	AP Account	Wells Fargo Bank	[ ]
Salem Consumer Products	Depository	Wells Fargo Bank	[ ]
South Texas Broadcasting Inc. dba Xulon Press	Depository	Bank of America	[ ]
Salem Media of Oregon, Inc.	Depository	US Bank	[ ]
Caron Broadcasting Inc.	Depository	Wells Fargo Bank	[ ]
Eagle Products LLC	Depository	Wells Fargo Bank	[ ]
Salem Web Network LLC	Depository	Wells Fargo Bank	[ ]
Salem Publishing, Inc.	Depository	Wells Fargo Bank	[ ]
Salem Web Network LLC	Depository	Wells Fargo Bank	[ ]

Schedule 10

Letter of Credit Rights

None.

Schedule 11

Vehicles

See Attached.

Archway Program

Vehicle Schedule

Exhibit D

NAMED INSURED:	Salem Media Group, Inc.

Item	Year	Make Type	Model	Vehicle Class (PPT,Lt,Med,Heavy XHeavy,Trailer)	Vehicle Information Number	Cost New		Garaging City	Garaging State	Garaging Zip Code	Radius	Use
1	2002	Dodge	Gr. Caravan	Private Passenger	[ ]			Phoenix	AZ		60 mile	Commercial
2	2011	Chevrolet	Tahoe	Private Passenger	[ ]		$34,352	Phoenix	AZ		60 mile	Commercial
3	1997	Ford	Econoline Van	Private Passenger	[ ]			Little Rock	AR		60 mile	Commercial
4	2014	GMC	Terrain	Private Passenger	[ ]		$27,390	Little Rock	AR		60 mile	Commercial
5	2006	BMW	760LI	Private Passenger	[ ]		$119,906	Camarillo	CA		60 mile	Commercial
6	1996	Chev	Astro Van	Private Passenger	[ ]		$20,000	Glendale	CA		60 mile	Commercial
7	1995	Ford	Econoline Van	Private Passenger	[ ]		$16,985	Glendale	CA		60 mile	Commercial
8	2002	Chev	Astro Van	Private Passenger	[ ]			Glendale	CA		60 mile	Commercial
9	2006	Ford	Expedition	Private Passenger	[ ]			Glendale	CA		60 mile	Commercial
10	2015	Nissan	NV 2500 HD S	Private Passenger	[ ]		$28,356	Glendale	CA		60 mile	Commercial
11	2014	Nissan	NV200	Private Passenger	[ ]		$20,443	Glendale	CA		60 mile	Commercial
12	2004	Chev	Tahoe	Private Passenger	[ ]			Los Angeles	CA		60 mile	Commercial
13	1999	Chev	Astro Van	Private Passenger	[ ]			Oxnard	CA		60 mile	Commercial
14	2001	Chev	Express	Private Passenger	[ ]			Sacramento	CA		60 mile	Commercial
15	2008	Toyota	Sequoia	Private Passenger	[ ]		$34,346	San Bernadino	CA		60 mile	Commercial
16	2013	Ford	E150 Van	Private Passenger	[ ]			San Diego	CA		60 mile	Commercial
17	1998	Chev	Astro Van	Private Passenger	[ ]			San Francisco	CA		60 mile	Commercial
18	2000	GMC	Chevy Van	Medium	[ ]			Colorado Spgs	CO		60 mile	Commercial
19	2000	Dodge	Durango	Private Passenger	[ ]			Colorado Spgs	CO		60 mile	Commercial
20	2003	Chev	Astro Van	Private Passenger	[ ]			Aurora	CO		60 mile	Commercial
21	1999	Dodge	Ram	Light	[ ]			Demver	CO		60 mile	Commercial
22	2007	Ford	Explorer	Private Passenger	[ ]			Aurora	CO		60 mile	Commercial
23	1995	Nissan	Quest	Private Passenger	[ ]			Jacksonville	FL		60 mile	Commercial
24	2001	Chev	Express	Private Passenger	[ ]			Orlando	FL		60 mile	Commercial
25	2007	GMC	Yukon	Private Passenger	[ ]			Orlando	FL		60 mile	Commercial
26	2013	Nissan	Quest	Private Passenger	[ ]		$19,999	Tampa	FL	33607	60 mile	Commercial
27	2012	Ford	Transit Connect XLT	Private Passenger	[ ]		$20,499	Tampa	FL	33607	60 mile	Commercial
28	2007	Ford	Escape XLT	Private Passenger	[ ]		26409	Tampa	FL	33607	60 mile	Commercial
29	2015	Hyundai	Tucson	Private Passenger	[ ]			Miami	FL		60 mile	Commercial
~~30~~	~~2002~~	~~Isuzu~~	~~Rodeo~~	~~Private Passenger~~	~~[ ]~~	~~$~~	~~4,841~~	~~Miami~~	~~FL~~		~~60 mile~~	~~Commercial~~
31	2017	Hyundai	Sante Fe	Private Passenger	[ ]		$31,238	Miami	FL		60 mile	Commercial
~~32~~	~~1994~~	~~Chev~~	~~Astro Van~~	~~Private Passenger~~	~~[ ]~~			~~Atlanta~~	~~GA~~		~~60 mile~~	~~Commercial~~
33	2011	Honda	Pilot	Private Passenger	[ ]			Atlanta	GA		60 mile	Commercial
34	2011	Honda	Pilot	Private Passenger	[ ]			Atlanta	GA		60 mile	Commercial
35	2003	GMC	Savannah	Private Passenger	[ ]			Atlanta	GA		60 mile	Commercial
36	2010	Jeep	Commander	Private Passenger	[ ]			Atlanta	GA		60 mile	Commercial
37	2013	Ford	LGT CONVTNL	Light	[ ]			Atlanta	GA		60 mile	Commercial
38	2007	Mazda	Van	Private Passenger	[ ]			Honolulu	HI		60 mile	Commercial
39	2013	Ford	E150 Cargo Van	Private Passenger	[ ]			Honolulu	HI		60 mile	Commercial
40	2014	Chevrolet	Traverse	Private Passenger	[ ]			Elk Grove Village	IL		60 mile	Commercial
41	2007	Hummer	H3	Private Passenger	[ ]		$34,376	Elk Grove	IL		60 mile	Commercial
42	2005	Pontiac	Vibe	Private Passenger	[ ]		$23,000	Elk Grove	IL		60 mile	Commercial
43	2016	Honda	CRV LX	Private Passenger	[ ]			Boston	MA		60 mile	Commercial
NEW	2015	Mitsubishi	Outlander	Private Passenger	[ ]			Boston	MA		60 mile	Commercial
44	2011	Toyota	RAV4	Private Passenger	[ ]		$16,103	Eagan	MN		60 mile	Commercial
45	2002	Ford	E250	Light	[ ]			Omaha	NE		60 mile	Commercial
46	2005	Ford	E250	Private Passenger	[ ]		$22,028	Harrison	NJ	07029	60 mile	Commercial
47	2012	Honda	CRV	Private Passenger	[ ]		$27,590	New York	NY	10006	60 mile	Commercial
48	2008	Ford	E250	Private Passenger	[ ]		$19,000	Cleveland	OH		60 mile	Commercial
49	2007	Jeep	Liberty	Private Passenger	[ ]			Cleveland	OH		60 mile	Commercial
50	2013	Dodge	Journey	Private Passenger	[ ]		$16,232	Columbus	OH		60 mile	Commercial
51	2003	Chev	Suburban	Private Passenger	[ ]			Portland	OR		60 mile	Commercial
52	2007	Kia	Sorento	Private Passenger	[ ]			Portland	OR		60 mile	Commercial
53	2014	Toyota	Sienna	Private Passenger	[ ]		$30,000	Portland	OR		60 mile	Commercial
54	2014	Toyota	Sienna	Private Passenger	[ ]		$30,000	Portland	OR		60 mile	Commercial

Archway Program

Vehicle Schedule

Exhibit D

NAMED INSURED:	Salem Media Group, Inc.

Item	Year	Make Type	Model	Vehicle Class (PPT,Lt,Med,Heavy XHeavy,Trailer)	Vehicle Information Number	Cost New	Garaging City	Garaging State	Garaging Zip Code	Radius	Use
55	1998	Dodge	Ram	Light	[ ]		Philadelphia	PA	19444	60 mile	Commercial
56	2005	Chrysler	Town & Country	Private Passenger	[ ]		Philadelphia	PA	19444	60 mile	Commercial
57	2004	Chev	Express Van	Private Passenger	[ ]		Pittsburgh	PA		60 mile	Commercial
58	2007	Chrysler	Town & Country	Private Passenger	[ ]		Greenville	SC		60 mile	Commercial
59	2012	GMC	Terrain SLE	Private Passenger	[ ]		Greenville	SC		60 mile	Commercial
60	2001	Mazda	MPV	Private Passenger	[ ]		Nashville	TN		60 mile	Commercial
61	2003	Chev	ES-1500	Private Passenger	[ ]		Nashville	TN		60 mile	Commercial
NEW	2016	Ford	Transit Connect XLT	Private Passenger	[ ]		Nashville	TN		60 miles	Commercial
62	2000	GMC	Savannah	Private Passenger	[ ]		Dallas	TX		60 mile	Commercial
NEW	2003	Ford	Econoline E150	Private Passenger	[ ]		Dallas	TX		60 mile	Commercial
~~63~~	~~2000~~	~~GMC~~	~~Safari~~	~~Private Passenger~~	~~[ ]~~		~~Dallas~~	~~TX~~		~~60 mile~~	~~Commercial~~
64	2012	Chevrolet	Express G2500	Private Passenger	[ ]		Dallas/Ft Worth	TX		60 mile	Commercial
65	2013	Chevrolet	Express Van	Private Passenger	[ ]		Dallas/Ft Worth	TX		60 mile	Commercial
66	2010	Jeep	Wrangler Rubicon	Private Passenger	[ ]		Houston	TX		60 mile	Commercial
67	2003	Ford	E150 Van	Private Passenger	[ ]		Irving	TX		60 mile	Commercial
68	2011	Chevrolet	Suburban	Private Passenger	[ ]	$26,765	San Antonio	TX	78216	60 mile	Commercial
NEW	2013	Chrysler	Town & Country	Private Passenger	[ ]		Arlington	VA		60 mile	Commercial
~~69~~	~~2000~~	~~Chev~~	~~Astro Van~~	~~Private Passenger~~	~~[ ]~~		~~Arlington~~	~~VA~~		~~60 mile~~	~~Commercial~~
70	2015	Ford	Transit Connect	Private Passenger	[ ]	$26,875	Seattle	WA		60 mile	Commercial
71	1999	Pontiac	Montana	Private Passenger	[ ]		Seattle	WA		60 mile	Commercial

1	2006	Bigtex	Absolute Trailer	Trailer	[ ]		St. Paul	MN		60 mile	Commercial
2	1999	Continental	Trailer	Trailer	[ ]		Portland	OR		60 mile	Commercial
3	2010	Heavy Duty	Utility Trailer	Trailer	[ ]		Seattle	WA		60 mile	Commercial

Schedule 12

Special Grantors

Loan Party	Jurisdiction For Filing
Salem Radio Properties, Inc.	CA, CO, FL, GA, HI, IA, IL, IN, MA, MI, NE, OH, PA, TN, TX, WA

Caron Broadcasting, Inc.	CA, FL, OH, OR, TN

Salem Media of Massachusetts, LLC	KY, OH

Salem Media of New York, LLC	NJ

Pennsylvania Media Associates, Inc.	FL, MA, MI, NE, PA

Salem Media of Colorado, Inc.	CO

Salem Media of Kentucky, Inc.	MN

Salem Media of Ohio, Inc.	OH

South Texas Broadcasting, Inc.	AR, GA, TX

Common Ground Broadcasting, Inc.	AZ, IL, MN

Inspiration Media, Inc.	WA

New Inspiration Broadcasting Co.	CA

Salem Media of Texas, Inc.	TX

Inspiration Media of Texas, LLC	TX

Salem Media of Virginia, Inc.	MD, VA

Salem Media of Hawaii, Inc.	HI

SCA-Palo Alto, LLC	CA

Salem Radio Network, Inc.	TN

Salem Media of Illinois, LLC	TX

Salem Media of Oregon, Inc.	OR

Bison Media, Inc.	CO, TX

FORM OF SUPPLEMENT TO PERFECTION CERTIFICATE

Supplement (this “Supplement”), dated as of             , 20    , to the Perfection Certificate, dated as of             , 20     (as amended, restated, supplemented or otherwise modified from time to time, the “Perfection Certificate”) by each of the parties listed on the signature pages thereto and those additional entities that thereafter become Loan Parties.

Reference is hereby made to (a) that certain Credit Agreement, dated as of May 19, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Salem Media Group, Inc., a Delaware corporation (“Parent”), each of the Parent’s corporate subsidiaries identified on Exhibit A attached hereto (the “Corporate Subsidiaries”), each of the Parent’s limited liability company subsidiaries identified on Exhibit B attached hereto (the “LLC Subsidiaries”), Eagle Products, LLC, a Delaware limited liability company (“Eagle”), and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (together with Parent, the Corporate Subsidiaries, the LLC Subsidiaries and Eagle, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender” and, collectively, the “Lenders”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns “Administrative Agent”) and as lead arranger, (b) that certain Indenture, dated as of May 19, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Indenture”), by and among Parent, each of the Parent’s subsidiaries that are signatories thereto, as “Guarantors”, and U.S. Bank National Association as “Trustee”, (c) that certain Guaranty and Security Agreement dated as of May 19, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”) by and among Parent, Borrowers and the Subsidiaries of Borrowers party thereto (each, a “Grantor” and collectively, the “Grantors”), and Administrative Agent, and (d) that certain Security Agreement dated as of May 19, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Notes Security Agreement”) by and among Parent, Borrowers and the Subsidiaries of Borrowers party thereto and U.S. Bank National Association as “Collateral Agent” (together with the Administrative Agent, the “Agents”) (together with the Guaranty and Security Agreement, the “Security Agreements”).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. As used herein, the term “Loan Parties” shall mean the “Loan Parties” as that term is defined in the Credit Agreement and “Code” shall mean the “Code” as that term is defined in the Security Agreements.

WHEREAS, pursuant to Section 5.2 of the Credit Agreement, the Loan Parties must execute and deliver a Perfection Certificate and the execution and delivery of the Perfection Certificate may be accomplished by the execution of this Supplement in favor of the Agents, for the benefit of each member of the Lender Group and the Bank Product Providers;

In accordance with Section 5.2 of the Credit Agreement, the undersigned, the                     of                     2, hereby certify (in my capacity as                      and not in my individual capacity) to the Agents and each of the other members of the Lender Group and the Bank Product Providers as follows as of             , 20    : [the information in the Perfection Certificate delivered on or prior to the Closing Date is true, correct, and complete on and as of the date hereof.] [Schedule 1(a), “Legal Names, Etc.”, Schedule 1(b), “Prior Names”, Schedule 1(c), “Changes in Corporate Identity; Other Names”, Schedule 2, “Chief Executive Offices”, Schedule 3(a), “Real Property”, [Schedule 3(b), “Bailees”,] Schedule 4, “Transactions Other Than in the Ordinary Course of Business”, Schedule 5(a), “Equity Interests”, Schedule 5(b), “Organizational Chart” Schedule 6, “Instruments and Chattel Paper”, Schedule 7(a), “Copyrights, Patents and Trademarks”, Schedule 7(b), “Intellectual Property Licenses”, Schedule 8, “Commercial Tort Claims”, Schedule 9, “Deposit Accounts and Securities Accounts”, Schedule 10, “Letter-of-Credit Rights”, and Schedule [11], “Other Assets” attached hereto supplement Schedule 1(a), Schedule (1(b), Schedule 1(c), Schedule 2, Schedule 3, Schedule 4, Schedule 5(a), Schedule 5(b), Schedule 6, Schedule 7(a), Schedule 7(b), Schedule 8, Schedule 9, Schedule 10, [Schedule 11,] and Schedule [12] respectively, to the Perfection Certificate and shall be deemed a part thereof for all purposes of the Perfection Certificate.]

The undersigned officers of each of the Loan Parties hereby certify as of the date hereof on behalf of the Loan Parties in their capacity as officers of the Loan Parties and not in their individual capacities that no additional filings or actions are required to create, preserve or perfect the security interests in the Collateral granted, assigned or pledged to the Agents pursuant to the Loan Documents.

Except as expressly supplemented hereby, the Perfection Certificate shall remain in full force and effect.

[2]	Insert appropriate officer(s), as applicable.

IN WITNESS WHEREOF, we have hereunto signed this Supplement to Perfection Certificate as of this      day of             , 20    .

[PARENT]

By:
Name:
Title:

[BORROWER]

By:
Name:
Title:

[BORROWER]

By:
Name:
Title:

[GUARANTOR]

By:
Name:
Title:

Schedule A-1

Agent’s Account

An account at a bank designated by Agent from time to time as the account into which Borrowers shall make all payments to Agent for the benefit of the Lender Group and the Bank Product Providers and into which the Lenders and Issuing Banks shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies the Administrative Borrower, the Lenders, and Issuing Banks to the contrary, Agent’s Account shall be that certain deposit account bearing account number [                    ], reference [                    ], and maintained by Agent with Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, CA, ABA #[                    ].

Schedule A-2

Authorized Persons

Evan D. Masyr Executive Vice President and Chief Financial Officer	Christopher J. Henderson Senior Vice President, General Counsel and Secretary

Schedule C-1

Commitments

Lender	Commitment	Pro Rata Share
WELLS FARGO BANK, NATIONAL ASSOCIATION	$30,000,000	100%

TOTAL	$30,000,000	100%

Schedule D-1

Designated Account

Wells Fargo Bank

ABA Number: [ ]

Account Number: [ ]

Schedule E-1

Eligible Real Property

Loan Party	Common Name and Address
Salem Radio Properties, Inc.	4880 Santa Rosa Road, Camarillo, CA Ventura County, CA

Salem Radio Properties, Inc.	6400 N. Beltline Road, Irving, TX Dallas County, TX

Schedule P-1

Permitted Investments

None.

Schedule P-2

Permitted Liens

Debtor	Secured Party	Filing Number	Original Filing Date	Description[1]
Salem Media Group, Inc.	CIT Bank, N.A.	20154973029	10/28/2015	Equipment

Salem Communications Corporation	Dell Financial Services L.L.C.	20060427146	02/03/2006	Equipment

Salem Media of Kentucky, Inc	Duplicator Sales & Service Inc.	2013-2640825-43.01	05/09/2013	Equipment

Debtor	Secured Party	Registration Number	Serial Number	Trademark
Salem Communications Holding Corporation	Fleet National Bank	1198671	73283371	FORECASTS & STRATEGIES

Salem Communications Holding Corporation	Fleet National Bank	2726199	75747279	FORECASTS & STRATEGIES

•	Liens in respect to capital leases as described on Schedule 4.14.

[1]	Please refer to the relevant UCC Financing Statement for a complete description of the collateral referenced herein.

Schedule R-1

Real Property Collateral

First Lien Real Property Collateral

Loan Party	Common Name and Address
Salem Radio Properties, Inc.	4880 Santa Rosa Road, Camarillo, CA Ventura County, CA

Salem Radio Properties, Inc.	6400 N. Beltline Road, Irving, TX Dallas County, TX

Second Lien Real Property Collateral

Loan Party	Common Name and Address
Salem Radio Properties, Inc.	1154-1160 N. King Street, Honolulu (Oahu) HI Honolulu County, HI

Salem Radio Properties, Inc.	1621 Piney Grove Road (aka 4180 Timber Trace Rd), Loganville, GA Walton County, GA

Salem Radio Properties, Inc.	470 Minnis Rd & Farm to Market 902, Collinsville, TX 76233 Grayson County, TX

Schedule 3.1

Conditions Precedent

See attached.

The obligation of each Lender to make its initial extension of credit provided for in this Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)    the Closing Date shall occur on or before June 1, 2017;

(b)    Agent shall have received evidence that appropriate financing statements shall be duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral;

(c)    Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i)    a completed Borrowing Base Certificate,

(ii)    the Copyright Security Agreement,

(iii)    the Fee Letter,

(iv)    the Guaranty and Security Agreement,

(v)    the Intercompany Subordination Agreement,

(vi)    the Intercreditor Agreement,

(vii)    a completed Perfection Certificate for each of the Loan Parties,

(viii)    the Trademark Security Agreement, and

(ix)    the Revolving Loan Note;

(d)    Agent shall have received a certificate from the Secretary of each Loan Party (or its manager) (i) attesting to the resolutions of each Loan Party’s board of directors, members or managers (as applicable) authorizing such Loan Party’s execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(e)    Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary of such Loan Party (or its manager), and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official;

(f)    Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(g)    Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(h)    Agent shall have received certificates of insurance as is required by Section 5.6 of this Agreement, the form and substance of which shall be satisfactory to Agent;

(i)    Agent shall have received an opinion of the Loan Parties’ counsel in form and substance satisfactory to Agent;

(j)    Agent shall have received an opinion of the Loan Parties’ FCC counsel in form and substance satisfactory to Agent;

(k)    Prior to or simultaneously with the extension of credit under the Agreement, all Indebtedness of Borrowers under the Existing Credit Facility shall be repaid in full, and Agent shall have received a payoff letter, together with termination statements and other documentation evidencing the termination of all Liens securing the Existing Credit Facility in and to the assets of the Loan Parties, as applicable;

(l)    Borrowers shall have minimum Availability exceeding $7,500,000 after giving effect to the initial extension of credit hereunder and the payment of all fees and expenses required to be paid by the Borrowers on the Closing Date under the Agreement or in the other Loan Documents.

(m)    Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrowers’ and their respective Subsidiaries’ books and records and verification of Borrowers’ representations and warranties to Lender Group, and (ii) a review of Borrowers’ and their respective Subsidiaries’ Material Contracts, in each case, the results of which shall be satisfactory to Agent;

(n)    Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party’s senior management, key principals, and legal and beneficial owners, the results of which shall be satisfactory to Agent;

(o)    Agent shall have received a set of Projections of Borrowers for the 5 year period following the Closing Date (on a year by year basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(p)    Borrowers shall have paid or, concurrently with the initial extensions of credit, shall pay, all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and the other Loan Documents;

(q)    Agent shall have received a certificate from the Secretary of Parent dated as of the Closing Date, attaching true and correct copies of the Senior Secured Note Documents. Such certificate of a Secretary shall certify that the attached documents are true and correct copies of such documents, as of the Closing Date, and that such documents have been entered into by the Loan Parties in compliance with all applicable laws and all necessary approvals and are in full force and effect and certifying that such documents have not been amended, supplemented or otherwise modified;

(r)    Prior to or simultaneously with the extension of credit by any Lender to Borrowers on the Closing Date, Agent shall have received evidence satisfactory to the Agent of receipt by Borrowers of proceeds of Indebtedness under the Senior Secured Notes in an aggregate amount of not more than $255,000,000;

(s)    Parent and its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Parent and its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby; and

(t)    all other documents and legal matters in connection with the initial extension of credit hereunder shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 3.6

Conditions Subsequent

See attached.

(a)     On or prior to the date that is thirty (30) days after the Closing Date (or such longer period as may be agreed by Agent in its sole discretion), Agent shall have received an authenticated Control Agreement (which may include a Controlled Account Agreement) with respect to each Deposit Account or Securities Account maintained by any Loan Party (other than with respect to any Excluded Accounts), in each case, in form and substance reasonably satisfactory to Agent, and each such agreement shall be in full force and effect.

(b)	(i)	On or prior to the date that is one hundred and eighty (180) days after the Closing Date (or such later date as agreed to by Agent in writing in its sole discretion), Agent shall have received (A) Mortgages, in form and substance satisfactory to Agent, duly executed and delivered by the parties thereto; provided, that such Mortgages shall conform in all material respects to the corresponding Mortgages executed pursuant to the Senior Secured Note Indenture, which such Mortgages shall be in full force and effect, (B) opinions from legal counsel addressed to Agent for its benefit of (x) local counsel (who is reasonably acceptable to Agent) in each jurisdiction where Real Property Collateral is located with respect to the enforceability of the Mortgages and (y) counsel (who is reasonably acceptable to Agent) for the Loan Parties regarding due authorization, execution and delivery of the Mortgages, in form and substance reasonably satisfactory to Agent, and in scope substantially similar to the opinions with respect to the Mortgages of Eligible Real Property delivered on the Closing Date, and (C) zoning reports, which such reports shall be reasonably satisfactory to Agent, with respect to the Real Property Collateral at each of the following locations:

1154-1160 N. King Street, Honolulu (Oahu), HI;

1621 Piney Grove Road (aka 4180 Timber Trace Rd), Loganville, GA; and

470 Minnis Rd & Farm to Market 902, Collinsville, TX.

(ii)	On or prior to the date is that one hundred and eighty (180) days after the Closing Date (or such later date as agreed to by Agent in writing in its sole discretion) Agent shall have received mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Agent (each a “Mortgage Policy” and, collectively, the “Mortgage Policies”) in amounts satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance satisfactory to Agent; provided, that such Mortgage Policies shall conform in all material respects to the corresponding title policies issued pursuant to the Senior Secured Note Indenture.

(c)    The Loan Parties shall use commercially reasonable efforts to deliver or cause to be delivered to Agent amendments to the following Governing Documents that were requested by Agent prior to the Closing Date, in each case in form and substance reasonably satisfactory to Agent, duly executed and delivered by the parties thereto, and each such agreement shall be in full force and effect:

(i)	Operating Agreement of Salem Media of Illinois, LLC;

(ii)	Operating Agreement of Inspiration Media of Texas, LLC;

(iii)	Operating Agreement of OnePlace, LLC (for the avoidance of doubt, this is the operating agreement of Salem Web Network, LLC);

(iv)	Operating Agreement of Salem Media of New York, LLC;

(v)	Operating Agreement of Eagle Products, LLC;

(vi)	Operating Agreement of SCA-Palo Alto, LLC;

(vii)	Operating Agreement of Salem Satellite Media, LLC;

(viii)	Operating Agreement of Salem Radio Operations, LLC; and

(ix)	Operating Agreement of Salem Media Group, LLC (for the avoidance of doubt, this is the operating agreement of Salem Media of Massachusetts, LLC).

(d)    The Loan Parties shall reasonably cooperate with Agent to provide information necessary for completion of zoning reports, which such reports shall be reasonably satisfactory to Agent, with respect to the Real Property Collateral at each of the following locations:

(i)	4880 Santa Rosa Road, Camarillo, CA; and

(ii)	6400 N. Beltline Road, Irving, TX.

(e)    The Loan Parties shall use commercially reasonable efforts to deliver or cause to be delivered to Agent estoppel certificates, which such certificates shall be reasonably satisfactory to Agent and in full force and effect, from all parties to whom any Loan Party owes any maintenance or monetary obligation pursuant to any agreements recorded against the Real Property Collateral at any of the following locations:

(i)	4880 Santa Rosa Road, Camarillo, CA;

(ii)	6400 N. Beltline Road, Irving, TX;

(iii)	1154-1160 N. King Street, Honolulu (Oahu), HI;

(iv)	1621 Piney Grove Road (aka 4180 Timber Trace Rd), Loganville, GA; and

(v)	470 Minnis Rd & Farm to Market 902, Collinsville, TX.

(f)    The Loan Parties shall use commercially reasonable efforts to deliver or cause to be delivered to Agent evidence, in each case in form and substance reasonably satisfactory to Agent, that each of the following Accounts have been closed:

Owner	Type of Account	Bank	Account Number
South Texas Broadcasting Inc. dba Xulon Press	Depository	Bank of America	[ ]
Salem Media of Oregon, Inc.	Depository	US Bank	[ ]

(g)    Within ten (10) Business Days after the Closing Date (or such later date as Agent may agree in its Permitted Discretion), the Loan Parties shall deliver or cause to be delivered to Agent a subordination and non-disturbance agreement in form and substance reasonably satisfactory to Agent, which such agreement shall be in full force and effect, with respect to the lease of premises to Noridian Healthcare Solutions, LLC.

Schedule 4.1(b)

Capitalization of Borrowers

Current Legal Entities Owned	Loan Party	Class	No. Shares/Interest	No. and Percent of Shares/Interests Issued
Air Hot, Inc.	Salem Media Group, Inc.	Common	1,000	100%
Bison Media, Inc.	Salem Communications Holding Corporation	Common	1,000	100%
Caron Broadcasting, Inc.	Salem Communications Holding Corporation	Common	1,000	100%
Common Ground Broadcasting, Inc.	Salem Communications Holding Corporation	Common	1,000	100%
Inspiration Media, Inc.	Salem Communications Holding Corporation	Common	100	100%
Inspiration Media of Texas, LLC	Salem Radio Operations, LLC and SCA License Corporation	—	—	100%
Eagle Products, LLC	Caron Broadcasting, Inc.	—	—	100%
New Inspiration Broadcasting Company, Inc.	Salem Communications Holding Corporation	Common	30,600	100%

NI Acquisition Corp.	Salem Communications Holding Corporation	Common	1,000	100%
Pennsylvania Media Associates, Inc.	Salem Communications Holding Corporation	Common	1,000	100%
Reach Satellite Network, Inc.	Salem Communications Holding Corporation	Common	100	100%
Salem Communications Holding Corporation	Salem Communications Corporation	Common	1,000	100%
Salem Consumer Products, Inc.	Salem Communications Holding Corporation	Common	1,000	100%
Salem Media of Massachusetts, LLC	SCA License Corporation	—	—	100%
Salem Media of Colorado, Inc.	Salem Communications Holding Corporation	Common	1,000	100%
Salem Media of Hawaii, Inc.	Salem Communications Holding Corporation	Common	1,000	100%
Salem Media of Illinois, LLC	Salem Radio Operations, LLC and SCA License Corporation	—	—	100%
Salem Media of Kentucky, Inc.	Salem Communications Holding Corporation	Common	1,000	100%

Salem Media of New York, LLC	Salem Radio Operations, LLC and SCA License Corporation	—	—	100%
Salem Media of Ohio, Inc.	Salem Communications Holding Corporation	Common	100	100%
Salem Media of Oregon, Inc.	Salem Communications Holding Corporation	Common	100	100%
Salem Media of Texas, Inc.	Salem Communications Holding Corporation	Common	1,000	100%
	New Inspiration Broadcasting Company, Inc.		850
Salem Media of Virginia, Inc.	Salem Communications Holding Corporation	Common	150	100%
Salem Media Representatives, Inc.	Salem Communications Holding Corporation	Common	1,000	100%
Salem Publishing, Inc.	Salem Communications Corporation	Common	1,000	100%
Salem Radio Network Incorporated	Salem Communications Holding Corporation	Common	200	100%
Salem Radio Operations, LLC	SCA License Corporation	—	—	100%

Salem Radio Properties, Inc.	Salem Communications Holding Corporation	Common	1,000	100%
Salem Satellite Media, LLC	SCA License Corporation	—	—	100%
Salem Web Network, LLC	SCA License Corporation	—	—	100%
SCA License Corporation	Salem Communications Holding Corporation	Common	1,000	100%
SCA-Palo Alto, LLC	SCA License Corporation	—	—	100%
South Texas Broadcasting, Inc.	Salem Communications Holding Corporation	Common	1,000	100%
SRN News Network Inc.	Salem Communications Holding Corporation	Common	1,000	100%
SRN Store, Inc.	Salem Radio Network Incorporated	Common	1,000	100%

Schedule 4.1(c)

Capitalization of Borrowers’ Subsidiaries

None.

Schedule 4.1(d)

Subscriptions, Options, Warrants, Calls

As of March 31, 2017: 1,590,500 options and 178,592 shares of restricted stock1

[1]	This number changes daily with non-insider trades and grant expirations. Such amounts shall be updated upon request by Administrative Agent, but not otherwise.

Schedule 4.6

Litigation

•	Salem Media of New York, LLC

Dante Michael-Anthony Vitoria v. Salem Media of New York, LLC

Index No. 652244/2016

Filed 4/27/2016

As of the Closing Date, the case is still in the discovery phase. The company holds insurance coverage with a $75,000 deductible.

•	Salem Media Group, Inc.

Michael Grecco Productions Inc. v. Salem Media Group, Inc. et al

Index No. 17CV02146

Filed 3/17/2017

The company anticipates no exposure on this case and expects a dismissal with no payments made.

Schedule 4.11

Environmental Matters

None.

Schedule 4.14

Indebtedness

Purchase Obligations: Contingent Earn-Outs and Installments		Amount Due
Acq of FM Translator K283CA, Festus, Missouri	Total purchase price is $40,000, $8,000 deposit made	$32,000
Acq of FM Translator K232FM (formerly K276FZ), Eaglemount, Washington	Total purchase price is $40,000, $8,000 deposit made	$32,000
Acq of KHTE-FM, Little Rock, Arkansas	Operating under an LMA with an option to purchase in 2018	$1,200,000
Christian Concert Alerts	Holdback due within 6 months / 1 year or upon settlement of Sellers tax matter	$50,000
Mike Turner Investment	Payable up to $250,000 if revenue targets are achieved	$65,848
Perry Newsletters	Percentage of revenue due	$12,363
Bible Devotional	Payable up to $76,500 if revenue targets are met	$3,595
Grace Hill Media	6% of movie collections over $1 million	$37,000

Indebtedness for Borrowed Money and Capital Lease Obligations
Entity	Description	Date	Maturity Date		Balance 12/31/2016
Caron Broadcasting, Inc.	Toshiba Copier	7/27/2012	10/31/2017		$2,009
Caron Broadcasting, Inc.	Blue Technologies	10/1/2014	9/1/2019		$36,415
Salem Media of Illinois, LLC	Ricoh Copier	4/22/2013	4/21/2018		$25,627
Bison Media, Inc.	Copier	11/1/2011	10/31/2016	[1]	—
Inspiration Media of Texas, LLC	Pitney Bowes	9/13/2012	3/12/2018		$3,714
Inspiration Media, Inc.	Pacific Automation Office	11/5/2013	11/5/2018		$8,551
Pennsylvania Media Associates, Inc.	Gray Television Group	3/1/2007	2/28/2022		$491,489

[1]	Lease expired and being paid on a month to month basis pending a new lease agreement.

Schedule 4.26

Material Contracts

None.

Schedule 4.27

FCC Licenses and Stations

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
WAFS(AM)	South Texas Broadcasting, Inc.	AM Broadcast Station License	BZ-20160617ABV	4/1/2020

WDWD(AM)	South Texas Broadcasting, Inc.	AM Broadcast Station License	BMML-20090916ADR	4/1/2020

WFSH-FM	South Texas Broadcasting, Inc.	FM Broadcast Station License	BMLH-2006726APQ	4/1/2020

WFSH-FM	South Texas Broadcasting, Inc.	Auxiliary License	BXLH-20061102ABS	4/1/2020

WFSH-FM	South Texas Broadcasting, Inc.	STL	WMV274	4/1/2020

WGKA(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BL-20060808AAD	4/1/2020

WGKA(AM)	Pennsylvania Media Associates, Inc.	RPU	KPL534	4/1/2020

WLTA(AM)	South Texas Broadcasting, Inc.	AM Broadcast Station License	BZ-20140528AIW	4/1/2020

WNIV(AM)	South Texas Broadcasting, Inc.	AM Broadcast Station License	BZ-20140930APL	4/1/2020

WNIV(AM)	South Texas Broadcasting, Inc.	STL	WLP961	4/1/2020

WBIX(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BZ-20041105BDI	4/1/2022

WEZE(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BZ-830428AC	4/1/2022

WROL(AM)	Salem Media of Massachusetts, LLC	AM Broadcast Station License	BL-20130418ACS	4/1/2022

W262CV	Salem Media of Massachusetts, LLC	Translator License (Primary Station - WROL)	BLFT-20140912ABJ	4/20/2022

W262CV	Salem Media of Massachusetts, LLC	Translator STA - (Primary Station - WROL)	BLESTA-20170203ADB	5/25/2017

WWDJ(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BZ-20060126ARK	4/1/2022

WWDJ(AM)	Pennsylvania Media Associates, Inc.	STA	BESTA-20160314ACO	4/1/2022

WIND(AM)	Salem Media of Illinois, LLC	AM Broadcast Station License	BZ-20040702AGC	12/1/2020

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
WIND(AM)	Salem Media of Illinois, LLC	IG 2 Way System	WQOM433	11/15/2021

WYLL(AM)	Salem Media of Massachusetts, LLC	AM Broadcast Station License	BMML-20141202ACO	12/1/2020

WYLL(AM)	Salem Media of Massachusetts, LLC	Auxiliary License	BXL-20110321ADL	12/1/2020

WYLL(AM)	Salem Media of Massachusetts, LLC	MDCL	20130201BHX	12/1/2020

WYLL(AM)	Salem Media of Massachusetts, LLC	STL	WQWI307	12/1/2020

WYLL(AM)	Salem Media of Massachusetts, LLC	STL	WQWR802	12/1/2020

WFHM-FM	Salem Media of Massachusetts, LLC	FM Broadcast Station License	BMLH-20020812ABY	10/1/2020

WHK(AM)	Common Ground Broadcasting, Inc.	AM Broadcast Station License	BZ-20050606AJT	10/1/2020

WHK(AM)	Common Ground Broadcasting, Inc.	STL	WQNQ915	10/1/2020

WHKW(AM)	Caron Broadcasting, Inc.	AM Broadcast Station License	BS-283	10/1/2020

WHKW(AM)	Caron Broadcasting, Inc.	MDCL	20130130ALO	10/1/2020

WHKW(AM)	Caron Broadcasting, Inc.	STL	WQFF379	10/1/2020

WHKZ(AM)	Salem Media of Massachusetts, LLC	AM Broadcast Station License	BZ-20021218ABE	10/1/2020

KBIQ(FM)	Bison Media, Inc.	FM Broadcast Station License	BMLH-20030423AAT	4/1/2021

KBIQ(FM)	Bison Media, Inc.	STL	KA061	4/1/2021

KGFT(FM)	Bison Media, Inc.	FM Broadcast Station License	BMLH-20010216AAB	4/1/2021

KGFT(FM)	Bison Media, Inc.	Auxiliary License	BXLH-20080118ACU	4/1/2021

KGFT(FM)	Bison Media, Inc.	RPU	KPH290	4/1/2021

KGFT(FM)	Bison Media, Inc.	STL	WLI349	4/1/2021

KZNT(AM)	Bison Media, Inc.	AM Broadcast Station License	BML-20110311ACL	4/1/2021

K266CK	Bison Media, Inc.	Translator STA (Primary Station - KZNT)	BLSTA-20161107ABM	5/22/2017

WRFD(AM) (day time only)	Salem Media of Ohio, Inc.	AM Broadcast Station License	BL-970918AF	10/1/2020

W283CL	Salem Media of Ohio, Inc.	Translator License (Primary Station - WRFD)	BLFT-20161123AAH	10/1/2020

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
WTOH(FM)	Salem Media of Ohio, Inc.	FM Broadcast Station License	BLH-19970501KB	10/1/2020

WTOH(FM)	Salem Media of Ohio, Inc.	STL	WLO955	10/1/2020

WTOH(FM)	Salem Media of Ohio, Inc.	STL	WPYI925	10/1/2020

WTOH(FM)	Salem Media of Ohio, Inc.	STL	WQSX358	10/1/2020

W240CX	Salem Media of Ohio, Inc.	Translator License (Primary Station - WTOH)	BLFT-20141107AEE	10/1/2020

KEXB(AM)	Inspiration Media of Texas, LLC	AM Broadcast Station License	BL-19951017AD	8/1/2021

KLTY(FM)	Inspiration Media of Texas, LLC	FM Broadcast Station License	BLH-20020725AAO	8/1/2021

KLTY(FM)	Inspiration Media of Texas, LLC	Auxiliary License	BXLH-20120104ACJ	8/1/2021

KLTY(FM)	Inspiration Media of Texas, LLC	STL	WPXF990	8/1/2021

KSKY(AM)	Bison Media, Inc.	AM Broadcast Station License	BL-200221125ABT	8/1/2021

KSKY(AM)	Bison Media, Inc.	STA	BESTA-20090226ACJ	Recurring No Exp due to Mexican interference

KSKY(AM)	Bison Media, Inc.	STA	BESTA20091216ADP	Recurring No Exp due to Mexican interference

KSKY(AM)	Bison Media, Inc.	STA	BESTA-20100506AEV	Recurring No Exp due to Mexican interference

KTNO(AM)	Inspiration Media of Texas, LLC	AM Broadcast Station License	BZ-20120710ACZ	8/1/2021

K273BJ	Inspiration Media of Texas, LLC	Translator License (Primary Station - KTNO)	20090121ADC	8/1/2021

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
KWRD-FM	Inspiration Media of Texas, LLC	FM Broadcast Station License	BLH-20120831ABC	8/1/2021

KWRD-FM	Inspiration Media of Texas, LLC	Auxiliary License	BXLH-20121210ACO	8/1/2021

KWRD-FM	Inspiration Media of Texas, LLC	Auxiliary License	BXLH-20121210ACP	8/1/2021

KWRD-FM	Inspiration Media of Texas, LLC	STL	WPXF989	8/1/2021

KBJD(AM)	Salem Media of Colorado, Inc.	AM Broadcast Station License	BL-20000105AAQ	4/1/2021

KBJD(AM)	Salem Media of Colorado, Inc.	STA	20070205AEX	4/1/2021

KDMT(AM)	Salem Media of Colorado, Inc.	AM Broadcast Station License	BL-20040816ACL	4/1/2021

KNUS(AM)	Salem Media of Colorado, Inc.	AM Broadcast Station License	BZ-20130828AGI	4/1/2021

KNUS(AM)	Salem Media of Colorado, Inc.	RPU	KB97011	4/1/2021

KNUS(AM)	Salem Media of Colorado, Inc.	RPU	WPYS231	4/1/2021

KRKS(AM)	Salem Media of Colorado, Inc.	AM Broadcast Station License	BL-20000105AAR	4/1/2021

KRKS(AM)	Salem Media of Colorado, Inc.	STA	20070205AEY	4/1/2021

KRKS(AM)	Salem Media of Colorado, Inc.	STL	WQ0F985	9/14/2021

KRKS(AM)	Salem Media of Colorado, Inc.	STL	WQOG798	9/22/2021

KRKS-FM	Salem Media of Colorado, Inc.	FM Broadcast Station License	BMLH-19981009KC	4/1/2021

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
KRKS-FM	Salem Media of Colorado, Inc.	STL	WDZ697	4/1/2021

WDTK(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BZ-20100129AEM	10/1/2020

WDTK(AM)	Pennsylvania Media Associates, Inc.	RPU	KPF895	10/1/2020

W268CN	Pennsylvania Media Associates, Inc.	Translator License (Primary Station - WDTK)	BLFT-20160916AAZ	10/1/2020

WLQV(AM)	Caron Broadcasting, Inc.	AM Broadcast Station License	BMML-20101117BHW	10/1/2020

WLQV(AM)	Caron Broadcasting, Inc.	MDCL	20130130ALP	10/1/2020

W224CC	Pennsylvania Media Associates, Inc.	Translator License (Primary Station - WLQV)	BLFT-20161117ABA	10/1/2020

WGTK-FM	Caron Broadcasting, Inc.	FM Broadcast Station License	BLH-20080425ABD	12/1/2019

WGTK-FM	Caron Broadcasting, Inc.	RPU	KB97131	12/1/2019

WGTK-FM	Caron Broadcasting, Inc.	RPU	KPG877	12/1/2019

WGTK-FM	Caron Broadcasting, Inc.	RPU	WPYZ342	12/1/2019

WGTK-FM	Caron Broadcasting, Inc.	STL	WBS372	12/1/2019

WGTK-FM	Caron Broadcasting, Inc.	STL	WQYD524	8/24/2026

WGTK-FM	Caron Broadcasting, Inc.	STL	WQYD526	8/24/2026

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
W245CH	Caron Broadcasting, Inc.	Translator License (Primary Station - KGTK-FM)	BLFT-20141219ABG	12/1/2019

W275BJ	Caron Broadcasting, Inc.	Translator License (Primary Station - WGTK-FM)	BLFT-20150629ABO	12/1/2019

WLTE(FM)	Caron Broadcasting, Inc.	FM Broadcast Station License	BLH-20150313ABA	12/1/2019

WRTH(FM)	Caron Broadcasting, Inc.	FM Broadcast Station License	BMLH-20150504ACF	12/1/2019

WRTH(FM)	Caron Broadcasting, Inc.	STL	WMF997	12/1/2019

KAIM-FM	Salem Media of Hawaii, Inc.	FM Broadcast Station License	BLH-19990430KB	2/1/2022

KAIM-FM	Salem Media of Hawaii, Inc.	STL	WPUQ858	2/1/2022

KGU(AM)	Salem Media of Hawaii, Inc.	AM Broadcast Station License	BZ-20141121ANF	2/1/2022

KGU-FM	Salem Media of Hawaii, Inc.	FM Broadcast Station License	BLH-19970418KG	2/1/2022

KGU-FM	Salem Media of Hawaii, Inc.	Auxiliary License	BXLH-20121003ABW	2/1/2022

KGU-FM	Salem Media of Hawaii, Inc.	RPU	KQB551	2/1/2022

KGU-FM	Salem Media of Hawaii, Inc.	STL	WPNB716	2/1/2022

KGU-FM	Salem Media of Hawaii, Inc.	STL	WPNB717	2/1/2022

KHCM(AM)	Salem Media of Hawaii, Inc. (under Local Marketing Agreement, programmed by Gospel Broadcasting Chapel Hawaii)	AM Broadcast Station License	BZ-20141121ANH	2/1/2022

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
KHCM-FM	Salem Media of Hawaii, Inc.	FM Broadcast Station License	BMLH-20050719AHM	2/1/2022

KHCM-FM	Salem Media of Hawaii, Inc.	STA	BSTA-20161222AAK	7/30/2017

KHCM-FM	Salem Media of Hawaii, Inc.	STL	WAQ311	2/1/2022

KHNR(AM)	Salem Media of Hawaii, Inc.	AM Broadcast Station License	BZ-20141121ANG	2/1/2022

KHNR(AM)	Salem Media of Hawaii, Inc.	STL	WH944	2/1/2022

KHNR(AM)	Salem Media of Hawaii, Inc.	STL	WMW671	2/1/2022

KKOL-FM	Salem Media of Hawaii, Inc.	FM Broadcast Station License	BLH-920828KG	2/1/2022

KKOL-FM	Salem Media of Hawaii, Inc.	Auxiliary License	BXLH-20121003ACA	2/1/2022

KKOL-FM	Salem Media of Hawaii, Inc.	STL	WMU643	2/1/2022

KKHT-FM	Salem Media of Illinois, LLC	FM Broadcast Station License	BLH-20111020ACS	8/1/2021

KKHT-FM	Salem Media of Illinois, LLC	Auxiliary License	BXLH-2070221ACR	8/1/2021

KNTH(AM)	South Texas Broadcasting, Inc.	AM Broadcast Station License	BMML-20130205ACZ	8/1/2021

KNTH(AM)	South Texas Broadcasting, Inc.	RPU	KQB608	8/1/2021

KNTH(AM)	South Texas Broadcasting, Inc.	STL	WBB447	8/1/2021

KTEK(AM)	South Texas Broadcasting, Inc.	AM Broadcast Station License	BMML-20121206AEL	8/1/2021

KTEK(AM)	South Texas Broadcasting, Inc.	RPU	KPG223	8/1/2021

KTEK(AM)	South Texas Broadcasting, Inc.	STL	WLF360	8/1/2021

K241CM	South Texas Broadcasting, Inc.	Translator License (Primary Station - KTEK)	BLFT-20161222ABO	8/1/2021

KDIS-FM	South Texas Broadcasting, Inc.	FM Broadcast Station License	BLH-20140220ADC	6/1/2020

KDIS-FM	South Texas Broadcasting, Inc.	STL	WMF422	6/1/2020

KHTE-FM	South Texas Broadcasting, Inc. (as Programmed under Local Marketing Agreement) (Not Salem Owned)	FM Broadcast Station License	BLH-19960307KB	6/1/2020

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
KHTE-FM	South Texas Broadcasting, Inc. (as Programmed under Local Marketing Agreement) (Not Salem Owned)	Auxiliary License	BXLH-20070620ACB	6/1/2020

KKSP(FM)	South Texas Broadcasting, Inc.	FM Broadcast Station License	BPH-20151005HTG	6/1/2020

KKSP(FM)	South Texas Broadcasting, Inc.	Auxiliary License	BXLH-20070620ACG	6/1/2020

KKSP(FM)	South Texas Broadcasting, Inc.	STL	WPZI266	6/1/2020

KFSH-FM	New Inspiration Broadcasting Company, Inc.	FM Broadcast Station License	BLH-20081110ALO	12/1/2021

KKLA-FM	New Inspiration Broadcasting Company, Inc.	FM Broadcast Station License	BLH-20060829BEO	12/1/2021

KKLA-FM	New Inspiration Broadcasting Company, Inc.	Auxiliary License	BXMLH-20020516AAQ	12/1/2021

KKLA-FM	New Inspiration Broadcasting Company, Inc.	STL	WQLL709	12/1/2021

KRLA(AM)	New Inspiration Broadcasting Company, Inc.	AM Broadcast Station License	BL-20061006ADR	12/1/2021

KRLA(AM)	New Inspiration Broadcasting Company, Inc.	MDCL	20130130ALM	12/1/2021

KRLA(AM)	New Inspiration Broadcasting Company, Inc.	STL	WLP519	12/1/2021

KTIE(AM)	Caron Broadcasting, Inc.	AM Broadcast Station License	BL-20070321AEG	12/1/2021

WFIA-FM	Salem Media of Kentucky, Inc. (under Local Marketing Agreement, programmed by Word Broadcasting Network, LLC)	FM Broadcast Station License	BLH-20010430AAH	8/1/2020

WFIA-FM	Salem Media of Kentucky, Inc. (under Local Marketing Agreement, programmed by Word Broadcasting Network, LLC)	STL	WQJX476	8/1/2020

WGTK(AM)	Salem Media of Kentucky, Inc. (under Local Marketing Agreement, programmed by Word Broadcasting Network, LLC)	AM Broadcast Station License	BR-308	8/1/2020

W297BV	Caron Broadcasting, Inc. (under Local Marketing Agreement, programmed by Word Broadcasting Network, LLC)	Translator License (Primary Station - WJIE)	BLFT-20170105AGX	8/1/2020

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
WJIE(AM) (fmly WFIA)	Salem Media of Massachusetts, LLC (under Local Marketing Agreement, programmed by Word Broadcasting Network, LLC)	AM Broadcast Station License	BL-20081110AMT	8/1/2020

WHIM(AM)	Caron Broadcasting, Inc.	AM Broadcast Station License	BMML-20101229ABT	2/1/2020

WHIM(AM)	Caron Broadcasting, Inc.	MDCL	20140204ADB	2/1/2020

WHIM(AM)	Caron Broadcasting, Inc.	STA	BESTA-20161122ABE	6/1/2017

WHIM(AM)	Caron Broadcasting, Inc.	STL	WQIA553	2/1/2020

WHIM(AM)	Caron Broadcasting, Inc.	STL	WSJ66	2/1/2020

WKAT(AM)	Caron Broadcasting, Inc.	AM Broadcast Station License	BL-871123AK	2/1/2020

WKAT(AM)	Caron Broadcasting, Inc.	RPU	WHE914	2/1/2020

WKAT(AM)	Caron Broadcasting, Inc.	STL	WLD501	2/1/2020

WOCN	Caron Broadcasting, Inc. (under Local Marketing Agreement, programmed by Radio TV Miami, LLC)	AM Broadcast Station License	BML-20060711ADG	2/1/2020

WZAB(AM)	Caron Broadcasting, Inc.	AM Broadcast Station License	BMML-20101229ABS	2/1/2020

KDIZ(AM)	Common Ground Broadcasting, Inc.	AM Broadcast Station License	BZ-19980714AD	4/1/2021

KKMS(AM)	Common Ground Broadcasting, Inc.	AM Broadcast Station License	BMML-20110719ADM	4/1/2021

KYCR(AM)	Common Ground Broadcasting, Inc.	AM Broadcast Station License	BZ-20040723ARB	4/1/2021

WWTC(AM)	Salem Media of Massachusetts, LLC	AM Broadcast Station License	BMML-20100429AEG	4/1/2021

K298CO	Salem Media of Massachusetts, LLC	Translator STA (Primary Station - WWTC)	BSTA-20161228AAA	7/3/2017

WBOZ(FM)	Reach Satellite Network, Inc.	FM Broadcast Station License	BLH-970214KB	8/1/2020

WBOZ(FM)	Reach Satellite Network, Inc.	STL	WPNJ997	8/1/2020

WFFH(FM)	Caron Broadcasting, Inc.	FM Broadcast Station License	BLH-20060608ACY	8/1/2020

WFFH(FM)	Caron Broadcasting, Inc.	Auxiliary License	BXMLH-20050408AAA	8/1/2020

WFFH(FM)	Caron Broadcasting, Inc.	STL	WPXT512	8/1/2020

WFFI(FM)	Caron Broadcasting, Inc.	FM Broadcast Station License	BLH-19991116AIQ	8/1/2020

WFFI(FM)	Caron Broadcasting, Inc.	STL	WPXR325	8/1/2020

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
WMCA(AM)	Salem Media of New York, LLC	AM Broadcast Station License	BMML-20131018AIX	6/1/2022

WNYM(AM)	Salem Media of New York, LLC	AM Broadcast Station License	BZ-20120515AGO	6/1/2022

WNYM(AM)	Salem Media of New York, LLC	MDCL	20140304ADR	6/1/2022

KCRO(AM)	Salem Media of Illinois, LLC	AM Broadcast Station License	BZ-20120508ADX	6/1/2021

KCRO(AM)	Salem Media of Illinois, LLC	STL	WLJ382	6/1/2021

K293CJ	Salem Media of Illinois, LLC	Translator License (Primary Station - KCRO)	BMPFT-20160928ACR	6/1/2021

KGBI-FM	Pennsylvania Media Associates, Inc.	FM Broadcast Station License	BMLH-20100625ABK	6/1/2021

KGBI-FM	Pennsylvania Media Associates, Inc.	Auxiliary License	BXLH-20090311AAS	6/1/2021

KOTK(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BR-20050201BGV	6/1/2021

K233CO	Salem Media of Illinois, LLC	Translator License (Primary Station - KOTK)	BLFT-20161107ABH	6/1/2021

WBZW(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BZ-20100714ACX	2/1/2020

WBZW(AM)	Pennsylvania Media Associates, Inc.	RPU	KC23705	2/1/2020

WBZW(AM)	Pennsylvania Media Associates, Inc.	STL	WLL730	2/1/2020

WDYZ(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BL-20070413AHC	2/1/2020

WORL(AM)	Salem Media of Illinois, LLC	AM Broadcast Station License	BL-20140416ABR	2/1/2020

WORL(AM)	Salem Media of Illinois, LLC	PTA	BL-20140416ABR	2/1/2020

W288CJ	Pennsylvania Media Associates, Inc.	Translator License (Primary Station - WORL)	BLFT-20161214ABA	2/1/2020

WTLN(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BZ-20090225ADM	2/1/2020

WTLN(AM)	Pennsylvania Media Associates, Inc.	STA	BESTA-20170214AAR	9/14/2017

WTLN(AM)	Pennsylvania Media Associates, Inc.	STL	WLO858	2/1/2020

WTLN(AM)	Pennsylvania Media Associates, Inc.	STL	WPXV755	2/1/2020

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
W235CJ	Pennsylvania Media Associates, Inc.	Translator License (Primary Station - WTLN)	BLFT-20150722ABM	2/1/2020

W235CR	Pennsylvania Media Associates, Inc.	Translator License (Primary Station - WTLN)	BLFT-20071226AAN	2/1/2020

KDAR(FM)	New Inspiration Broadcasting Company, Inc.	FM Broadcast Station License	BLH-970528KA	12/1/2021

KDAR(FM)	New Inspiration Broadcasting Company, Inc.	Auxiliary License	BXLH-20021030ABI	12/1/2021

KDAR-FM1	New Inspiration Broadcasting Company, Inc.	Booster	BLFTB-20080422AAU	12/1/2021

KDAR(FM)	New Inspiration Broadcasting Company, Inc.	STL	WLJ754	12/1/2021

KDAR(FM)	New Inspiration Broadcasting Company, Inc.	STL	WQEN963	12/1/2021

WFIL(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BL-980715AC	8/1/2022

WNTP(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BL-20070626ASI	8/1/2022

WNTP(AM)	Pennsylvania Media Associates, Inc.	MDCL	20120806ACF	8/1/2022

KKNT(AM)	Common Ground Broadcasting, Inc.	AM Broadcast Station License	BZ-19990603DC	10/1/2021

KKNT(AM)	Common Ground Broadcasting, Inc.	STL	WPNG425	10/1/2021

KKNT(AM)	Common Ground Broadcasting, Inc.	STL	WPNM797	10/1/2021

KPXQ(AM)	Common Ground Broadcasting, Inc.	AM Broadcast Station License	BMML-20110811ACJ	10/1/2021

KPXQ(AM)	Common Ground Broadcasting, Inc.	MDCL	20130130ALL	10/1/2021

KPXQ(AM)	Common Ground Broadcasting, Inc.	STL	WPOT267	10/1/2021

KXXT(AM)	Common Ground Broadcasting, Inc.	AM Broadcast Station License	BL-20000815ACV	10/1/2021

KXXT(AM)	Common Ground Broadcasting, Inc.	STL	WPJC868	10/1/2021

WORD-FM	Pennsylvania Media Associates, Inc.	FM Broadcast Station License	BLH-20141022ABC	8/1/2022

WORD-FM	Pennsylvania Media Associates, Inc.	Auxiliary License	BXLH-20141022ABD	8/1/2022

WORD-FM	Pennsylvania Media Associates, Inc.	STL	WPRR597	8/1/2022

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
WPGP(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BZ-20120604AGL	8/1/2022

WPGP(AM)	Pennsylvania Media Associates, Inc.	STL	WQXC203	8/1/2022

WPIT(AM)	Pennsylvania Media Associates, Inc.	AM Broadcast Station License	BL-20141022ABS	8/1/2022

WPIT(AM)	Pennsylvania Media Associates, Inc.	STL	WPWH530	8/1/2022

W243BW	Pennsylvania Media Associates, Inc.	Translator License (Primary Station - WPIT)	BLFT-20080804AAF	6/1/2022

W243BW	Pennsylvania Media Associates, Inc.	Translator STA (Primary Station - WPIT)	BLESTA-20161221ABL	5/1/2017

KDZR(AM)	Salem Media of Oregon, Inc.	AM Broadcast Station License	BZ-2004031ACL	2/1/2022

KFIS(AM)	Caron Broadcasting, Inc.	FM Broadcast Station License	BLH-20020306AAK	2/1/2022

KFIS(AM)	Caron Broadcasting, Inc.	Auxiliary License	BXLH-20040908AAQ	2/1/2022

KPDQ(AM)	Salem Media of Oregon, Inc.	AM Broadcast Station License	BL-19990309DF	2/1/2022

KPDQ(AM)	Salem Media of Oregon, Inc.	STL	WLG903	2/1/2022

KPDQ-FM	Salem Media of Oregon, Inc.	FM Broadcast Station License	BPH-20040824ABG	2/1/2022

KPDQ-FM	Salem Media of Oregon, Inc.	Auxiliary License	BXLH-20140923AHU	2/1/2022

KRYP(FM)	Salem Media of Oregon, Inc.	FM Broadcast Station License	BLH-20060208AMG	2/1/2022

KRYP(FM)	Salem Media of Oregon, Inc.	Auxiliary License	BXLH-20150526ACQ	2/1/2022

KFIA(AM)	New Inspiration Broadcasting Company, Inc.	AM Broadcast Station License	BL-19961015AC	12/1/2021

KFIA(AM)	New Inspiration Broadcasting Company, Inc.	MDCL	20140520ANQ	12/1/2021

KFIA(AM)	New Inspiration Broadcasting Company, Inc.	STL	WPWW902	12/1/2021

K245AR	New Inspiration Broadcasting Company, Inc.	Translator License (Primary Station - KFIA)	BLFT-20070824AGX	12/1/2021

KKFS(FM)	New Inspiration Broadcasting Company, Inc.	FM Broadcast Station License	BRH-20130801AQJ	12/1/2021

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
KKFS(FM)	New Inspiration Broadcasting Company, Inc.	STL	WQFQ243	12/1/2021

KSAC-FM	Caron Broadcasting, Inc.	FM Broadcast Station License	BLH-19961113KA	12/1/2021

KSAC-FM	Caron Broadcasting, Inc.	STL	WPWH697	12/1/2021

KSAC-FM	Caron Broadcasting, Inc.	STL	WPWH747	12/1/2021

KTKZ(AM)	New Inspiration Broadcasting Company, Inc.	AM Broadcast Station License	BZ-20140729ADK	12/1/2021

KTKZ(AM)	New Inspiration Broadcasting Company, Inc.	STL	WPRX887	12/1/2021

KTKZ(AM)	New Inspiration Broadcasting Company, Inc.	STL	WPWH347	12/1/2021

KLUP(AM)	South Texas Broadcasting, Inc.	AM Broadcast Station License	BL-20130705ABA	8/1/2021

KLUP(AM)	South Texas Broadcasting, Inc.	RUP	KPM473	8/1/2021

KLUP(AM)	South Texas Broadcasting, Inc.	STL	WMG488	8/1/2021

KRDY(AM)	South Texas Broadcasting, Inc.	AM Broadcast Station License	BZ-20070404AAF	8/1/2021

KSLR(AM)	Salem Media of Texas, Inc.	AM Broadcast Station License	BR-20130401ANR	8/1/2021

KSLR(AM)	Salem Media of Texas, Inc.	RPU	WPMZ613	8/1/2021

KSLR(AM)	Salem Media of Texas, Inc.	RPU	WQDM593	8/1/2021

KSLR(AM)	Salem Media of Texas, Inc.	STA	BSTA-20170103ABA	7/11/2017

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
KSLR(AM)	Salem Media of Texas, Inc.	STL	WHY765	8/1/2021

KSLR(AM)	Salem Media of Texas, Inc.	STL	WPOV530	8/1/2021

KCBQ(AM)	New Inspiration Broadcasting Company, Inc.	AM Broadcast Station License	BML-20091030AIG	12/1/2021

KCBQ(AM)	New Inspiration Broadcasting Company, Inc.	MDCL	20130130ALI	12/1/2021

KPRZ(AM)	New Inspiration Broadcasting Company, Inc.	AM Broadcast Station License	BML-20090116ACV	12/1/2021

KPRZ(AM)	New Inspiration Broadcasting Company, Inc.	MDCL	BML-20090116ACV	12/1/2021

KPRZ(AM)	New Inspiration Broadcasting Company, Inc.	STL	WPNN711	12/1/2021

KDOW(AM)	SCA-Palo Alto, LLC	AM Broadcast Station License	BR-20130801ATY	12/1/2021

KFAX(AM)	New Inspiration Broadcasting Company, Inc.	AM Broadcast Station License	BMML-20100409ACF	12/1/2021

KFAX(AM)	New Inspiration Broadcasting Company, Inc.	MDCL	20130130ALJ	12/1/2021

KTRB(AM)	New Inspiration BroadcastingCompany, Inc. (as Programmer under Local Marketing Agreement) (Not Salem Owned)	AM Broadcast Station License	BL-20100408ACQ	12/1/2021

KTRB(AM)	New Inspiration BroadcastingCompany, Inc. (as Programmer under Local Marketing Agreement) (Not Salem Owned)	STA	BESTA-20161221ABK	7/19/2017

KGNW(AM)	Inspiration Media, Inc.	AM Broadcast Station License	BZ-20040212ADU	2/1/2022

KGNW(AM)	Inspiration Media, Inc.	STA	BLSTA-20170124ABW	2/1/2022

KGNW(AM)	Inspiration Media, Inc.	MDCL	20130130ALK	2/1/2022

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
KGNW(AM)	Inspiration Media, Inc.	STL	WLJ573	2/1/2022

K281CQ	Inspiration Media, Inc.	Translator License (Primary Station - KGNW)	BLFT-20070410AAW	2/1/2022

KKOL(AM)	Inspiration Media, Inc.	AM Broadcast Station License	BML-20090410AWK	2/1/2022

KKOL(AM)	Inspiration Media, Inc.	MDCL	20120806ACE	2/1/2022

KKOL(AM)	Inspiration Media, Inc.	STA	BESTA-20161013AAX	5/15/2017

KLFE(AM)	Inspiration Media, Inc.	AM Broadcast Station License	BMML-20150825ABC	2/1/2022

KLFE(AM)	Inspiration Media, Inc.	STL	WHY250	2/1/2022

KNTS(AM)	Inspiration Media, Inc.	AM Broadcast Station License	BZ-20150825ABD	2/1/2022

KXFN(AM)	Caron Broadcasting, Inc.	AM Broadcast Station License	BZ-20021008ACD	2/1/2021

KXFN(AM)	Caron Broadcasting, Inc.	RPU	WHE804	2/1/2021

KXFN(AM)	Caron Broadcasting, Inc.	STL	WDT831	2/1/2021

WSDZ(AM)	Caron Broadcasting, Inc.	AM Broadcast Station License	BL-20020909ABQ	12/1/2020

WGUL(AM)	Caron Broadcasting, Inc.	AM Broadcast Station License	BZ-20061027AHP	2/1/2020

WLCC(AM)	South Texas Broadcasting, Inc.	AM Broadcast Station License	BL-20040429ABP	2/1/2020

WTBN(AM)	Common Ground Broadcasting, Inc.	AM Broadcast Station License	BML-20100506AGM	2/1/2020

WTBN(AM)	Common Ground Broadcasting, Inc.	STA	BESTA-20170105AGJ	8/13/2017

WTWD(AM)	South Texas Broadcasting, Inc.	AM Broadcast Station License	BZ-20010904ABN	2/1/2020

W271CY	South Texas Broadcasting, Inc.	Translator License (Primary Station - WTWD)	BLFT-20170413AAM	2/1/2020

WWMI(AM)	South Texas Broadcasting, Inc.	AM Broadcast Station License	BMML-20120815ABU	2/1/2020

WLSS(AM)	Caron Broadcasting, Inc.	AM Broadcast Station License	BL-20040716ACI	2/1/2020

W229BR	Caron Broadcasting, Inc.	Translator License (Primary Station - WLSS)	BLFT-20161025ABF	2/1/2020

W276CR	Caron Broadcasting, Inc.	Translator License (Primary Station - WLSS)	BLFT-20160115ABW	2/1/2020

Call Sign	Licensee Name	Type of FCC License or Authorization	FCC License No.	Date of Expiration
WAVA-FM	Salem Media of Virginia, Inc.	FM Broadcast Station License	BLH-20070426ACO	10/1/2019

WAVA-FM	Salem Media of Virginia, Inc.	Auxiliary License	BXLH-20090313ACB	10/1/2019

WAVA(AM) (daytime only)	Salem Media of Virginia, Inc.	AM Broadcast Station License	BZ-20110715AEI	10/1/2019

WAVA(AM) (daytime only)	Salem Media of Virginia, Inc.	Auxiliary License	BXL-20140519AIF	10/1/2019

WRCW(AM)	Salem Media of Virginia, Inc.	AM Broadcast Station License	BMML-20120221ADT	10/1/2019

WWRC(AM)	Salem Media of Virginia, Inc.	AM Broadcast Station License	BZ-20151222BQR	10/1/2019

WWRC(AM)	Salem Media of Virginia, Inc.	Aux. CP	BMXP-20140715AAU	10/30/2017

WWRC(AM)	Salem Media of Virginia, Inc.	MDCL	20130410ABY	10/1/2019

Schedule 4.28

Sharing Arrangements

1.	Time Brokerage and Program Services Agreement dated as of October 9, 2015 by and between Caron Broadcasting, Inc. and Radio TV Miami, LLC.

2.	Time Brokerage and Program Services Agreement dated as of November 3, 2016 by and between Salem Media of Massachusetts, LLC, Salem Media of Kentucky, Inc. and World Broadcasting Network, Inc.

3.	Time Brokerage and Program Services Agreement dated as of December 9, 2014 by and between Salem Media of Hawaii, Inc. and Gospel Broadcasting Chapel Hawaii, as amended by First Amendment to Time Brokerage Agreement dated as of January 13, 2017.

4.	Time Brokerage and Program Services Agreement dated as of March 27, 2015 by and between Crain Media Group, LLC and South Texas Broadcasting, Inc., as amended by First Amendment to Time Brokerage Agreement dated as of October 1, 2015.

5.	Local Marketing Agreement dated as of December 15, 2016 by and between East Bay Broadcasting, LLC and New Inspiration Broadcasting Company, Inc.

Schedule 5.1

Financial Statements, Reports, Certificates

See attached.

Schedule 5.1

Deliver to Agent each of the financial statements, reports, or other items set forth below at the following times in form reasonably satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month during each of Parent’s fiscal years,

(a) an unaudited consolidated balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Parent, and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management,

(b) a Compliance Certificate, together with the underlying calculations, if a Covenant Testing Period is in effect or if such month is the end of one of Parent’s fiscal quarters, to arrive at EBITDA and Fixed Charge Coverage Ratio.

as soon as available, but in any event within 45 days after the end of each month that is the last month of one of Parent’s fiscal quarters during each of Parent’s fiscal years,	(c) an unaudited statement of cash flow and statement of shareholder’s equity covering Parent, and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management.

as soon as available, but in any event within 90 days after the end of Parent’s fiscal years,

(d) consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by a Big Four or other independent certified public accountants reasonably acceptable to Agent (it being agreed that Crowe Horwath is acceptable to Agent) and certified, without any qualifications (including any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management, it being agreed and understood that the information required by this clause may be furnished in the form of a Form 10K filed in accordance with the requirements of the SEC), and

(e) a Compliance Certificate, together with the underlying calculations to arrive at EBITDA and Fixed Charge Coverage Ratio.

as soon as available, but in any event within 30 days after the start of Parent’s fiscal years,	(f) copies of Parent and its Subsidiaries’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming three years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby.

Promptly after filing by Parent

(g) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(h) any other filings made by Parent with the SEC, and

(i) any other information that is provided by Parent to its shareholders generally.

promptly, but in any event within 5 days after any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent or any of its Subsidiaries,	(k) notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

promptly following request of Agent,	(l) any other information reasonably requested relating to the financial condition of Parent and its Subsidiaries.

promptly following their submission with the FCC or any other Federal, state, or local Governmental Authority,	(m) copies of any and all periodic or special reports filed by the Parent or any of its Subsidiaries, if such reports are publicly available and indicate a material adverse change in the business, operations, or financial condition of Parent and its Subsidiaries, taken as a whole.

promptly and in any event within 5 Business Days after the receipt by Parent or its Subsidiaries or the occurrence of	(n) any lapse, termination, or relinquishment of any material Broadcast License or any other material License held by Parent or any of its Subsidiaries, or any denial by the FCC or other Governmental Authority of any application to renew or extend such material Broadcast License for the usual period thereof.

Schedule 5.2

Collateral Reporting

See attached.

Schedule 5.2

Provide Agent with each of the documents set forth below at the following times in form reasonably satisfactory to Agent:

If (x) no Increased Reporting Period is in effect, monthly (no later than the 10th day of each month), or (y) an Increased Reporting Period is in effect, weekly (no later than Wednesday of each week, commencing with the first such day to occur during any Increased Reporting Period),

(a) an executed Borrowing Base Certificate,

(b) a detailed aging, by total, of each Borrower’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted,

(c) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers’ general ledger

(d) a detailed calculation of those Accounts that are not eligible for the Borrowing Base,

(e) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower’s Accounts,

(f) a summary aging, by vendor, of each Loan Party’s accounts payable and any book overdraft and an aging, by vendor, of any held checks, and

(g) a detailed report regarding each Loan Party’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash.

Monthly (no later than the 30th day of each month),	(h) a reconciliation of Accounts and accounts payable of Borrowers’ general ledger to its monthly financial statements, including any book reserves related to each category.

Quarterly (no later than the 45th day after the end of each fiscal quarter),

(i) a report regarding each Loan Party’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes,

(j) a report detailing all intercompany amounts due between or among any Loan Parties and/or any of their Subsidiaries, and

(k) a Perfection Certificate or a supplement to the Perfection Certificate.

Annually (no later than 90 days after the end of each fiscal year),	(l) a detailed list of each Loan Party’s and its Subsidiaries’ customers, with contact information.

Upon request by Agent,	(m) such other reports as to the Collateral of any Loan Party and its Subsidiaries, as Agent may reasonably request.